Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

among

BED BATH & BEYOND, INC.
as Purchaser Parent,

BEYOND HOME SERVICES, LLC
as Purchaser,

F9 MERGER SUB 1, INC.
as Merger Sub 1,

F9 MERGER SUB 2, LLC
as Merger Sub 2,

F9 BRANDS, INC.
as the Company,

F9 INVESTMENTS, LLC
as Seller and

TOM SULLIVAN
solely for the purposes of Sections 3.6, 3.7, 3.8 and 5.1

Dated as of July 23, 2026

TABLE OF CONTENTS

ARTICLE I The Mergers		2

1.1	Incorporation of Recitals	2
1.2	The Mergers	2
1.3	Closing; Effective Times	2
1.4	Effects of the Mergers	3
1.5	Organizational Documents; Directors and Officers	4
1.6	Conversion of Shares	5
1.7	Merger Consideration	6
1.8	Payments at the Closing	6
1.9	Withholding.	7
1.10	Determination of Final Transaction Expenses; Post-Closing Payments	7
1.11	Closing Deliveries	8
1.12	Company Group Earnout	11

ARTICLE II Representations and Warranties		13

2.1	Representations and Warranties of Purchaser Parent, Purchaser, Merger Sub 1 and Merger Sub 2	13
2.2	Representations and Warranties of Seller	15

ARTICLE III Covenants		46

3.1	Covenants Relating to Conduct of Business	46
3.2	No Solicitation	49
3.3	Access to Information	50
3.4	Reasonable Efforts	50
3.5	Post-Closing Agreements	51
3.6	Covenant Not to Compete	52
3.7	Disclosure of Confidential Information	53
3.8	Injunctive Relief	54
3.9	Tax Matters	54
3.10	Seller Release	56
3.11	Company Group Financial Statements	56
3.12	Employee Plans	57
3.13	Legends	57
3.14	Private Placement	57

i

3.15	Data Room	58
3.16	Title to Transferred Real Estate	58

ARTICLE IV Conditions to Closing		58

4.1	Mutual Conditions to Closing	58
4.2	Seller’s Conditions to Closing	58
4.3	Purchaser’s Conditions to Closing	59

ARTICLE V Indemnification		60

5.1	Indemnification Obligations of Seller	60
5.2	Indemnification Obligations of Purchaser Parent, Purchaser, Merger Sub 1 and Merger Sub 2	61
5.3	Limitations on Indemnification Obligations	61
5.4	Third Party Claims	62
5.5	Determination of Damages	64
5.6	Mitigation	64
5.7	Indemnification Payments as an Adjustment to Merger Consideration	64

ARTICLE VI Termination		65

6.1	Termination	65
6.2	Effect of Termination	66

ARTICLE VII Miscellaneous		66

7.1	Publicity	66
7.2	Notices	66
7.3	Fees and Expenses	67
7.4	Entire Agreement	67
7.5	Survival; Non-Waiver	68
7.6	Applicable Law; Jurisdiction	68
7.7	WAIVER OF TRIAL BY JURY	68
7.8	Binding Effect	69
7.9	Assignment	69
7.10	Amendments	69
7.11	Governmental Reporting	69
7.12	Enforcement; Remedies	69
7.13	Severability	69
7.14	Counterparts; Electronic Signatures	70

ii

7.15	Interpretation	70
7.16	Definitions	71

Exhibits

Exhibit A – Form of Registration Rights and Lock-Up Agreement
Exhibit B – Form of Promissory Note
Exhibit C – Employment Agreement
Exhibit D – Post-Closing Cooperation Agreement
Exhibit E – Form of Subscription Agreement

Schedules

Purchaser’s Disclosure Schedules
Seller’s Disclosure Schedules

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of July 23, 2026, by and among Bed Bath & Beyond, Inc., a Delaware corporation (“Purchaser Parent”), Beyond Home Services, LLC, a Delaware limited liability company (“Purchaser”), F9 Merger Sub 1, Inc., a Delaware corporation (“Merger Sub 1”), F9 Merger Sub 2, LLC, a Delaware limited liability company (“Merger Sub 2”), F9 Investments, LLC, a Florida limited liability company (“Seller”), F9 Brands, Inc., a Delaware corporation (the “Company”), and, solely for the purposes of Sections 3.6, 3.7, 3.8 and 5.1, Tom Sullivan (“Sullivan”), the indirect owner of Seller. Each of Seller, Purchaser Parent, Purchaser, Merger Sub 1, Merger Sub 2 and the Company may be referred to herein individually as a “Party” or collectively as the “Parties”.

R E C I T A L S

WHEREAS, as of the date hereof, (i) Seller owns all of the issued and outstanding shares of capital stock of the Company (the “Company Shares”)  and (ii) the Company owns all of the issued and outstanding shares of capital stock of OpCo (the “OpCo Shares” and, together with the Company Shares, the “Shares”).

WHEREAS, Merger Sub 1 is a Delaware corporation and a direct wholly owned Subsidiary of Purchaser formed solely for the purpose of effectuating the First Merger, and Purchaser and the Company intend to effect a merger of Merger Sub 1 with and into the Company (the “First Merger”) in accordance with the terms and subject to the conditions of this Agreement and the DGCL. Upon consummation of the First Merger, Merger Sub 1 will cease to exist and the Company will become a wholly owned Subsidiary of Purchaser.

WHEREAS, Merger Sub 2 is a Delaware limited liability company and a direct wholly owned Subsidiary of Purchaser formed solely for the purpose of effectuating the Second Merger.

WHEREAS, following the First Merger and as part of the same overall transaction as the First Merger, the Company will merge with and into Merger Sub 2  (the “Second Merger” and, together with the First Merger, the “Mergers”) in accordance with the terms and subject to the conditions of this Agreement, the DGCL and the DLLCA, with Merger Sub 2 being the surviving entity of the Second Merger (the “Acquisition”).

WHEREAS, the Parties intend that the First Merger and the Second Merger, taken together will constitute an integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” under Section 368(a)(1)(A) of the Code, and by executing this Agreement, the Parties intend to adopt this Agreement as a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

WHEREAS, the respective boards of directors, managers or other relevant governing authority of each of Purchaser Parent, Purchaser, Merger Sub 1, Merger Sub 2, Seller and the Company have approved this Agreement and determined that it is advisable and in the best interests of their respective stockholders or members, as applicable, to effectuate the Mergers, with Merger Sub 2 surviving the Mergers as a wholly owned Subsidiary of Purchaser, upon the terms and subject to the conditions set forth in this Agreement.

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to the willingness of each of Purchaser Parent, Purchaser, Merger Sub 1 and Merger Sub 2 to enter into this Agreement, the Company is delivering to Purchaser Parent and Purchaser the irrevocable written consent of the sole stockholder of the Company approving and adopting this Agreement, Seller’s Ancillary Documents, and the Mergers, in accordance with the DGCL and the Company’s Organizational Documents, evidencing that stockholder approval has been obtained (the “Stockholder Written Consent”), which shall be effective immediately following the due execution and delivery of this Agreement by the Parties.

WHEREAS, concurrently with the execution of this Agreement and as a condition and inducement to the willingness of each of Purchaser Parent and Purchaser to enter into this Agreement (i)  Seller has executed and delivered to Purchaser a Post-Closing Cooperation Agreement in the form attached hereto as Exhibit D, and (iii) each of the Reinvesting Employees has executed and delivered to Purchaser Parent a Subscription Agreement in the form attached hereto as Exhibit E, in each case, executed as of the date hereof but effective as of the Closing Date.

WHEREAS, certain terms used in this Agreement are defined in Section 7.16.

A G R E E M E N T S

NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
The Mergers

1.1          Incorporation of Recitals.  The Recitals set forth above are incorporated in and made part of this Agreement.

1.2         The Mergers.  On the terms and subject to the conditions set forth in this Agreement, at the First Merger Effective Time, Merger Sub 1 shall be merged with and into the Company in accordance with Section 251 of the DGCL, and the separate existence of Merger Sub 1 shall cease. As a result of the First Merger, the Company will continue as the surviving corporation in the First Merger (the “First Step Surviving Corporation”). Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the DLLCA, at the Second Merger Effective Time, the First Step Surviving Corporation shall be merged with and into Merger Sub 2, and the separate existence of the First Step Surviving Corporation shall cease. As a result of the Second Merger, Merger Sub 2 will continue as the surviving entity in the Second Merger (the “Surviving Entity”).

1.3         Closing; Effective Times.

(a)      The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place by electronic transmission of signatures and documents, at 10:00 a.m. (Eastern Time) on the third Business Day following full satisfaction or waiver of all of the closing conditions set forth in ARTICLE IV hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of those conditions), or on such other date as is mutually agreeable to Purchaser and the Company. The date on which the Closing occurs in accordance with the preceding sentence is referred to in this Agreement as the “Closing Date.”

(b)          First Merger. Concurrently with the Closing, the Parties shall cause the First Merger to be consummated by filing a certificate of merger (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL. The First Merger shall become effective at such time as the First Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such other later date and time as Purchaser and the Company shall agree and specify in the First Certificate of Merger (the date and time the First Merger becomes effective being the “First Merger Effective Time”). As a result of the First Merger, the First Step Surviving Corporation will become a wholly owned Subsidiary of Purchaser.

(c)         Second Merger. On the Closing Date and as promptly as practicable following the First Merger Effective Time, the Parties shall cause the Second Merger to be consummated by filing a certificate of merger (the “Second Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the DGCL and the DLLCA, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and DLLCA. The Second Merger shall become effective at such time as the Second Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such other later date and time as Purchaser and the Company shall agree and specify in the Second Certificate of Merger (the date and time the Second Merger becomes effective being the “Second Merger Effective Time”).

1.4         Effects of the Mergers.

(a)         First Merger. The First Merger shall have the effects set forth in Section 251 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the First Merger Effective Time: (i) all the rights, privileges, powers and franchises of the Company and Merger Sub 1 shall vest in the First Step Surviving Corporation; (ii) all debts, liabilities, obligations and duties of the Company and Merger Sub 1 shall become the debts, liabilities, obligations and duties of the First Step Surviving Corporation; and (iii) all the property, real, personal and mixed, and all debts due to the Company and Merger Sub 1, as well as all other things and causes of action belonging to each of the Company and Merger Sub 1, shall vest in the First Step Surviving Corporation, all as provided under the DGCL.

(b)         Second Merger. The Second Merger shall have the effects set forth in Section 264 of the DGCL and in the DLLCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Second Merger Effective Time: (i) all the rights, privileges, powers and franchises of the First Step Surviving Corporation and Merger Sub 2 shall vest in the Surviving Entity; (ii) all debts, liabilities, obligations and duties of the First Step Surviving Corporation and Merger Sub 2 shall become the debts, liabilities, obligations and duties of the Surviving Entity; and (iii) all the property, real, personal and mixed, and all debts due to the First Step Surviving Corporation and Merger Sub 2, as well as all other things and causes of action belonging to each of the First Step Surviving Corporation and Merger Sub 2, shall vest in the Surviving Entity, all as provided under the DGCL and the DLLCA.

1.5         Organizational Documents; Directors and Officers.

(a)          First Merger.

(i)          At the First Merger Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the First Merger Effective Time shall, by virtue of the First Merger, be the certificate of incorporation of the First Step Surviving Corporation unless and until thereafter altered, amended or repealed in accordance with the provisions thereof and applicable Law.

(ii)          At the First Merger Effective Time, the bylaws of Company as in effect immediately prior to the First Merger Effective Time shall, by virtue of the First Merger, be amended and restated in their entirety to read as the bylaws of the Merger Sub 1, as in effect immediately prior to the First Merger Effective Time, and as so amended and restated, shall thereafter be the bylaws of the First Step Surviving Corporation (except that references to the name of Merger Sub 1 shall be replaced by references to the name of the First Step Surviving Corporation), unless and until thereafter altered, amended or repealed in accordance with the provisions thereof, the certificate of incorporation of the First Step Surviving Corporation and applicable Law.

(iii)          Subject to applicable Law, the board of directors of the First Step Surviving Corporation effective as of, and immediately following, the First Merger Effective Time shall consist of the members of the board of directors of Merger Sub 1 as of immediately prior to the First Merger Effective Time, each to hold office in accordance with the applicable provisions of the certificate of incorporation and the bylaws of the First Step Surviving Corporation until their respective successors are duly elected or until their earlier death, resignation or removal.

(iv)          At the First Merger Effective Time, the officers of Merger Sub 1 as of immediately prior to the First Merger Effective Time shall be the officers of the First Step Surviving Corporation, each to hold office in accordance with the applicable provisions of the certificate of incorporation and the bylaws of the First Step Surviving Corporation until their respective successors are duly appointed or until their earlier death, resignation or removal.

(b)          Second Merger.

(i)          At the Second Merger Effective Time, the certificate of formation of Merger Sub 2 as in effect immediately prior to the Second Merger Effective Time shall be the certificate of formation of the Surviving Entity, except that the references to the name of Merger Sub 2 shall be replaced with references to the name of the Surviving Entity, “F9 Brands, LLC”, unless and until thereafter altered, amended or repealed in accordance with the provisions thereof and applicable Law, and

(ii)          At the Second Merger Effective Time, the limited liability company agreement of Merger Sub 2 as in effect immediately prior to the Second Merger Effective Time shall be the limited liability company agreement of the Surviving Entity, except that the references to the name of Merger Sub 2 shall be replaced with references to the name of the Surviving Entity, “F9 Brands, LLC”, unless and until thereafter altered, amended or repealed in accordance with the provisions thereof and applicable Law.

(iii)          At the Second Merger Effective Time, the officers of Merger Sub 2 immediately prior to the Second Merger Effective Time shall be the officers of the Surviving Entity, each to hold office in accordance with the certificate of formation  and limited liability company agreement of the Surviving Entity until their respective successors are duly appointed or until their earlier death, resignation or removal.

1.6         Conversion of Shares.

(a)         At the First Merger Effective Time, by virtue of the First Merger and without any further action on the part of Purchaser Parent, Purchaser, Merger Sub 1, the Company or any stockholder of the Company:

(i)          The Company Shares issued and outstanding immediately prior to the First Merger Effective Time shall automatically be converted into the right for Seller to receive the Merger Consideration, less any required Tax withholdings as provided in Section 1.9, and all of the Shares shall cease to be outstanding and shall cease to exist and shall be cancelled and Seller shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, in accordance with the terms of this Agreement, without interest thereon, subject to Section 1.9.

(ii)          Each share of common stock of Merger Sub 1 issued and outstanding immediately prior to the First Merger Effective Time shall be automatically converted into and exchanged for one share of common stock of the First Step Surviving Corporation and shall constitute the only issued or outstanding shares of capital stock of the First Step Surviving Corporation.

(b)         At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of Purchaser Parent, Purchaser, the First Step Surviving Corporation, Merger Sub 2 or their respective stockholders or members, as applicable, each share of common stock of the First Step Surviving Corporation issued and outstanding immediately prior to the Second Merger Effective Time shall automatically be cancelled and retired and cease to exist, and no consideration shall be delivered in exchange therefor, and the limited liability company interests of Merger Sub 2 shall be unaffected by the Second Merger and shall remain outstanding as limited liability company interests of the Surviving Entity with no adjustment thereto or consideration paid in respect thereof.

(c)         As of the First Merger Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers on the records of the Company of the Company Shares that were outstanding immediately prior to the First Merger Effective Time. The Merger Consideration received in accordance with the terms of this ARTICLE I shall be deemed to have been received in full satisfaction of all rights pertaining to the Company Shares. From and after the First Merger Effective Time, the holders of Company Shares outstanding immediately prior to the First Merger Effective Time shall cease to have any rights with respect to such Company Shares except as otherwise provided for in this Agreement.

1.7         Merger Consideration.  The aggregate consideration to be paid in exchange for the Company Shares shall be equal to:

(a)          the Cash Purchase Price;

(b)          the Equity Purchase Price;

(c)          the Transferred Real Estate;

(d)          the Promissory Note; and

(e)          the Earnout Consideration.

For purposes of this Agreement, “Merger Consideration” shall mean, collectively, the Cash Purchase Price, the Equity Purchase Price, the Transferred Real Estate, the Promissory Note and the Earnout Consideration; provided, that the Parties agree that the Transferred Real Estate shall be deemed delivered to Seller as of the Closing Date, notwithstanding the date on which title transfer occurs in accordance with Section 3.18.

1.8         Payments at the Closing.

(a)         As part of the Acquisition and contemporaneously with the Closing, Purchaser shall pay (or cause to be paid), in full, on behalf of the Company Group, all of the Transaction Expenses, by wire transfer of immediately available funds to the account(s) designated by each Person to whom such Transaction Expenses are to be paid, as set forth in the invoices provided to Purchaser by Seller with respect thereto no less than seven days prior to the Closing and set forth in the Estimated Transaction Expenses Certificate (such amount being the “Estimated Transaction Expenses”).

(b)         As part of the Acquisition and contemporaneously with the Closing, Purchaser Parent shall instruct its transfer agent to issue the Equity Purchase Price to Seller.

(c)          As part of the Acquisition and contemporaneously with the Closing, Purchaser shall pay to Seller an amount equal to the Cash Purchase Price minus the Estimated Transaction Expenses.

1.9        Withholding.  Purchaser Parent, Purchaser and their respective Affiliates and, effective upon the Closing, the Company Group and its Subsidiaries, and any of their agents, and the Company Group, as the case may be, shall be entitled to deduct and withhold from the Cash Purchase Price or any other payment otherwise payable pursuant to this Agreement such amounts that Purchaser Parent, Purchaser or the Company Group, as the case may be, is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or any provision of applicable Law. To the extent that amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to such holder of Shares in respect of which such deduction and withholding was made by Purchaser or the Company Group. For the avoidance of doubt, the Parties agree that Purchaser Parent, Purchaser and the Company will offset against the Promissory Note any and all Transaction Expenses arising from the transactions contemplated by the Subscription Agreement and not otherwise paid pursuant to Section 1.8(a).

1.10       Determination of Final Transaction Expenses; Post-Closing Payments.

(a)         Not later than 30 days following the Closing Date, Purchaser shall deliver or cause to be delivered to Seller a statement (the “Closing Statement”) setting forth Purchaser’s calculation of the Transaction Expenses as of the Closing Date and the Aggregate Subscription Amount, which shall set forth in reasonable detail its calculations, as of the Closing, prepared in good faith and in accordance with the Accounting Principles and the definitions set forth in this Agreement.

(b)        The Closing Statement, and all of the individual elements thereof, shall be determined in accordance with the Accounting Principles and the definitions set forth in this Agreement. For the avoidance of doubt, no individual element may be included more than once in the calculation of the Transaction Expenses and the Aggregate Subscription Amount. Purchaser shall cause to be made available to Seller and Seller’s accountants, upon Seller’s request, any work papers, documents and records (or portions or excerpts thereof) of the Company Group utilized by Purchaser in the preparation of the Closing Statement that are reasonably necessary for Seller to perform its review of Purchaser’s computation of the Transaction Expenses and the Aggregate Subscription Amount, subject to execution of customary access letters.

(c)         Seller shall have seven days (the “Dispute Period”) following receipt of the Closing Statement from Purchaser to dispute that any of the elements of or amounts reflected on the Closing Statement (a “Dispute”) were not calculated in accordance with this Agreement. If Seller does not give written notice to Purchaser of a Dispute within the Dispute Period in accordance with this Section 1.10(c) (a “Dispute Notice”), the Closing Statement shall be deemed to have been accepted and agreed to by Seller in the form in which such Closing Statement is delivered by Purchaser and shall be final and binding upon the Parties. If Seller has a Dispute, Seller shall give Purchaser a Dispute Notice within the Dispute Period, setting forth in reasonable detail the particulars and amounts of Seller’s disagreement and Seller’s proposed alternative for each such amount or element. For any element or amount in the Closing Statement for which Seller does not properly deliver a Dispute Notice, such item shall be deemed to have been accepted and agreed to by Seller in the form in which such element or amount was set forth on the Closing Statement. Within 14 days following delivery of such Dispute Notice, the Parties shall attempt in good faith to resolve such Dispute and agree in writing upon the final content of the disputed Closing Statement.

(d)         If Purchaser and Seller are unable to resolve any Dispute within the 14-day period following Purchaser’s receipt of a Dispute Notice, an impartial firm of independent certified public accountants (that is not rendering (and, during the preceding two-year period, has not rendered) services to Seller or any direct or indirect equityholder of Seller, the Company Group, Purchaser Parent or Purchaser) appointed by mutual agreement of Purchaser and Seller (the “Accountant”) shall be engaged as an expert, and not as an arbitrator, to resolve such Dispute as soon as practicable; provided, that Purchaser and Seller shall direct the Accountant to resolve such Dispute within 30 days. In connection with the resolution of any Dispute, the Accountant shall have access to all documents, records, work papers, facilities and personnel necessary to perform its function as an expert. The Accountant’s function shall be to review only those items which are in dispute and to resolve the Dispute with respect to such items and the Accountant shall not have any authority or power to alter, modify, amend, add to or subtract from any term or provision of this Agreement. In resolving any disputed item, the Accountant may not assign a value to any item greater than the greatest value for such item claimed by Purchaser or Seller or less than the smallest value for such item claimed by Purchaser or Seller. The Accountant’s determination (i) shall be based solely on the written presentations by Purchaser and Seller which are in accordance with the definitions set forth in this Agreement and the Accounting Principles (i.e., not on the basis of an independent review), (ii) may not propose for resolution any matters that are not raised for dispute in the Dispute Notice and (iii) may not be influenced by any ex parte oral testimony from the Parties or any other Person. The Accountant’s award with respect to any Dispute shall be final and binding upon the Parties, and judgment may be entered on the award. The fees and expenses of the Accountant shall be allocated between Seller and Purchaser so that the amount of fees and expenses paid by Seller (with the remainder of such amount being paid by Purchaser) shall be equal to the product of (i) the aggregate amount of such fees and expenses, and (ii) a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by Seller (as determined by the Accountant), and the denominator of which is the total value in dispute. Upon the resolution of the Dispute, the Closing Statement shall be revised to reflect such resolution.

(e)       No later than one Business Day after the Transaction Expenses, determined as of the Closing Date, and the Aggregate Subscription Amount are finally determined pursuant to this Section 1.10, Seller shall wire an amount equal to the difference between (i)_the amount of Transaction Expenses as finally determined pursuant to this Section 1.10 and (ii) the Estimated Transaction Expenses, via immediately available funds to an account of Purchaser Parent pursuant to wire instructions provided to Seller at least 24 hour prior to such payment.

1.11        Closing Deliveries.

(a)          By Seller.  At or prior to the Closing, Seller shall deliver to Purchaser Parent and Purchaser all of the following, any of which may be waived in writing by Purchaser in its sole discretion:

(i)          minute books and share transfer records of each member of the Company Group;

(ii)          resignations of each of the Company Group’s officers and directors, effective as of the Closing (if and as requested by Purchaser prior to the Closing Date);

(iii)          certificates of good standing of each member of the Company Group, issued as of a recent date by (A) the Secretary of State of the jurisdiction in which such member of the Company Group is incorporated or organized and (B) the Secretary of State (or other applicable authority) of each jurisdiction in which such member of the Company Group is qualified as a foreign entity;

(iv)          a certificate dated as of the Closing Date signed by the Secretary or an Assistant Secretary of the Company (A) attaching and certifying as to the Company’s (x) Organizational Documents in effect as of the Closing Date, and (y) all corporate and equityholder resolutions approving the Acquisition and each of the other transactions contemplated by this Agreement and Seller’s Ancillary Documents, and (B) confirming that the Employment Agreement, Post-closing Cooperation Agreement and Subscription Agreements each remains in the same form as delivered to Purchaser as of the date hereof without any waivers of the terms thereof having been provided;

(v)          copies of the third-party consents listed on Schedule 1.11(a)(v);

(vi)        payoff letters setting forth the amounts required to pay off the Indebtedness (other than the Assumed Indebtedness), if any, in full as of the Closing or to release any and all Claims on any assets of the Company Group or on any of the Shares, together with any UCC Financing Statements (or written authorization by such creditors for Purchaser to file UCC Financing Statement terminations evidencing such release of Claims) or other applicable documents related to such release of Claims, in each case in form and substance reasonably satisfactory to Purchaser (“Payoff Letters”), executed by such creditors and delivered to Purchaser prior to the Closing Date;

(vii)       evidence of a fully-paid directors & officers and entity liability, employment practices liability and fiduciary liability coverage tail insurance policy, in form, substance and amount reasonably satisfactory to Purchaser, sufficient to cover the Company Group’s obligations, during the six-year period following the Closing Date, for the indemnification, advancement of expenses and exculpation of current or former directors, officers and employees for any occurrence on or prior to the Closing Date (the “D&O Tail Policy”);

(viii)       a certificate signed by Seller, as of the Closing, certifying that the conditions in Sections 4.3(a), 4.3(b), 4.3(c), 4.3(d), 4.3(f) and 4.3(g) are satisfied;

(ix)        evidence of the termination, in form and substance reasonably satisfactory to Purchaser, of (A) any Contracts or other transactions or arrangements between any member of the Company Group, on the one hand, and any Related Party, on the other (including any loans to employees) except for the Contracts set forth on Schedule 1.11(a)(ix), and (B) any other agreement related to the ownership of the Shares or the governance of the Company Group other than each member of the Company Group’s certificate of incorporation and bylaws;

(x)          IRS Form W-9, completed and properly executed on behalf of Seller;

(xi)         the Registration Rights and Lock-Up Agreement in substantially the form attached hereto as Exhibit A with any such modifications as may be agreed to by Purchaser Parent and Seller (the “Registration Rights and Lock-Up Agreement”), duly executed by Seller and each of the Reinvesting Employees;

(xii)       evidence of renewal of all expired leases and evidence of the exercise of renewal for all leases requiring notice of renewal within 30 days of the Closing Date, each as set forth in the addenda to the F9 Master Lease in a form reasonably acceptable to Purchaser;

(xiii)       the Stockholder Written Consent;

(xiv)       the First Certificate of Merger, duly executed by the Company;

(xv)        the Promissory Note, duly signed by Seller;

(xvi)       the Employment Agreement in substantially the form attached hereto as Exhibit C, duly executed by Jason Delves;

(xvii)     a certificate dated as of the Closing Date signed by an authorized officer of the Company, in a form acceptable to Purchaser, that sets forth Seller’s good faith estimate of Transaction Expenses as of the Closing Date (the “Estimated Transaction Expenses Certificate”); and

(xviii)     such other agreements, documents, instruments or certificates as are reasonably requested by Purchaser.

(b)          By Purchaser, Purchaser Parent, Merger Sub 1 and Merger Sub 2.  At the Closing, Purchaser, Purchaser Parent, Merger Sub 1 and Merger Sub 2 shall deliver to Seller, any of which may be waived in writing by Seller in its sole discretion:

(i)           the payments provided in Section 1.8(a), Section 1.8(b) and Section 1.8(c);

(ii)         a certificate signed by Purchaser, as of the Closing, certifying that the conditions in Sections 4.2(a) and 4.2(b) are satisfied;

(iii)          the Registration Rights and Lock-Up Agreement, duly executed by Purchaser Parent;

(iv)          the Second Certificate of Merger, in each case, duly executed by Merger Sub 2;

(v)          the Promissory Note, duly signed by Purchaser and Purchaser Parent; and

(vi)         such other agreements, documents, instruments or certificates as are reasonably requested by Seller.

1.12          Company Group Earnout.

(a)          Earnout Consideration.

(i)          If the Company Group EBITDA equals or exceeds $20,000,000 (the “Earnout Threshold”) in the trailing 12 months at the end of any fiscal quarter beginning with the quarter ending September 30, 2026 through the quarter ending December 31, 2031 (the “Earnout Period”), then Purchaser shall pay in cash to Seller, and Seller agrees that any such Earnout Consideration shall without further direction of Seller shall be used to create a bonus pool that shall be distributed as a discretionary bonus by the Chief Executive Officer of Purchaser except to the extent certain allocations are set forth on Schedule 1.12(a)(i) and Seller shall have no further interest in or right to the Earnout Consideration; provided, however, that the eligibility of anyone to receive any payment of Earnout Consideration shall be subject to that person being employed by the Company Group at the time of Closing and remaining in continuous employment with Purchaser and its Affiliates through the applicable payment date of Earnout Consideration. For the avoidance of doubt, Purchaser shall be required to pay the Earnout Consideration only one time and once paid no further Earnout Consideration shall be payable regardless of the Company Group’s performance in a subsequent period (e.g., if the Company Group EBITDA exceeds the Earnout Threshold at multiple quarter-ends during the Earnout Period, Purchaser’s obligation under this Section 1.12(a) is limited to a single payment of the Earnout Consideration); no partial payout of the Earnout Consideration will be required if the Company Group EBITDA during any Earnout Period is less than the Earnout Threshold; and no Earnout Consideration will be payable in respect of the Company Group’s performance for any time periods after December 31, 2031.

(ii)       For the avoidance of doubt, nothing contained in this Section 1.12 is intended to restrict Purchaser Parent’s or Purchaser’s right to control the Company Group in any respect, including the hiring or termination of employees, the incurrence of expenses and requiring compliance with Purchaser Parent’s, Purchaser’s and their Affiliates’ internal controls, corporate governance policies and procedures, legal and regulatory compliance standards and other similar matters and nothing in this Agreement shall be deemed to require Purchaser Parent or Purchaser to operate the Company Group in a manner designed to achieve the Earnout Threshold. Notwithstanding anything in this Agreement, neither Purchaser Parent nor Purchaser nor any of their Affiliates (i) are making any guaranties or representations or warranties with respect to the likelihood of the satisfaction of the Earnout Threshold, the payment of the Earnout Consideration or the performance of the Company Group and (ii) will have any obligation in respect of this Section 1.12 other than an obligation to comply with the covenants and agreements expressly set forth in this Section 1.12, it being the Parties’ intention that any other covenants, agreements and/or obligations (whether set forth in any other section of this Agreement or otherwise) to the extent relating to the earning or payment of the Earnout Consideration, are expressly waived and disclaimed. The Parties understand and agree that (i) the contingent right to receive the Earnout Consideration, if any, shall not be represented by any form of certificate or other instrument, is not transferable, and does not constitute an equity or ownership interest in Purchaser or Purchaser Parent and (ii) no interest is payable with respect to the Earnout Consideration, if any.

(iii)         For the purposes of this Agreement:

(A)
“Company Group EBITDA” means, during the Earnout Period, the sum of the EBITDA of each of the Operating Subsidiaries (Cabinets To Go, LLC, LumLiq2, LLC, and Southwind Building Products, LLC) calculated from the General Ledger Chart of Accounts for each entity, minus appropriate intercompany eliminations, including the elimination of “intercompany sales and profit” from transactions between Cabinets To Go, LLC, LumLiq2, LLC, and Southwind Building Products, LLC. Each individual entity’s EBITDA shall be calculated as follows:

a.
The EBITDA for Cabinets To Go, LLC shall be calculated as follows: Net Income minus the following: 180100 - Interest Income + 180130 - Rental Income + 180205 - Interest Expense-Member Loan (Non Cash/Tax) + 189500 - Income Taxes + 180300 - One Time Legal Settlements + 180360 - Uncollectable Balances + 185010 - Asset Impairments & Loss on Disposal + 180122 - PPP Loan Forgiveness + 180750 - Charity/Donation + 185020 - Gain / Loss Sale of Assets + 189500 - Income Taxes + 180010 - Depreciation – CTG;

b.
The EBITDA for LumLiq2, LLC shall be calculated as follows: Net Income minus the following: 590070 - Interest Expense + 590040 - Discounts Earned + 590121 - LL ACQUISITION COSTS + 590100 - Gain / Loss Sale of Assets – LL + 590090 - Asset Impairments & Loss on Disposal – LL + 590111 - One-Time Expense + 590010 - Depreciation – LL + 590020 - Amortization – LL; and

c.
The EBITDA for Southwind Building Products, LLC shall be calculated as follows: Net Income minus the following: 82000 Interest Expense + 82001 Interest Income + 80100 Misc Taxes + 81900 GAIN/LOSS ON ASSET + 80150 Depreciation;

provided, however, the net income of the Company Group shall not include costs and expenses of Purchaser unless they reflect a commercially reasonable allocation or reflect costs or expenses that historically would have been borne by the Company Group and that are provided to or on behalf of the Company Group by Purchaser or one of its Affiliates; and

(B)	“Earnout Consideration” means an aggregate of $12,500,000.

(b)          Company Group EBITDA Calculations.

(i)          As promptly as practicable after the filing of a Form 10-K or Form 10-Q, as applicable, made by Purchaser Parent with respect to each of the fiscal quarters within the Earnout Period, Purchaser shall deliver to the Company a statement (the “EBITDA Earnout Statement”) setting forth its calculation of the Company Group EBITDA for such trailing 12 month period, together with reasonable supporting detail in respect thereof and shall notify Seller whether the Earnout Consideration has been earned.

ARTICLE II
Representations and Warranties

2.1         Representations and Warranties of Purchaser Parent, Purchaser, Merger Sub 1 and Merger Sub 2.  Except as (a) set forth in Purchaser’s Disclosure Schedules or (b) as disclosed in Purchaser Parent’s SEC Documents prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer contained in any such filings that are both non-specific and cautionary in nature), it being understood that any matter disclosed in the Purchaser Parent’s SEC Documents shall be deemed to be disclosed in a section of Purchaser’s Disclosure Schedules only to the extent that it is reasonably apparent from a reading of such Purchaser Parent’s SEC Documents that is applicable to such section of the Disclosure Schedule, each of Purchaser Parent, Purchaser, Merger Sub 1 and Merger Sub 2 represent and warrant to Seller as of the date hereof and as of the Closing Date that:

(a)          Organization and Standing.  Purchaser Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Purchaser is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub 1 is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub 2 is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each of Purchaser Parent, Purchaser, Merger Sub 1 and Merger Sub 2 have all requisite power and authority to own, lease and operate its properties and to carry on their business in all material respects as now currently conducted. Each of Purchaser Parent, Purchaser, Merger Sub 1 and Merger Sub 2 have delivered or made available to the Company copies of the Organizational Documents of each of Purchaser Parent, Purchaser, Merger Sub 1 and Merger Sub 2 that are true, correct and complete. Neither Purchaser Parent nor Purchaser nor Merger Sub 1 nor Merger Sub 2 are in breach or violation of their respective Organizational Documents.

(b)        Power and Authority.  Each of Purchaser Parent, Purchaser, Merger Sub 1 and Merger Sub 2 have all requisite power and authority to enter into and perform this Agreement and each of Purchaser’s Ancillary Document to which Purchaser Parent, Purchaser, Merger Sub 1 and Merger Sub 2 are party to consummate the Acquisition. This Agreement and Purchaser’s Ancillary Documents have been duly executed and delivered by Purchaser Parent, Purchaser, Merger Sub 1 and Merger Sub 2, as applicable. Neither the execution and delivery of this Agreement and Purchaser’s Ancillary Documents by Purchaser Parent, Purchaser, Merger Sub 1 or Merger Sub 2, as applicable, nor, the consummation by Purchaser Parent, Purchaser, Merger Sub 1 or Merger Sub 2 of the transactions contemplated hereby or thereby, will conflict with or result in a breach of any of the terms, conditions or provisions of the Organizational Documents of Purchaser Parent, Purchaser, Merger Sub 1 or Merger Sub 2, or of any statute or administrative regulation, or of any order, injunction, judgment, decree, stipulation, determination, decision, ruling, writ, assessment, verdict, award or similar action issued, made, or rendered by any Governmental Authority or arbitrator (each, an “Order”).

(c)         Consents.  No Consent is required for the execution and delivery by Purchaser Parent, Purchaser, Merger Sub 1 and Merger Sub 2 of this Agreement and Purchaser’s Ancillary Documents, the performance by Purchaser Parent, Purchaser, Merger Sub 1 and Merger Sub 2 of their respective obligations under this Agreement and Purchaser’s Ancillary Documents, and the consummation by Purchaser Parent, Purchaser, Merger Sub 1 and Merger Sub 2 of the transactions contemplated by this Agreement and Purchaser’s Ancillary Documents.

(d)         Litigation and Claims.  There is no Proceeding pending or, to Purchaser’s Knowledge, threatened, against Purchaser Parent, Purchaser, Merger Sub 1 or Merger Sub 2 that challenges, or would have the effect of preventing, delaying, making illegal or otherwise interfering with, the consummation of the transactions contemplated hereby. There is no Order to which Purchaser Parent, Purchaser, Merger Sub 1 or Merger Sub 2 are subject, except to the extent the same would not reasonably be expected to prohibit or restrain the ability of Purchaser Parent, Purchaser, Merger Sub 1 or Merger Sub 2 to enter into this Agreement or consummate the transactions contemplated hereby.

(e)          Brokers and Finders.  No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser Parent or Purchaser.

(f)        Execution and Delivery.  This Agreement and each Purchaser Ancillary Document to which Purchaser Parent, Purchaser, Merger Sub 1 or Merger Sub 2 are a party have been duly executed and delivered by Purchaser Parent, Purchaser, Merger Sub 1 or Merger Sub 2, respectively, and constitute a legal, valid and binding agreement of Purchaser Parent, Purchaser, Merger Sub 1 or Merger Sub 2, respectively enforceable against such party in accordance with its terms, subject to the Enforceability Exceptions.

(g)          Merger Subs.  Each of Merger Sub 1 and Merger Sub 2 were formed solely for the purpose in engaging in the Mergers and the other transactions contemplated by this Agreement. Since their formation, neither Merger Sub 1 nor Merger Sub 2 have engaged in activities other than those incident to their formation and the transactions contemplated by this Agreement. As of the date hereof, all of the issued and outstanding capital stock of Merger Sub 1 and all of the outstanding membership interests of Merger Sub 2 are owned by Purchaser.

(h)    NON-RELIANCE; DISCLAIMER OF OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 2.1 AND THE CERTIFICATE DELIVERED PURSUANT TO SECTION 1.11(b)(ii), NEITHER PURCHASER PARENT NOR PURCHASER NOR MERGER SUB 1 NOR MERGER SUB 2 NOR ANY OTHER PERSON MAKES ANY REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO PURCHASER PARENT, PURCHASER, THEIR SUBSIDIARIES, ITS OR THEIR RESPECTIVE BUSINESS, OPERATIONS, ASSETS, EQUITY INTERESTS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS OR ANY INFORMATION PROVIDED TO THE COMPANY OR SELLER. WITHOUT LIMITING THE FOREGOING, NEITHER PURCHASER PARENT NOR PURCHASER NOR MERGER SUB 1 NOR MERGER SUB 2 NOR ANY OTHER PERSON IS MAKING ANY REPRESENTATION OR WARRANTY TO THE COMPANY, SELLER OR ANY OF THEIR AFFILIATES WITH RESPECT TO ANY FINANCIAL PROJECTION OR FORECAST RELATING TO THE BUSINESS, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS OF PURCHASER PARENT, PURCHASER, MERGER SUB 1, MERGER SUB 2, THEIR RESPECTIVE SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE COMPANY NOR SELLER NOR ANY OF THEIR AFFILIATES HAS BEEN INDUCED BY, OR RELIED UPON, ANY REPRESENTATION, WARRANTY, COVENANT OR STATEMENT (WRITTEN OR ORAL), WHETHER EXPRESS OR IMPLIED, MADE BY PURCHASER PARENT, PURCHASER, MERGER SUB 1, MERGER SUB 2 OR ANY OTHER PERSON THAT IS NOT EXPRESSLY SET FORTH IN THIS SECTION 2.1 AND THE CERTIFICATE DELIVERED PURSUANT TO SECTION 1.11(b)(ii).

2.2        Representations and Warranties of Seller.  Except as set forth in the Seller’s Disclosure Schedules, Seller represents and warrants to Purchaser Parent, Purchaser, Merger Sub 1 and Merger Sub 2 as of the date hereof and as of the Closing Date that:

(a)          Organization and Standing.

(i)         Each member of the Company Group is duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization. Each member of the Company Group has all necessary power and authority to own, lease and operate its properties and to conduct its business as its business is now currently conducted. Each member of the Company Group is duly qualified or authorized to do business as a foreign entity and is in good standing to the extent such concepts are recognized under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, and each such jurisdiction is set forth on Schedule 2.2(a)(i).

(ii)         True, correct and complete copies of the Organizational Documents of each member of the Company Group and all amendments thereto, and all equity records, and all minute books and records of each member of the Company Group, have been delivered to Purchaser, and there are no material inaccuracies, omissions or discrepancies of any kind contained or reflected therein. The minute books and records of each member of the Company Group contain true, correct and complete copies of all resolutions adopted by the members of such Person, the board of managers, directors or equivalent governing body of such Person, and any other action formally taken by such Person. No member of the Company Group is in violation of any of its Organizational Documents.

(b)          Power and Authority; Execution and Delivery.

(i)          Seller has all requisite power and authority to enter into and perform this Agreement and each of Seller’s Ancillary Documents and to consummate the Acquisition. This Agreement and Seller’s Ancillary Documents have been duly executed and delivered by Seller. Neither the execution and delivery of this Agreement and Seller’s Ancillary Documents by Seller nor the consummation by Seller of the transactions contemplated hereby or thereby, will conflict with or result in a breach of any of the terms, conditions or provisions of Seller’s Organizational Documents or any Order.

(ii)       This Agreement and each Seller’s Ancillary Documents to which Seller is a party has been duly executed and delivered by Seller and constitutes a legal, valid and binding agreement of Seller, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

(c)          Conflicts; Consents.

(i)        The execution, performance or delivery of this Agreement and Seller’s Ancillary Documents by Seller and the consummation by Seller of the transactions contemplated hereby will not (i) violate, conflict with, or result in a breach of, any provision of the Organizational Documents of Seller or any member of the Company Group, (ii) violate, conflict with, or result in a breach of, any Law applicable to, binding upon or enforceable against Seller or any member of the Company Group, (iii) result in any material breach of, or constitute a material default (or an event which would, with the passage of time or the giving of notice or both, constitute a material default) under, or give rise to a right of payment under or the right to terminate, cancel or accelerate, any Contract, or (iv) result in the creation or imposition of any material Claim upon any property or assets of Seller or any member of the Company Group (except for Permitted Claims).

(ii)         No Consent is required to be obtained or made by or on behalf of any member of the Company Group in connection with the execution, delivery or performance of this Agreement, Seller’s Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

(d)          Capitalization; Subsidiaries.

(i)          Schedule 2.2(d)(i) sets forth a true and complete list of each class and number of authorized, issued and outstanding Equity Securities (including the Shares) of each member of the Company Group. 100% of the OpCo Shares are owned by the Company. All of the Shares and all of the other Equity Securities of each member of the Company Group have been validly issued and were issued in compliance with all applicable state and federal securities Laws and the Organizational Documents of the respective member of the Company Group, and are fully paid, freely negotiable or transferable and free of any additional payment obligations, preemptive rights, right of participation, right of maintenance or any similar right, options, proxies, voting trusts, voting agreements, judgments, pledges, charges, escrows, purchase option, call option, subscription right, rights of first refusal or first offer, transfer restrictions or other encumbrances, and such Equity Securities are non-assessable and are owned beneficially and of record by the Persons and in the amounts set forth on Schedule 2.2(d)(i). As of the date hereof, Seller owns all of the Equity Securities (including the Shares) of the Company free and clear of all Claims. As of the Closing Date, Seller owns all of the Equity Securities of the Company free and clear of all Claims. Other than as set forth on Schedule 2.2(d)(i), Seller holds no Equity Securities (directly or convertible) in the Company and OpCo.

(ii)        There are no outstanding Equity Securities agreements or other Contracts relating to the issued or unissued Equity Securities of any member of the Company Group, including the voting or transfer thereof. All facts and documents required by applicable Law to be filed with the competent commercial register or other public register of each member of the Company Group have been completely, duly and timely filed.

(iii)       There are no equity appreciation rights, profits interests, phantom equity, options, virtual stock or other equity or equity-based compensation award, plan or arrangement in existence with respect to any member of the Company Group. No employee of or service provider to any member of the Company Group has received an offer letter, employment Contract or other arrangement that contemplates, or has otherwise been promised, a grant of any equity or equity-based compensation award with respect to any member of the Company Group. There are no Equity Securities of any member of the Company Group outstanding which upon conversion or exchange would (A) require the issuance of Equity Securities of any of the members of the Company Group or Equity Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase Equity Securities of any of the members of the Company Group or (B) relate to the issuance, sale, purchase or redemption of any of such Equity Security of any of the members of the Company Group.

(iv)        No member of the Company Group has any outstanding bonds, debentures, notes or other obligations the holders of which, in their capacities as such holders, have the right to vote (or that are convertible into or exercisable for Equity Securities having the right to vote) with such member of the Company Group’s equityholders on any matter.

(v)        No member of the Company Group holds any Equity Securities of any other Person, nor does any member of the Company Group have any direct or indirect subsidiary, minority investment or joint venture arrangement. No distribution of capital or dividends or similar payments have been declared, promised or made by any member of the Company Group since December 31, 2022 and no such distributions or dividends remain declared but unpaid. No insolvency or similar proceedings have been commenced or applied for in respect of any member of the Company Group. No member of the Company Group is over-indebted or unable to pay its due debts and there is no such inability impending in respect of any member of the Company Group.

(e)          Financial.

(i)          The Company Group maintains accurate books and records reflecting its assets and liabilities and has designed and implemented and maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company Group in accordance with GAAP and to maintain accountability of the Company Group’s assets; (iii) access to the Company Group’s assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for the Company Group’s assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented which are designed to effect the collection thereof on a current and timely basis. The Company Group has designed and implemented and maintains internal controls consistent with the practices of similarly situated private companies over financial reporting that provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting practices.

(ii)        During the three-year period prior to the date hereof, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company or OpCo, the board of directors of the Company, OpCo or any committee thereof. Since December 31, 2022, neither the Company, OpCo nor their respective independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company, OpCo or any member of the Company Group, (ii) any fraud, whether or not material, that involves the Company, OpCo or any member of the Company Group, the Company’s, OpCo’s or any member of the Company Group’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, OpCo or any member of the Company Group or (iii) any claim or allegation regarding any of the foregoing.

(iii)       Schedule 2.2(e)(iii) contains true, correct and complete copies of the following (collectively, the “2025 Audited Financial Statements”): audited consolidated balance sheets as of December 31, 2025 and December 31, 2024, together with the consolidated statements of operations, statements of comprehensive income or loss, statement of shareholders or members equity and cash flows, and notes thereto, of each of the Operating Subsidiaries for the fiscal years then ended. Schedule 2.2(e)(iii) also contains true, correct and complete copies of the following (collectively, the “Q1 2026 Unaudited Financial Statements” and together with the financial statements delivered pursuant to Section 3.1(c)(iii), the “Interim Financial Statements”): the unaudited balance sheets, statement of income and statement of cash flows of each of OpCo, Gracious Home, and each of the Operating Subsidiaries as of and for the three-month period ending March 31, 2026. Schedule 2.2(e)(iii) also contains true, correct and complete copies of the following (collectively, the “Unaudited OpCo Financial Statements”): the unaudited balance sheets as of December 31, 2025 and December 31, 2024, together with the statements of operations, statements of comprehensive income or loss, statement of shareholders equity and cash flows of OpCo for the fiscal years then ended. Schedule 2.2(e)(iii) also contains true, correct and complete copies of the following (collectively, the “Consolidated Financial Statements” and collectively with the 2025 Audited Financial Statements, Unaudited OpCo Financial Statements and the Interim Financial Statements, the “Financial Statements”): the unaudited consolidated balance sheets as of December 31, 2025 and December 31, 2024, together with the consolidated statements of operations, statements of comprehensive income or loss, statements of shareholders or members equity and cash flows, of the Company Group for the fiscal years then ended. The Financial Statements were prepared in accordance with GAAP consistently interpreted and applied (except as may be indicated in the notes to such financial statements and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which is material) and fairly present in all material respects, the financial position and operating results of the Company Group as of the dates and for the periods indicated therein.

(iv)        No member of the Company Group has any Liabilities except for: (A) Liabilities specifically reflected and adequately reserved against in the Interim Financial Statements; (B) Liabilities which have been incurred by the Company Group subsequent to the date of the Interim Financial Statements in the Ordinary Course of Business and which do not result from any breach of contract, breach of warranty, tort, claim or lawsuit arising as of or prior to the Closing; and (C) Liabilities arising under this Agreement or Seller’s Ancillary Documents.

(v)          Except as disclosed on Schedule 2.2(e)(v), no member of the Company Group has any Indebtedness and no member of the Company Group (or Seller on behalf of any member of the Company Group) has made any applications that would result in the creation of any Indebtedness or made any requests for assistance or loans from any foreign, federal, state, local or other governmental authority or regulatory body.

(vi)        The Company Group EBITDA, as calculated for the year ended December 31, 2025 and the trailing 12 months ended June 30, 2026, including the supporting EBITDA calculations for each of the Operating Subsidiaries, is set forth on Schedule 2.2(e)(vi).

(vii)        Talon has no assets or liabilities and has not conducted any operations in the past three years.

(f)          Inventories; Receivables.

(i)         The inventories of each member of the Company Group, taken as a whole, (including raw materials, supplies, work-in-process, finished goods and other materials) (a) are in good, merchantable and useable condition, (b) are reflected in the Financial Statements in a manner consistent in all material respects with GAAP and (c) are, in the case of finished goods, of a quality and quantity saleable in the Ordinary Course of Business and, in the case of all other inventories, are of a quality and quantity useable in the Ordinary Course of Business. The inventory obsolescence policies of the Company Group are appropriate for the nature of the products sold and the marketing methods used by the Company Group, the reserve for inventory obsolescence contained in the Financial Statements fairly reflects the amount of obsolete inventory as of the date of the Interim Financial Statements. Schedule 2.2(f)(i) sets forth a list of places where material inventories of the Company Group were located as of December 31, 2025. No member of the Company Group holds inventory in excess of six months’ supply of any product, based on the Company Group’s most recent available forecasts as to demand.

(ii)       All of the trade receivables and notes receivable which are reflected on the Financial Statements or the Interim Financial Statements, or which arose subsequent to the date of the Interim Financial Statements, arose out of bona fide, arms-length transactions and are properly reflected in the Financial Statements or Interim Financial Statements (as the case may be) in accordance with GAAP. To Seller’s Knowledge, all such receivables are good and collectible (or have been collected) in the Ordinary Course of Business in accordance with their terms, and at the aggregate recorded amounts thereof, using normal collection practices, less the amount of applicable reserves for doubtful accounts and for allowances and discounts. All such reserves, allowances and discounts were and are adequate and consistent in extent with reserves, allowances and discounts previously maintained by the Company Group in the Ordinary Course of Business. No such receivable is or was subject to any rebate, discount, counterclaim or set off, and the Company Group has not issued any credits or credit memos in respect thereof.

(g)        Equipment.  The furniture, fixtures, equipment (including office equipment), computer hardware and all other tangible personal property owned or leased by any member of the Company Group (collectively, the “Equipment”) (i) are adequate and suitable for their present and intended uses, (ii) are in good working order, operating condition and state of repair (normal wear and tear excepted), (iii) have no defects (whether patent or latent) which materially detract from the value or which materially interfere with the present use, (iv) have been maintained in accordance with normal industry practice in all material respects, (v) comply in all material respects with valid and current certificates of occupancy or similar Permits to the extent required by Law for the use thereof and (vi) constitute all tangible personal property necessary in order for the Company Group to conduct the Business.

(h)         Title to Assets.  The Company Group owns, and has good, valid, transferable and marketable title to, or, in the case of leased properties and assets, has a valid leasehold interest in, all tangible properties or tangible assets and equipment used or held for use in its business or operations as presently conducted, free and clear of any Claims. No unreleased mortgage, trust deed, chattel mortgage, security agreement, financing statement or other instrument encumbering any of the Company Group’s assets has been recorded, filed, executed or delivered. No Seller or any Related Party owns or has any other property or other legal interest in or to any asset used in the Business. The Company Group retains and will have on hand as of the Closing all agreements and material correspondences with third parties, including customers, suppliers and affiliates, as retained in accordance with the Company Group’s historical practices, that are reasonably required for the Company Group’s continued operations in the Ordinary Course of Business.

(i)         Insurance.  Schedule 2.2(i) sets forth a true, correct and complete list and brief description of all insurance policies and all self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company Group (each, an “Insurance Policy”). Each Insurance Policy is in full force and effect, all premiums due and payable thereon have been paid, each member of the Company Group is in compliance in all material respects with the terms thereof and no member of the Company Group has received notice of termination or non-renewal of any Insurance Policies. Since December 31, 2022, no member of the Company Group has received any notice or other communication regarding any actual or possible: (i) cancellation, invalidation, termination or non-renewal of any Insurance Policy or refusal or denial of coverage thereunder or reservation of rights or rejection of any material claim under any Insurance Policy; (ii) any notice that any issuer of any Insurance Policy has filed for protection under applicable bankruptcy Laws or is otherwise in the process of liquidating or has been liquidated; or (iii) any other indication that the Insurance Policies are no longer in full force or effect or that the issuer of any Insurance Policy is no longer willing or able to perform its obligations thereunder. Since December 31, 2022, no member of the Company Group has been advised of any adverse change in the Company Group’s relationship with its insurers or in the premiums payable pursuant to the Insurance Policies. The Company Group has complied with each of such Insurance Policies and has not failed to give any notice or present any claim thereunder in respect of any currently pending or, to Seller’s Knowledge, threatened claims against any member of the Company Group for which coverage is available under any such Insurance Policy in a due and timely manner. The Insurance Policies, taken together, provide adequate insurance coverage for the assets and the operations of the Company Group for all risks normally insured against by a Person carrying on the same business as the Company Group; are sufficient for compliance with all Laws and Contracts to which the Company Group is a party or by which any of them is bound; and do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company Group. Policy limits under the Insurance Policies have not been exhausted or significantly diminished, and there have been no historical gaps in coverage under the Insurance Policies. The Company Group has provided timely written notice to the appropriate insurance carrier(s) of each Proceeding that is currently pending against any member of the Company Group for which the Company Group has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Proceeding, or informed the Company Group of its intent to do so.

(j)       Related-Party Transactions.  Except for Real Estate Leases, Schedule 2.2(j) sets forth every direct or indirect business relationship (other than normal employment relationships) between any member of the Company Group, on the one hand, and the present or former (but not prior to December 31, 2022) officers, directors, employees, members, partners or shareholders (including Seller) of any member of the Company Group or members of Seller’s family (or any entity in which any of them controls or has a material financial interest (excluding any interest held in any entity the securities of which are publicly traded), directly or indirectly), on the other hand (each, a “Related Party”). Except as set forth in Schedule 2.2(j), no Related Party (or Affiliate of a Related Party) (other than the Company Group) directly or indirectly: (i) owns any property or right, whether tangible or intangible, which is used by any member of the Company Group; (ii) has any claim or cause of action against any member of the Company Group; (iii) owes any money to any member of the Company Group or is owed money from any member of the Company Group, other than amounts owed or owing in the Ordinary Course of Business in connection with compensation or reimbursement of expenses incurred in connection with the Business; (iv) no expenses related to any personal matter or otherwise unrelated to the Business have been incurred on any credit card balance of the Company Group including any unpaid interest owing thereon; (v) is a party to any contract or other arrangement, written or oral, with any member of the Company Group; or (vi) provides services or resources to any member of the Company Group or is dependent on services or resources provided by any member of the Company Group. No Related Party (or Affiliate of a Related Party) (other than the Company Group) is engaged in any business which competes with the Business.

(k)          Absence of Changes.  Since the date of the Interim Financial Statements, (i) the Company Group has operated the business in the Ordinary Course of Business, (ii) there has been no Effect that has had, or would reasonably be expected to have, Material Adverse Effect; and (iii) the Company Group has not taken any action or omitted to take any action that, if taken or not taken on or after the date hereof, would require Purchaser’s prior written consent pursuant to Schedule 3.1(b).

(l)          Contracts.

(i)          Schedule 2.2(l)(i) sets forth all of the following Contracts, together with all applicable amendments, to which Seller or any member of the Company Group is a party or is bound, in each case, in effect as of the date of this Agreement (each, a “Material Contract” and collectively, the “Material Contracts”):

(a)          each Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(b)          each Contract with any current officer or manager of the Company Group;

(c)         each Contract containing (A) any covenant limiting the freedom of the Company Group to engage in any line of business or compete with any Person or in any geographic area, (B) any most-favored pricing arrangement or similar term by which any Person is or could become entitled to any benefit, right or privilege that must be at least as favorable to such Person as those offered to any other Person, (C) any volume requirements or commitments or similar minimum purchase obligations, (D) any exclusivity provision, right of refusal or right of negotiation or similar covenant or (E) any non-solicitation provision binding the Company Group;

(d)         each Contract relating to capital expenditures by the Company Group and requiring payments after the date of this Agreement;

(e)          each Contract with a Significant Vendor;

(f)        each Contract relating to the disposition or acquisition of assets or any ownership interest in any Person by the Company Group, except for this Agreement;

(g)          each Contract relating to any joint venture, partnership, strategic alliance, profit sharing or other similar agreements relating to the Company Group;

(h)         each Contract relating to the incurrence of Indebtedness for borrowed money, including any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any Claims with respect to any assets of the Company Group or any loans or debt obligations with any Person;

(i)          each Real Estate Lease;

(j)          each Contract with any Governmental Authority;

(k)        each Company Out-bound License and Company In-bound License, and each Contract containing a covenant not to sue or otherwise enforce any Intellectual Property Rights;

(l)          each Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of the Company Group;

(m)       each Contract providing any option to receive a license or other right, any right of negotiation, any right of refusal or any similar right to any Person related to any Company Intellectual Property or Intellectual Property Right licensed to the Company Group under a Company In-bound License;

(n)          each CBA;

(o)          each Contract, offer letter or employment agreement, or consulting or independent contractor agreement with any employee or individual service provider, in each case, whose annual base compensation or fees equals or exceeds $100,000 per annum that is not immediately terminable at will by the Company Group without prior notice, severance or other cost or payment, except as required under applicable Law;

(p)          each Contract, offer letter or employment agreement, or consulting or independent contractor agreement with any employee or individual service provider that provides for retention payments, change of control payments, severance, advance notice of termination, accelerated vesting or any similar payment or benefit that may or will become due as a result of the transactions contemplated hereby;

(q)          each Contract with a staffing firm, professional employer organization, employer of record or similar Person;

(r)        each Contract related to any settlement of any Proceeding or other dispute requiring either (A) an outstanding monetary payment by the Company Group or (B) an ongoing non-monetary obligation by the Company Group (excluding typical confidentiality and non-disparagement obligations or covenants not to sue);

(s)          any other Contract that is not terminable at will (with no penalty or payment or requirement for prior notice) by the Company Group, and (A) which involves payment or receipt by the Company Group after the date of this Agreement under any such agreement, Contract or commitment of more than $250,000 in the aggregate, or obligations after the date of this Agreement in excess of $250,000 in the aggregate, or (B) that is material to the business or operations of the Company Group, taken as a whole;

(t)          each Contract with Related Parties;

(u)         each construction contract and each subcontract, in each case, related to any construction or capital repairs at any Leased Real Property; and

(v)        any Contract other than as set forth above that is material to the business of the Company Group or the use or operation of their assets.

(ii)       Seller has made available or delivered to Purchaser true, correct and complete copies of all Material Contracts, including all amendments thereto. Each member of the Company Group believes that it has fulfilled and performed their respective obligations under each of the Material Contracts and the Company Group has not, nor, to Seller’s Knowledge, has any other party to a Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Material Contract. To Seller’s Knowledge, no event, occurrence or condition exists which, with the lapse of time, the giving of notice, or both, or the happening of any further event or condition, would become a default by any member of the Company Group under any Material Contract, and no party has alleged a default by a member of the Company Group has occurred under any Material Contract. Each Material Contract is valid, binding, enforceable and in full force and effect and binding upon the Company Group, and to Seller’s Knowledge, the other party thereto, subject in each case to the Enforceability Exceptions. No Person is renegotiating any material amount paid or payable to the Company Group under any Material Contract or any other material term or provision of any Material Contract, and no Person has indicated in writing to the Company Group an intent to renegotiate, modify, not renew or cancel any Material Contract.

(m)       Permits.  Schedule 2.2(m) includes a true, correct and complete list of every license, permit, franchise, privilege, variance, immunity, clearance, exemption, waiver, authorization, registration, accreditation, certification, pre-qualification, security clearance and approval applied for, pending by, issued or given to the Company Group, which is required for the operation of the Business of the Company Group as currently conducted (collectively, the “Permits”). Each Permit is valid and in full force and effect, and the applicable member of the Company Group is, and since December 31, 2022 has been, in compliance with the terms of such Permits. No Proceeding is pending or, to Seller’s Knowledge, threatened, which seeks to revoke, terminate, limit, suspend or materially modify any Permit. To Seller’s Knowledge, no event has occurred or condition or state of facts exists that constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Permit or that permits or, after notice or lapse of time or both, would permit, revocation, suspension, modification, termination or nonrenewal of any such Permit, or that might materially adversely affect the rights of the Company Group under any such Permit. The rights and benefits of each Permit will be available to Purchaser, as applicable, immediately after the Closing on terms substantially identical to those enjoyed by the Company Group as of the date of this Agreement and immediately prior to the Closing. Complete and accurate copies of all Permits (including any amendments or supplements thereto) have been made available to Purchaser.

(n)          Compensation and Benefits.

(i)          Schedule 2.2(n)(i) includes a true, correct and complete list of each Employee Plan. For purposes of this Agreement, the term “Employee Plan” means each written or unwritten (A) “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), whether or not subject to ERISA and (B) each other compensation or benefit plan, practice, policy, Contract, agreement or arrangement, including any bonus, commission, compensation, deferred compensation, stock purchase, stock option, stock appreciation, equity, phantom equity or other equity-based, pension, retirement, excess benefit, profit sharing, severance, separation, retention, salary continuation, vacation, holiday, paid time off, sick leave, fringe benefit, incentive, insurance, employment, consulting, change in control, welfare or similar plan, practice, policy, Contract, agreement or arrangement, whether or not subject to ERISA, in each case (i) which is sponsored, maintained, administered or contributed to, or required to be contributed to, by any member of the Company Group, (ii) which provides benefits to current or former employees of or service providers to the Company Group, (iii) in which current or former employees or service providers of the Company Group participate, or (iv) with respect to which any member of the Company Group is a party or has or could reasonably be expected to have any Liability. The Company Group has not announced any plan or made any commitment to create or enter into any additional plan, practice, policy, Contract, agreement or arrangement which would constitute an Employee Plan if in existence on the date hereof or to terminate, amend or modify any existing Employee Plan in any material respect.

(ii)          All Employee Plans comply with and are and have been maintained and operated in accordance with their respective terms and with each applicable provision of ERISA, the Code and all other applicable Laws, including all filing and disclosure requirements imposed on the plan sponsor thereunder. Each Employee Plan intended to qualify under Section 401(a) of the Code is so qualified and has received a currently effective favorable determination letter from, or may rely on a favorable opinion or advisory letter issued by, the IRS and there are no facts or circumstances that could (A) adversely affect the qualified status of any such Employee Plan, or (B) result in a penalty or other Liability under the IRS Closing Agreement Program if discovered during an IRS audit or investigation. Each trust funding such an Employee Plan is and has been tax-exempt and each such trust agreement remains qualified under the Code. Full and timely payment has been made of all contributions, premiums, benefits, distributions, administrative expenses and other amounts which are obligated to be paid in connection with, from or to any Employee Plan attributable to any period prior to the Closing. There is no unfunded liability relating to any Employee Plan that is not reflected in the Financial Statements or, with respect to accruals properly made on or after December 31, 2022, in the books and records of the Company Group.

(iii)       With respect to each Employee Plan, the Company Group has furnished to Purchaser true, current and complete copies of, as applicable (A) all plan documents (or, in the case of any unwritten Employee Plan, a description of the terms and conditions thereof), related trust agreements or other funding or financing arrangement, service agreements, insurance contracts and policies and all amendments thereto, (B) all current summary plan descriptions and summaries of material modifications thereto, (C) the Form 5500 annual reports and accompanying schedules and actuarial reports, as filed, for the most recently completed three plan years, (D) all material written communications to any employees, (E) all documents and correspondence received from or provided to the United States Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Authority during the past six years, (F) the most recent determination, advisory or opinion letter issued by the IRS and (G) nondiscrimination and coverage testing results the most recently completed three plan years.

(iv)      Neither the Company Group nor any of its current or former ERISA Affiliates, nor any of their respective predecessors, has at any time maintained, administered, participated in, contributed to (or was required to contribute to) or had any obligation or Liability under (A) any plan which is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (B) any multiemployer plan (as defined in Section 4001(a)(3) of ERISA), (C) any single-employer plan (as defined in Section 4001(a)(15) of ERISA) that is subject to Section 4063, 4064 or 4069 of ERISA or Section 413(c) of the Code or (D) any multiple employer plan (as defined in Section 4063 or Section 4064 of ERISA). The Company Group has never participated in, and has no Liability with respect to, a “multiple employer welfare arrangement” within the meaning of Section 3(40)(A) of ERISA or a voluntary employee beneficiary association within the meaning of Section 501(c)(9) of the Code. There are no pending or, to Seller’s Knowledge, threatened claims against or otherwise involving any Employee Plan (other than routine claims for benefits), and there are no pending or, to Seller’s Knowledge, threatened Proceedings by the IRS, United States Department of Labor or other Governmental Authority with respect to any Employee Plan, and there are not any facts or circumstances that could give rise to any Liability in the event of any such claim or Proceeding. The Company Group has not terminated an employee benefit plan for which the Company Group could have any existing or continuing Liability or obligation relating thereto.

(v)        The Company Group does not provide or have any obligation to provide medical, life insurance or other welfare benefits to any individual at a time when he or she is not an employee of the Company Group (other than beneficiaries and dependents of active employees or as required under Section 4980B of the Code or similar Law). Neither the Company Group nor any of its ERISA Affiliates has any Liability on account of any violation of the health care requirements of Part 6 of Subtitle B of Title I of ERISA or under Sections 4980B, 4980D or 4980H. The Company Group has complied, in all applicable respects, with the security requirements of the Health Insurance Portability and Accountability Act of 1996.

(vi)        No Employee Plan provides and the Company Group does not have any obligation and has not made any promise to provide death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement other than continuation coverage mandated by COBRA.

(vii)       The Company Group has complied in all material respects with the applicable provisions of the Patient Protection and Affordable Care Act of 2010, and the Health Care and Education Reconciliation Act of 2010, to the extent applicable, including the employer shared responsibility provisions relating to the offer of “affordable” health coverage that provides “minimum essential coverage” to “full-time” employees (as those terms are defined in Section 4980H of the Code and related regulations) and the applicable employer information reporting requirements under Code Section 6055 and Code Section 6056 and related regulations.

(viii)     Each Employee Plan and each other arrangement that is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code and is subject to Section 409A of the Code has been administered, operated and maintained according to the requirements of Section 409A of the Code and all applicable guidance thereunder. No Person is entitled to receive any additional payments (including any “gross up” or similar payment) from the Company Group as a result of the imposition of any Tax under Section 409A of the Code.

(ix)       No non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) has occurred that involves any Employee Plan. No fiduciary providing services to the Company Group as an employee, director or service provider (within the meaning of Section 3(21) of ERISA) of any Employee Plan subject to Part 4 of Subtitle B of Title I of ERISA has committed a breach of fiduciary duty. The Company Group has not, nor to Seller’s Knowledge, has any other Person, engaged in any transaction with respect to any Employee Plan that could reasonably be expected to subject the Company Group or any of its employees to any Tax, penalty (civil or otherwise) or other Liability under ERISA, the Code or other applicable Law. The Company Group does not have any Liability under Chapter 43 of the Code, and nothing has occurred that could reasonably be expected to subject the Company Group to any such Liability.

(x)          Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment), will: (A) result in any payment becoming due to any current or former employee, director, officer, consultant or independent contractor of the Company Group, pursuant to any Employee Plan or otherwise, (B) increase any amount of compensation or benefits otherwise payable under any Employee Plan or otherwise, (C) result in the acceleration of the time of payment, funding or vesting of any benefits under any Employee Plan or otherwise, (D) require any contribution or payment to fund any obligation under any Employee Plan or otherwise or (E) limit the right to merge, amend or terminate any Employee Plan. None of the Employee Plans limits or otherwise restricts the Company Group’s ability to terminate the employment of any employee for any reason without Liability.

(xi)         Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G) with respect to the Company Group of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Code Section 280G), determined without regard to the application of Code Section 280G(b)(5). The Company Group has no obligation, under an Employee Plan or otherwise, to provide for a “gross up” on any Taxes which may be imposed under Section 4999 of the Code.

(xii)        The Company Group does not maintain any Employee Plan outside of the United States.

(o)          Employees and Labor Matters.

(i)          Schedule 2.2(o)(i) contains a true, correct and complete list as of the date of this Agreement, containing the names or identification numbers of all current full-time, part-time or temporary employees and individual independent contractors (and indication as such) of the Company Group, and, as applicable, for each such Person: (i) work location (city, U.S. state (as applicable) and country); (ii) annual salary, hourly wage rate or contract rate; (iii) all other cash compensation in the form of target bonus opportunity, commissions, director’s fees or otherwise; (iv) any promises or commitments made to them with respect to changes or additions to their compensation or benefits; (v) date of hire or commencement of service (as well as continuous service date, if different); (vi) employing or engaging entity; (vii) job title and, with respect to independent contractors, a written description of such person’s services; (viii) visa status (including, as applicable, visa type and expiration date); (ix) value of any accrued but unused paid time off and/or vacation; (x) a designation of whether they are classified as exempt or non-exempt for purposes of the Fair Labor Standards Act (“FLSA”) and any similar applicable Law; and (xi) whether on a leave of absence and, if so, the nature of such leave and expected return date. Excluding the positions of store manager and below, there are no claims of any individuals not listed in Schedule 2.2(o)(i) to enter into employment or to continue employment with any member of the Company Group. No Non-Acquired Employee currently provides, and since December 31, 2022 no Non-Acquired Employee has provided, services to the Company Group.

(ii)          No member of the Company Group is, or ever has been, a party to, bound by or negotiating any CBA, and there is no labor union, works council, trade association or similar labor organization representing or, to Seller’s Knowledge, purporting to represent or seeking to represent any employees of the Company Group. There are no representation or certification proceedings, or petitions seeking a representation proceeding, presently pending or, to Seller’s Knowledge, threatened to be brought or filed with the National Labor Relations Board or any other Governmental Authority. There is not, and has not been during the three year period prior to the date hereof, any strike, slowdown, work stoppage, lockout, picketing or any similar activity or dispute or, to Seller’s Knowledge, any union organizing activity by or on behalf of any employees of the Company Group, including, in each case, to Seller’s Knowledge, any threats thereof. There are no, and have not been during the three-year period prior to the date hereof, unfair labor practice charges or complaints pending by or before the National Labor Relations Board or any other Governmental Authority against the Company Group, or, to Seller’s Knowledge, any threats thereof.

(iii)        The employment of the Company Group’s employees is terminable at will without notice to any employee or cost to the Company Group, except for payment of accrued salaries or wages and vacation pay as required by Law. No employee of any member of the Company Group has given or received notice of termination of such employee’s employment or has entered into a termination agreement with any member of the Company Group or has received or made an offer of such an agreement.

(iv)       Each member of the Company Group is, and during the three-year period prior to the date hereof, has been, in material compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including worker classification (including as exempt or non-exempt for overtime purposes or as an independent contractor or employee), plant closings, labor relations, collective bargaining, child labor, discrimination, harassment and retaliation, equal employment opportunities, fair employment practices, disability rights or benefits, reasonable accommodations, employee recordkeeping, meal and rest periods, immigration (including, as applicable, completion and retention of Forms I-9), employee safety and health, payment of wages (including overtime wages), automated employment decision tools and artificial intelligence, pay transparency, employee trainings and notices, unemployment and workers’ compensation, time off and leaves of absence, and hours of work. No member of the Company Group is delinquent in any payments to any current or former employees, individual independent contractors, or other individual service providers for any wages, salaries, fees, commissions, bonuses, severance, termination pay or other compensation for any services performed by, or amounts required to be reimbursed to, such Persons. No member of the Company Group is liable for any fines, Taxes, interest or other penalties for any failure to pay or delinquency in paying such compensation.

(v)        There are no pending, and have not been during the past three years, Proceedings against any member of the Company Group, or, to Seller’s Knowledge, threatened to be brought or filed against any member of the Company Group, relating to any of the Company Group’s current or former employees, applicants for employment, individual independent contractors, consultants, volunteers, interns or other individual service providers, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage or hours violations, unpaid wages, misclassification, unpaid commissions, wrongful termination or any other employment related matter arising under applicable Laws.

(vi)        During the three-year period prior to the date hereof, no member of the Company Group has entered into or otherwise been a party to any settlement agreement with a current or former officer, director, employee or individual independent contractor resolving allegations of sexual harassment or misconduct by any officer, director or managerial employee of the Company Group. No member of the Company Group has conducted any investigations related to allegations of sexual harassment or misconduct by any officer, director or managerial employee of the Company Group, except for investigations that are completed and did not substantiate any alleged wrongdoing. There are no, and during the three-year period prior to the date hereof there have not been any, (A) allegations of sexual harassment or misconduct made against any officer, director or managerial employee of the Company Group; or (B) Proceedings pending or, to Seller’s Knowledge, threatened against any member of the Company Group, in each case, involving allegations of sexual harassment or misconduct by any director, officer or managerial employee of the Company Group.

(vii)       As of the Closing, the Company Group has timely paid or accrued, and is not and has not been liable for any arrears of, any and all salaries, wages, bonus, sales commission, vacation and sick pay, profit sharing obligations, other compensation amounts or benefits, and Taxes and penalties (if any) due and owing to or with respect to its current and former employees. No employee or former employee has any contractual right to be rehired by the Company Group prior to the Company Group’s hiring a person not previously employed by the Company Group. Neither the Company Group nor Seller has taken any actions which were calculated to dissuade any of its present Representatives from becoming associated with Purchaser.

(viii)     All persons classified or treated by the Company Group as independent contractors, consultants or otherwise as non-employees have been properly classified and treated as such and satisfy all applicable Laws to be so classified or treated, and the Company Group has properly, fully and accurately reported their compensation of any kind on IRS Forms 1099 or as otherwise required by any Law. The Company Group does not have any liability or obligations arising out of the hiring or retention of persons to provide services to the Company Group and treating such persons as consultants or independent contractors and not as employees of the Company Group. All employees of the Company Group have been correctly classified as exempt or non-exempt for purposes of the FLSA and any similar state Law, and overtime has been properly recorded and paid for all such employees classified as non-exempt.

(ix)       The Company Group has properly completed and retained a Form I-9 with respect to each of its current and past employees and has, in good faith, verified and fully recorded on the Form I-9 the information for the documents establishing identity and work authorization for each of its employees and has provided to Purchaser complete and accurate copies of all such Form I-9s, together with copies of the employees’ supporting documentation evidencing that the employees have valid work authorization to be employed by the Company Group. Neither the Company Group nor Seller has ever been the subject of an audit nor has the Company Group or Seller been the subject of a Proceeding from the United States Department of Homeland Security, including Immigration and Customs Enforcement, (or any predecessor thereto, including the United States Customs Service or the Immigration and Naturalization Service) or any other immigration-related enforcement Proceeding.

(x)         No member of the Company Group has undertaken any work reduction program within the past three years, and no such program has been adopted or publicly announced by any member of the Company Group. Each member of the Company Group is in compliance with the federal Workers Adjustment and Retraining Notification Act and all similar state or local Laws (collectively, the “WARN Act”), and no member of the Company Group has any Liability pursuant to the WARN Act. The Company Group has not implemented or been involved in any “mass layoff” or “plant closing” as defined in the WARN Act within the past three years, and none is currently planned.

(p)          Tax Matters.

(i)          All material amounts of Taxes due and owing by the Company Group on or before the date hereof (whether or not shown on any Tax Return) have been fully and timely paid.

(ii)        The Company Group has timely filed all Tax Returns that were required to be filed by or with respect to it under applicable Law (taking into account any extensions). All such Tax Returns are true, correct and complete in all material respects and disclose all Taxes required to be paid by or with respect to the Company Group for the periods covered thereby and have been prepared in compliance with all applicable Law in all material respects. To Seller’s Knowledge, no claim has been made by any Governmental Authority in any jurisdiction where the Company Group does not file a particular Tax Return or pay a particular Tax that the Company Group is subject to taxation by that jurisdiction.

(iii)        All deficiencies asserted or assessments made as a result of any examination of the Tax Returns filed by or on behalf of the Company Group have been paid in full or otherwise finally resolved.

(iv)       As of the date of the Interim Financial Statements, the charges, accruals and reserves for Taxes of the Company Group reflected on the books of the Company Group (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) are adequate in all material respects to cover Tax liabilities set forth on the face of the Interim Financial Statements. Since the date of the Interim Financial Statements, the Company Group has not incurred any material Tax liability, engaged in any transaction, or taken any other action outside the Ordinary Course of Business.

(v)          There are no Tax rulings, requests for rulings or closing agreements relating to Taxes for which the Company Group may be liable that could affect the Company Group’s liability for Taxes for any taxable period ending after the Closing Date.

(vi)       No member of the Company Group has granted any Person any power of attorney that is currently in force with respect to any material Tax matter.

(vii)       None of the outstanding liabilities of the Company Group constitute indebtedness with respect to which any interest deductions may be disallowed under Section 163(i), Section 163(j), Section 163(l) or Section 279 of the Code or under any other provision of applicable Law.

(viii)     All material Taxes that the Company Group is or was required by Law to withhold or collect have been duly and timely withheld or collected on behalf of its respective employees, independent contractors, securityholders, lenders, customers or other third parties and have been timely paid to the proper Governmental Authority or other Person or properly set aside in accounts for this purpose.

(ix)        There are no Claims for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company Group.

(x)         No deficiencies for a material amount of Taxes with respect to the Company Group have been claimed, proposed or assessed by any Governmental Authority in writing. There are no pending or ongoing and, to Seller’s Knowledge, no threatened audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of the Company Group. No member of the Company Group, nor any of its predecessors has waived any statute of limitations or agreed to any extension of time with respect to any income or other material Tax assessment or deficiency.

(xi)        No member of the Company Group is a party to or bound by any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement in favor of any Person with respect to Taxes (including any advance pricing agreement or other similar agreement relating to Taxes with any Governmental Authority), other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes.

(xii)      No member of the Company Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes for a Tax period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount, advance payment or deferred revenue received or accrued on or prior to the Closing Date; (vii) application of Section 367(d) of the Code to any transfer of intangible property on or prior to the Closing Date; (viii) application of Sections 951 or 951A of the Code (or any similar provision of state, local or foreign Law) to any income received or accrued on or prior to the Closing Date; or (ix) election under Section 108(i) of the Code (or any similar provision of state, local or foreign Law). Neither the Company or OpCo has made any election under Section 965(h) of the Code.

(xiii)      No member of the Company Group has ever been (i) a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is the Company) or (ii) a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income Tax purposes. No member of the Company Group has any liability for Taxes of another Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract or otherwise.

(xiv)      No member of the Company Group has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provisions of state, local or foreign Law).

(xv)       No member of the Company Group (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (iii) has had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise had an office or fixed place of business in a country other than the country in which it is organized.

(xvi)      No member of the Company Group has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” within the meaning of Section 6707A(c) of the Code and Treasury Regulations Section 1.6011-4(b) and, with respect to each transaction in which the Company Group has participated that is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1), such participation has been properly disclosed on IRS Form 8886 (Reportable Transaction Disclosure Statement) and on any corresponding form required under state, local or other Law.

(xvii)     The Company Group has complied in all respects with the intercompany transfer pricing provisions of Section 482 of the Code (and any analogous provision of any Law relating to Taxes), including, but not limited to, the contemporaneous documentation and disclosure requirements thereunder. All transactions between members of the Company Group are on arm’s length terms for purposes of the relevant transfer pricing Laws. All related documentation required by such Laws has been prepared or obtained and, if necessary, retained. There are no circumstances which could result in any Governmental Authority making any adjustment for Tax purposes, or requiring any such adjustment to be made. No such adjustment has been made by the Company Group or made or proposed by any Governmental Authority.

(xviii)    Schedule 2.2(p)(xviii) sets forth the entity classification of each member of the Company Group for U.S. federal income Tax purposes. No member of the Company Group has made an election or taken any other action to change its federal and state income tax classification from such classification.

(xix)       The Company has made a valid election under Section 1362 of the Code to be treated as an “S corporation” and has at all times since the date it was organized qualified as an “S corporation” for purposes of Subchapter S of the Code.

(xx)       No member of the Company Group is a successor to any entity. No member of the Company Group has ever been subject to Tax under Section 1374 or 1375 of the Code or will be subject to Tax under Section 1374 of the Code with respect to the transactions contemplated by this Agreement.

(xxi)       All deductions claimed by the Company Group for compensation paid to employees or independent contractors who are shareholders of the Company Group represent reasonable compensation for the services rendered by such persons (within the meaning of Treas. Reg Section 1.162-7) and no portion thereof represents excessive compensation described in Treas. Reg. Section 1.162-8.

(xxii)     No member of the Company Group has taken or agreed to take any action, and is not aware of the existence of any fact or circumstance, that could reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” under Section 368(a)(1)(A) of the Code.

For purposes of this Section 2.2(p), each reference to the Company Group shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, any member of the Company Group.

(q)          Litigation.

(i)          There is no, and since December 31, 2022 there has been no, Proceeding or other compliance or enforcement action before any commission or other Governmental Authority pending, or, to Seller’s Knowledge, threatened, whether written or otherwise that, if resolved against the Company Group, would have any material effect on the Company Group, (A) by or against any member of the Company Group, (B) by or against any member of the Company Group’s directors, managers, officers, employees, shareholders, partners, or members and relating to the Company Group or the Business, (C) with respect to or affecting the Company Group’s operations, business, employees or financial condition, or (D) related to the consummation of the transactions contemplated hereby, or (E) would reasonably be expected to be material to the Company Group, taken as a whole.

(ii)         There are no, and during the three-year period prior to the date hereof there have been no, Proceedings pending or threatened against the Company Group or the Business that resulted in, or where that damages or remedy sought would likely constitute, Liability to the Company Group in excess of $250,000.

(iii)        No member of the Company Group nor any of the assets owned or used by the Company Group are, or during the three-year period prior to the date hereof, have been, subject to any outstanding Order. To Seller’s Knowledge, no officer or employee of the Company Group is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company Group or to any assets owned or used by the Company Group.

(r)          Laws.

(i)         The Company Group is and, during the three-year period prior to the date hereof, has been in material compliance with all Laws and has made no false or misleading certification or filing, including by omission, with any Governmental Authority. Neither Seller (with respect to the Business) nor any member of the Company Group is a party to, or bound by, any Order (or Contract entered into in any Proceeding) with respect to the properties, assets, personnel or business activities of the Company Group. Neither Seller (with respect to the Business) nor any member of the Company Group nor any of the Company Group’s officers, directors, managers, employees, agents or contractors (with respect to the Business) are, or have been found or alleged by a Governmental Authority, to be in violation of, or delinquent or non-compliant in any material respect of, any applicable Law, including, but not limited to, Environmental Laws and Laws relating to equal employment opportunities, fair employment practices (including with respect to non-discrimination, retaliation and harassment), affirmative action requirements, unfair labor practices, labor relations, terms and conditions of employment, classification of employees and independent contractors, occupational health and safety, wages and hours, overtime and exemptions therefrom, leaves, disabilities, payment of commissions, facility closings and layoffs, whistleblowing, immigration, safety and health, workers’ compensation, privacy and confidentiality, data security, the collection and payment of withholding social security or similar Taxes, and zoning ordinances and building codes. The Company Group has not received any written notice from any Governmental Authority or any other Person regarding any actual, alleged or potential violation of, or failure to comply with, any term or requirement of any applicable Law or any other Proceeding. Each Contract and other financial arrangements and relationships entered into by any member of the Company Group with customers, vendors, suppliers, resellers, agents, employees and contractors is in compliance with all Laws.

(ii)          None of Seller, any member of the Company Group or any director, officer, employee, agent or affiliate of a member of the Company Group is a Person that is, or is owned or controlled by Persons that are: (A) the target of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, or other relevant sanctions authority (collectively, “Sanctions”), or (B) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including Cuba, Iran, North Korea and the Crimea, Donetsk and Luhansk regions of Ukraine. Each member of the Company Group is and since January 1, 2020 has been in compliance with U.S. and other applicable Sanctions, and for the past five years with U.S. and other applicable export and import controls, including applicable regulations of the U.S. Department of Commerce, the U.S. Department of Treasury and the U.S. Department of State (collectively, “Export Controls”), customs Laws, anti-boycott Laws, anti-terrorism Laws, and related measures, including those administered by the U.S. Department of Commerce, the U.S. Department of State, and the U.S. Department of Treasury (collectively, with Sanctions and Export Controls, “Trade Laws”). The Company Group has established and maintained policies and procedures and systems of internal controls to ensure compliance with Trade Laws.

(iii)       None of Seller, nor any member of the Company Group, nor any of their respective officers, directors, employees, agents, distributors and other Persons acting for or on behalf of the Company Group (a) has made, authorized or offered, directly or indirectly, any bribe, rebate, payoff, influence payment, kickback or other payment of funds or received or retained any funds in violation of any applicable Law; or (b) has taken any action, directly or indirectly, which would cause the Company Group to be in violation of the Foreign Corrupt Practices Act of 1977 or any other anti-corruption, anti-money laundering and/or anti-bribery Laws applicable to the Company Group. The Company Group has established and maintained written policies and procedures and systems of internal controls to ensure compliance with the U.S. Foreign Corrupt Practices Act of 1977 and other anti-corruption, anti-money laundering and anti-bribery Laws applicable to the Company Group, and to ensure that all books and records of the Company Group accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. There is not currently and for the past five years there has not been any disclosure, internal investigation or Proceeding, including those pending or threatened, involving either any member of the Company Group or any of its directors, managers, officers, employees, agents or other Persons associated with or acting on its behalf related to any of the foregoing, including with respect to the Company Group’s compliance with the U.S. Foreign Corrupt Practices Act of 1977 or any other anti-corruption, anti-money laundering or anti-bribery Laws applicable to the Company Group, and there are no facts or circumstances that would reasonably be expected to form the basis for any such disclosure, internal investigation or Proceeding.

(iv)        No member of the Company Group is, or has been, a party to or bound by any Contract that was entered into based on any member of the Company Group’s ability to qualify under 13 C.F.R. 121.201 or any similar provision under state law (“Small Business Status”), whether or not such Contract was entered into with a Governmental Authority and whether or not such Contract was designated as a set aside for entities with Small Business Status. Schedule 2.2(r)(iv) correctly and completely lists any Contract, as well as the annual and total payments to be made thereunder, that any member of the Company Group is, or within the last 24 months was, a party to or bound by, where any member of the Company Group was designated as having Small Business Status.

(s)          Real Estate.

(i)          The Company Group does not own, and has never owned, any real property. The Company Group is not obligated or bound by any options, obligations or rights of first refusal or contractual rights to sell, lease (as a lessor) or acquire any real property. Except as set forth on Schedule 2.2(s)(i) (such premises, the “Leased Real Property”), the Company Group does not lease, sublease, license or occupy any real property. The Leased Real Property is leased, subleased, licensed to or occupied by the Company Group pursuant to each lease, sublease, license or occupancy agreement set forth on Schedule 2.2(s)(i), a true and complete copy of which, including all amendments thereto, has been delivered to Purchaser (each, a “Real Estate Lease”). Each Real Estate Lease is in full force and effect and all rentals, royalties or other payments accruing thereunder prior to the date hereof have been fully paid. The Company Group (and, to Seller’s Knowledge, the landlord or other third party) is in compliance with, and no default by the Company Group (or, to Seller’s Knowledge, the landlord or other third party) exists under, each Real Estate Lease, nor to Seller’s Knowledge does any condition exist that, with the giving of notice or the passage of time or both would constitute a default under each Real Estate Lease. The Company Group has the right to use all of the Leased Real Property for the full term of each Real Estate Lease (and any renewal options) relating thereto. The Company Group has valid leasehold interests in the Leased Real Property, free and clear of all Claims, other than Permitted Claims. The Company Group has not assigned, transferred or pledged any interest in each Real Estate Lease.

(ii)        The Company Group’s possession, occupancy, lease, use and/or operation of each such Leased Real Property conforms to all applicable Laws, and the Company Group has exclusive possession of each such Leased Real Property and leasehold interest and has not granted any occupancy rights to tenants or licensees with respect to such Leased Real Property or leasehold interest. In addition, each such Leased Real Property and leasehold interest is free and clear of all Claims other than Permitted Claims. No member of the Company Group has received any written notice from their landlords or any Governmental Authority regarding any material claim that: (i) relates to violations of building, zoning, safety or fire ordinances or regulations; (ii) claims any defect or deficiency with respect to any of such properties; or (iii) requests the performance of any repairs, alterations or other work to such properties. Each member of the Company Group, as applicable, has the right to use all the Leased Real Property for the full term of each such Real Estate Lease (and any renewal options) relating thereto. No member of the Company Group has assigned, transferred or pledged any interest in any of the Real Estate Leases. Neither the whole nor any part of the Leased Real Property is subject to any pending suit for condemnation or other taking by any Governmental Authority, and, to Seller’s Knowledge, no such condemnation or other taking is threatened or contemplated. All buildings, structures, facilities and improvements located on the Leased Real Property, including buildings, structures, facilities and improvements which are under construction (collectively, “Improvements”) comply in all material respects with valid and current certificates of occupancy or similar permits to the extent required by Law for the use thereof, and conform in all material respects with all applicable Laws. The Improvements are in all material respects (A) in good operating condition and repair (ordinary wear and tear excepted) and (B) suitable and adequate for continued use in the manner in which they are presently being used. The Leased Real Property constitutes all of the real property used by the Company Group.

(t)          Environmental Matters. Each member of the Company Group is and, during the three-year period prior to the date hereof, has been in compliance, in all material respects, with all applicable Environmental Laws. Each member of the Company Group possesses all Governmental Authorizations required under applicable Environmental Laws for the ownership, lease, or operation of its respective business or any real property (“Environmental Permits”), all such Environmental Permits are valid and in full force and effect, and each member of the Company Group is and, during the three-year period prior to the date hereof, has been in compliance, in all material respects, with the terms and conditions thereof, and there are no Proceedings pending or, to Seller’s Knowledge, threatened that seek the revocation, cancellation, suspension, or adverse modification of any such Environmental Permit. No member of the Company Group has received any written notice or other communication (in writing or otherwise), whether from a Governmental Authority or other Person, and there is no Proceeding or Order pending, or to Seller’s Knowledge, threatened, in each case, that alleges that any member of the Company Group is in material violation of or has material Liability pursuant to any Environmental Law or that is related to the Release of any Hazardous Materials, in each case, that has not been fully resolved or is the source of ongoing material obligations under Environmental Law, and, to Seller’s Knowledge, there are no circumstances that would reasonably be expected to prevent or interfere with the Company Group’s compliance in any material respects with any Environmental Law. There has been no Release of, or exposure to, any Hazardous Materials at, on, under or from any real property currently or formerly owned, leased or operated by the Company Group or at any third party site to which Hazardous Materials generated by the Company Group were sent for treatment, recycling, storage or disposal, in each case, in material violation of or in a manner or under conditions as could reasonably be expected to result in any material Liability of the Company Group pursuant to Environmental Law. No member of the Company Group has assumed or provided indemnity against any material Liability of any other Person under any Environmental Laws, including any obligation for corrective or remedial action. No member of the Company Group is currently operating or required to be operating their respective business or any real property owned, leased or operated by the Company Group under any Order issued or entered into pursuant to any Environmental Law. No consent, approval or Governmental Authorization of or registration or filing with any Governmental Authority is required by Environmental Laws in connection with the execution and delivery of this Agreement or consummation of the transactions contemplated hereby by any member of the Company Group. Prior to the date hereof, Seller has provided or otherwise made available to Purchaser true, correct and complete copies of all environmental reports, assessments, studies, audits, notices of violation, Environmental Permits, Orders and other material environmental documents in the possession or control of the Company Group with respect to any property currently or formerly owned, leased or operated by the Company Group or any business operated by it.

(u)          Intellectual Property.

(i)          Schedule 2.2(u)(i) identifies each item of Company Registered Intellectual Property, including, with respect to each registration and application: (i) the name of the applicant/registrant, (ii) the jurisdiction of application/registration, (iii) the application or registration number and (iv) any other co-owners. Each of the patents and patent applications included in Schedule 2.2(u)(i) identifies each item of Company Registered Intellectual Property, including, with respect to each registration and application: (i) the name of the applicant/registrant, (ii) the jurisdiction of application/registration, (iii) the application or registration number and (iv) any other co-owners. Each of the patents and patent applications included in Schedule 2.2(u)(i) properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States. As of the date of this Agreement, no cancellation, interference, opposition, reissue, reexamination or other proceeding of any nature (other than office actions or similar communications issued by any Governmental Authority in the ordinary course of prosecution of any pending applications for registration) is pending or, to Seller’s Knowledge, threatened in writing, in which the scope, validity, enforceability or ownership of any Company Intellectual Property is being or has been contested or challenged. Each item of Company Intellectual Property is valid and enforceable, and with respect to the Company Registered Intellectual Property, subsisting. The Company Registered Intellectual Property has been duly prosecuted, maintained and renewed in accordance with all applicable Laws; is not subject to any unpaid maintenance fees, annuities, renewal fees or similar payments; and is not subject to any disclaimer (other than standard USPTO disclaimers), narrowing amendment, consent agreement, settlement agreement, concurrent use agreement or other limitation that materially restricts its scope, enforceability, geographic coverage or use. The Company Group has continuously used each Trademark that is Company Intellectual Property in commerce in the applicable jurisdictions in a manner sufficient to maintain and preserve all rights therein, including common law rights. To Seller’s Knowledge, no Trademark that is Company Intellectual Property is generic, descriptive without secondary meaning in a manner that could reasonably be expected to result in such Trademark being invalid or unenforceable.

(ii)         The Company Group exclusively owns, is the sole assignee of, or has exclusively licensed all Company Intellectual Property, free and clear of all Claims other than Permitted Claims. The Company Intellectual Property and the Intellectual Property Rights licensed to the Company Group pursuant to a valid, enforceable written agreement constitute all Intellectual Property Rights used in, material to or otherwise necessary for the operation of the Company Group’s business as currently conducted. Each current or former employee, independent contractor, officer or director of the Company Group involved in the creation or development of any Company Intellectual Property, pursuant to such Person’s activities on behalf of the Company Group, has signed a valid and enforceable written agreement containing an assignment of such Person’s rights in such Company Intellectual Property to the Company Group, and each current or former employee, independent contractor, officer or director of the Company Group who has or has had access to the Company Group’s trade secrets or confidential information has signed a valid and enforceable written agreement containing confidentiality provisions protecting the Company Intellectual Property, trade secrets and confidential information. The Company Group has taken commercially reasonable steps to protect and preserve the confidentiality of its trade secrets and confidential information. The Company Group exclusively owns all right, title and interest in and to all of its customer lists, loyalty program data, marketing databases and other proprietary databases (subject only to Data Protection Requirements), and no third party has any ownership rights or rights to receive any royalties related to such lists and data.

(iii)       No funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution has been used to create Company Intellectual Property, except for any such funding or use of facilities or personnel that does not result in such Governmental Authority or institution obtaining ownership rights or a license to such Company Intellectual Property or the right to receive royalties for the practice of such Company Intellectual Property or the right to permit third parties to use such Company Intellectual Property.

(iv)        Schedule 2.2(u)(iv), sets forth each license agreement pursuant to which any member of the Company Group (i) is granted a license under any Intellectual Property Right owned by any third party that is used by the Company Group in its business as currently conducted (each a “Company In-bound License”) or (ii) grants to any third party a license under any Company Intellectual Property or Intellectual Property Right licensed to the Company Group under a Company In-bound License (each a “Company Out-bound License”) (provided, however, that Company In-bound Licenses shall not include, when entered into in the Ordinary Course of Business, agreements with current or former employees, independent contractors, officers or directors of the Company Group, services agreements in which any license of Intellectual Property Rights are incidental to the purpose of the agreement, non-disclosure agreements, commercially available software-as-a-service offerings or off-the-shelf software licenses; and Company Out-bound Licenses shall not include, when entered into in the Ordinary Course of Business, services agreements in which any license of Intellectual Property Rights are incidental to the purpose of the agreement, non-disclosure agreements, or non-exclusive outbound licenses). All Company In-bound Licenses and Company Out-bound Licenses are in full force and effect and are valid, enforceable and binding obligations of the Company Group and, to Seller’s Knowledge, each other party to such Company In-bound Licenses or Company Out-bound Licenses. No member of the Company Group, nor to Seller’s Knowledge, any other party to such Company In-bound Licenses or Company Out-bound Licenses, is in breach under any Company In-bound Licenses or Company Out-bound Licenses. No member of the Company Group has granted to any Person an exclusive license to any Company Intellectual Property.

(v)         The operation of the business of the Company Group does not infringe, misappropriate or otherwise violate, and has not, since December 31, 2022, infringed, misappropriated or otherwise violated, any Intellectual Property Rights of any other Person, in each case in a manner that could reasonably be expected to result in material Liability for the Company Group. To Seller’s Knowledge, no other Person is infringing, misappropriating or otherwise violating, or has, since December 31, 2022, infringed, misappropriated or otherwise violated, any Company Intellectual Property. No Proceeding is, or since December 31, 2022 has been, pending (or, to Seller’s Knowledge, is, or since December 31, 2022 has been, threatened in writing) (A) against any member of the Company Group alleging that the operation of the business of the Company Group infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person or (B) by any member of the Company Group alleging that another Person has infringed, misappropriated or otherwise violated any of the Company Intellectual Property or any Intellectual Property Rights exclusively licensed to any member of the Company Group. Since December 31, 2022, the Company Group has not received any written notice or other written communication alleging that the operation of the business of the Company Group infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person. The Company Group has taken commercially reasonable steps to police and enforce its rights in the Trademarks that are Company Intellectual Property, including against counterfeit, infringing or unauthorized uses. No Trademark that is Company Intellectual Property is subject to dilution, tarnishment or loss of distinctiveness. The Company Group has recorded its material registered Trademarks with U.S. Customs and Border Protection and any applicable foreign customs authorities where commercially appropriate.

(vi)       None of the Company Intellectual Property is subject to any pending or outstanding Order or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by the Company Group of any such Company Intellectual Property or Intellectual Property Rights exclusively licensed to the Company Group.

(vii)       No Contract to which any member of the Company Group is a party would, upon the Closing, grant or purport to grant to any Person any license, covenant not to sue, or other rights related to Intellectual Property Rights owned by Purchaser or any of its Affiliates (other than the Company Group). The Company Group owns or otherwise has the right to use all Intellectual Property Rights used in or necessary to the conduct of the business of the Company Group. All Intellectual Property Rights used in or necessary to the conduct of the business of the Company Group as currently conducted shall be owned or available for use by the Company Group immediately after the Closing on terms and conditions substantially the same as those under which the Company Group owned or used such Intellectual Property Rights immediately prior to the Closing.

(viii)      The Company Intellectual Property does not include any proprietary software that is material to the operation of the business of the Company Group.

(v)          Privacy; Company IT Systems and Cybersecurity.

(i)         The Company Group, and the operation of the Company Group’s business, are and have been in compliance in all material respects with all Data Protection Requirements, including as applicable and without limitation in respect of any restrictions on cross-border transfers and the requirement to provide adequate notice and establish a valid legal basis for the Processing of Personal Data. Each member of the Company Group and, to Seller’s Knowledge, its Data Processors are not experiencing and have not experienced since December 31, 2022 (i) a Security Incident, or (ii) a violation of any security policy of the Company Group regarding any Company Data used in or for the business of the Company Group. No member of the Company Group has received a written notice (including any enforcement notice or Proceeding), letter, or complaint from a Person alleging noncompliance or potentially noncompliance with any Data Protection Requirements. The Company Group is not in breach or default of any Contracts relating to Company IT Systems or Company Data.

(ii)       Where the Company Group uses a Data Processor to Process Company Data, the Company Group has in place Contracts with all Data Processors to ensure that the Data Processor maintains the confidentiality and security of the Company Data and complies at all times with Data Protection Requirements, and such Contracts include Processing provisions as required under Data Protection Requirements. Each member of the Company Group and, to Seller’s Knowledge, its Data Processors are in compliance with Laws and Data Protection Requirements regarding providing access to, transferring to, disclosing to or otherwise making available data to a Person outside the country of origin for that data, including any restrictions regarding cross-border transfers. Each member of the Company Group has at all times (i) provided adequate notice to and obtained any necessary consents from individuals required for any past or present Processing of Personal Data as conducted by or for the Company Group, (ii) abided by any privacy choices (including opt-out preferences, access requests, deletion requests and correction requests) of any individuals relating to Personal Data, (iii) maintained a record of Personal Data Processing activities, (iv) retained Personal Data only for as long as is necessary, (v) conducted vendor due diligence appropriate to the risk posed by a Data Processor and (vi) complied with all obligations, commitments and restrictions related to and governing the Processing of Company Data under Data Protection Requirements. All Company Data will continue to be available for Processing by the Company Group following the Closing on substantially the same terms and conditions as existed immediately before the Closing.

(iii)      The Company Group has established an Information Security Program that is appropriately implemented and maintained, and there have been no material violations of the Information Security Program. On a regular and ongoing basis, the Company Group assesses its critical, and high risks and vulnerabilities and it has proven sufficient and compliant with Data Protection Requirements. The Company IT Systems are in good working condition, do not contain any Malicious Code or defect, and operate and perform as necessary to conduct the business of the Company Group. The Company Group has disclosed its cyber liability insurance coverage limits.

(w)         Key Relationships.

(i)         Schedule 2.2(w)(i) sets forth a true, correct and complete list of the top ten vendors and/or suppliers (measured by dollar volume of purchases by such supplier) of the Company Group, taken as a whole, for each of the fiscal year ended December 31, 2024, the fiscal year ended December 31, 2025 and the three-month period ended March 31, 2026 (each, a “Significant Vendor”).

(ii)       During the past 12 months, no Significant Vendor has cancelled, failed to renew or otherwise terminated its relationship with the Company Group, or has materially altered in a manner adverse to the Company Group its relationship with the Company Group. During the past 12 months, no member of the Company Group has received any notice or threat of termination from any Significant Vendor or any written indication from any Significant Vendor that such Person intends to materially and adversely modify its relationship with the Company Group, taken as a whole. To Seller’s Knowledge, no Significant Vendor is insolvent or intends to liquidate, dissolve, seek an assignment for the benefit of creditors, appoint a receiver, or voluntarily or involuntarily file or initiate bankruptcy proceedings.

(x)         Warranties.  No member of the Company Group has made any oral or written warranties with respect to its goods or services. There are no claims pending or, to Seller’s Knowledge, threatened against any member of the Company Group with respect to a breach of warranties that would reasonably be expected to exceed the applicable reserves on the balance sheets of the Company Group.

(y)          Bank Accounts.  Schedule 2.2(y) sets forth the name of each bank, securities broker or other financial institution in which the Company Group has an account, and the names of all Persons authorized to draw thereon or have access thereto.

(z)         Brokers and Finders. Except as set forth on Schedule 2.2(z), no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any member of the Company Group. Seller has made available to Purchaser true, correct and complete copies of all Contracts reflecting any arrangement pursuant to the immediate preceding sentence pursuant to which such Person would be entitled to any payment relating to the transactions contemplated hereby.

(aa)        Accredited Investor.  In acquiring BBBY Common Stock, Seller is not offering or selling, and shall not offer or sell the BBBY Common Stock received as the Equity Purchase Price, in connection with any distribution of such BBBY Common Stock, and Seller has no participation and shall not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities Laws. Seller acknowledges that it can bear the economic risk of its investment in BBBY Common Stock and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in BBBY Common Stock. With the assistance of Seller’s own professional advisors, to the extent Seller has deemed appropriate, Seller has made its own legal, tax, accounting and financial evaluation of the merits and risks of any investment in BBBY Common Stock. Seller confirms that it is not relying on any communication (written or oral) of Purchaser Parent, Purchaser, their Affiliates and their respective Representatives, as investment or tax advice or as a recommendation to acquire any BBBY Common Stock, other than the representations and warranties contained herein. Seller is an “accredited investor” as such term is defined in Regulation D under the Securities Act.

(bb)      Complete Disclosure.  The representations and warranties of Seller in this Agreement do not omit to state a material fact necessary in order to make the representations, warranties or statements contained herein not misleading. The copies of all documents furnished by or on behalf of Seller to Purchaser pursuant to the terms of this Agreement are complete and accurate. The information contained in the Disclosure Schedule is complete and accurate.

(cc)   NON-RELIANCE; DISCLAIMER OF OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 2.2 AND THE CERTIFICATE DELIVERED PURSUANT TO SECTION 1.11(a)(viii), NEITHER SELLER NOR ANY OTHER PERSON MAKES ANY REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO SELLER, ITS SUBSIDIARIES, ITS OR THEIR RESPECTIVE BUSINESS, OPERATIONS, ASSETS, EQUITY INTERESTS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS OR ANY INFORMATION PROVIDED TO PURCHASER. WITHOUT LIMITING THE FOREGOING, NEITHER SELLER NOR ANY OTHER PERSON IS MAKING ANY REPRESENTATION OR WARRANTY TO PURCHASER OR ANY OF ITS AFFILIATES WITH RESPECT TO ANY FINANCIAL PROJECTION OR FORECAST RELATING TO THE BUSINESS, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS OF SELLER, ITS SUBSIDIARIES OR ANY OF THEIR AFFILIATES. NEITHER PURCHASER PARENT NOR PURCHASER NOR ANY OF THEIR AFFILIATES HAS BEEN INDUCED BY, OR RELIED UPON, ANY REPRESENTATION, WARRANTY, COVENANT OR STATEMENT (WRITTEN OR ORAL), WHETHER EXPRESS OR IMPLIED, MADE BY SELLER OR ANY OTHER PERSON THAT IS NOT EXPRESSLY SET FORTH IN THIS SECTION 2.2 AND THE CERTIFICATE DELIVERED PURSUANT TO SECTION 1.11(a)(viii).

ARTICLE III
Covenants

3.1          Covenants Relating to Conduct of Business:

(a)       Prior to the Closing or earlier termination of this Agreement in accordance with ARTICLE VI, except (i) as required by applicable Law, (ii) as otherwise contemplated by this Agreement, or (iii) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), Seller shall, and shall cause each member of the Company Group to, (A) operate and conduct the Company Group’s business in the Ordinary Course of Business and in compliance with applicable Law, (B) preserve substantially intact and maintain in good operating condition and repair in a manner consistent with past practice the assets of the Company Group, and (C) preserve substantially intact the Company Group’s current business relationships and goodwill with employees, customers, lenders, suppliers, Governmental Authorities and other Persons having material business relationships with the Company Group. To the extent Seller is required by applicable Law to take any action that is outside the scope of the Ordinary Course of Business, Seller shall consult with Purchaser regarding the appropriate action.

(b)        Without limiting the generality of the foregoing, prior to the Closing or earlier termination of this Agreement in accordance with ARTICLE VI, except (i) as required by applicable Law, (ii) with the prior written consent of Purchaser or (iii) as set forth in Schedule 3.1(b), Seller shall not, and shall cause each member of the Company Group not to:

(i)         transfer, issue, sell or dispose of any Shares or Equity Securities of any member of the Company Group; grant options, warrants, calls or other rights to purchase or otherwise acquire Shares or Equity Securities of any member of the Company Group, or make any cash contributions;

(ii)         effect any recapitalization, reclassification or like change in the capitalization of any member of the Company Group;

(iii)        declare, set aside or pay any dividend or make any other distribution, in each case, to its members or equityholders with respect to the Shares or Equity Securities (whether in cash or in kind);

(iv)         modify or amend the Organizational Documents of any member of the Company Group;

(v)        acquire (whether by merger, acquisition of stock or assets or otherwise) any business, line of business or Equity Securities in any Person, or enter into any joint venture or partnership with any Person or acquire, directly or indirectly, any assets, Equity Securities, properties or businesses of any Person;

(vi)        enter into any Contract that limits or otherwise restricts in any respect any member of the Company Group or their business after the Closing from engaging or competing in any line of business, in any location or with any Person;

(vii)        subject any of the properties or assets (whether tangible or intangible) of the Company Group to any Claims;

(viii)       incur, assume or guarantee any Indebtedness;

(ix)         cancel or compromise any Indebtedness or claim owing to any member of the Company Group;

(x)          prepay any outstanding Indebtedness of the Company Group;

(xi)       adopt any plan of merger, consolidation, reorganization, liquidation or dissolution or file a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(xii)        indemnify any third party;

(xiii)      except as required by the express terms of this Agreement, or as required by the terms of any Employee Plan (a copy of which has been made available to Purchaser) (A) issue or grant any awards under any Employee Plan, (B) grant or provide any change-in-control, retention, severance, termination or similar compensation or benefits to employee or other individual service provider, (C) increase the compensation or benefits payable to any current or former director, officer, manager, employee, individual independent contractor, consultant, or other individual service provider (other than changes in the Ordinary Course of Business for such Persons with annual base compensation or fees not greater than $500,000); (D) establish, adopt, amend, renew, announce, waive any rights with respect to, modify or terminate (or commit to do any of the preceding in respect of) any Employee Plan, other than changes in the Ordinary Course of Business in connection with an open enrollment period, provided, that such changes do not materially increase the expense of maintaining the Employee Plan, (E) accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Employee Plan, (F) hire, make an offer of employment to, promote, change the title of, or engage any employee or individual independent contractor with annual base compensation or fees in excess of $500,000 in a given calendar year, (G) terminate the employment or service of any employee or individual independent contractor with annual base compensation or fees in excess of $500,000, other than for “cause,” or (H) adopt, enter into, negotiate, amend or terminate any CBA, or establish or recognize any labor union, trade association, works council, labor organization or similar entity or other organized employees;

(xiv)       take any action that would create an obligation or other Liability under the WARN Act;

(xv)      sell, license, sublicense, abandon or permit to lapse, transfer or dispose of, create or incur any Claim (other than Permitted Claims) on, or otherwise fail to take any action necessary to maintain or protect any Company Intellectual Property, in each case, other than in the Ordinary Course of Business (provided, that any licenses of Company Intellectual Property shall be non-exclusive);

(xvi)     adopt or make any material change in its accounting or Tax reporting methods, principles or policies or practices (except to the extent such action is required by a change in applicable Tax Law after the date of this Agreement), file or cause to be filed any material amended Tax Return, make, change or revoke any material Tax election, settle or comprise any material Tax Proceeding, surrender any claim for a material refund of Taxes, enter into any voluntary disclosure agreement relating to Taxes or any “closing agreement” pursuant to Section 7121 of the Code (or any similar provision of Law), or agree to extend the statute of limitations in respect of any material Taxes or Tax Returns;

(xvii)     (A) make any change to accounting policies or principles, (B) make any change in the policies with respect to the payment of accounts payable or accrued expenses or the collection of accounts receivable or other receivables, including any acceleration of the collection of amounts receivable or deferral of the payment of accounts payable, reserved for or make any write-down in the value of its assets or inventory, or write off as uncollectable any accounts receivable or (C) make any change in the manner in which the Company Group extends discounts or credits to, or otherwise deals with, its customers and vendors;

(xviii)     make any capital expenditures or commitments for capital expenditures in excess of $250,000 in the aggregate;

(xix)      (A) enter into or assume, terminate, cancel or fail to renew, or amend, supplement or modify any Material Contract, or otherwise waive, release or assign any material rights, claims or benefits under any Material Contract or (B) enter into any Contract that would be a Material Contract if in existence as of the date hereof or take any actions described in clause (A) with respect to any such Contracts;

(xx)      initiate or commence, waive, release, assign, compromise, settle or agree to initiate or commence, waive, release, assign, compromise or settle any Proceeding, or enter into any consent decree with any Governmental Authority, arising out of, related to, in connection with, against or affecting the business of the Company Group that would result in a change to the Ordinary Course of Business or create a material liability to the Company Group;

(xxi)       make any payments or other distributions of cash to any Persons other than in the Ordinary Course of Business;

(xxii)      enter any transaction with any Related Parties; or

(xxiii)     authorize, agree, resolve or consent to any of the foregoing.

(c)          Affirmative Covenants.  Until the Closing, Seller shall cause the Company Group to:

(i)          maintain its assets in the Ordinary Course of Business in good operating order and condition, reasonable wear and tear excepted;

(ii)         upon any damage, destruction or loss to any material asset, apply any and all insurance proceeds received with respect thereto to the prompt repair, replacement and restoration thereof to the condition of such asset before such event or, if required, to such better condition as may be required by Law; and

(iii)        as soon as reasonably practicable after they become available, but in any event not later than 45 days after the last day of each fiscal quarter after the date of the Interim Financial Statements, furnish to Purchaser an unaudited consolidated balance sheet of the Company Group as of the last day of such quarter and unaudited statements of operations, cash flows and stockholders’ equity for such period, including the notes thereto and all related compilations, reviews and other reports issued by the Company Group’s accountants with respect thereto.

(d)         Advise of Changes.  Seller shall promptly advise Purchaser in writing of the occurrence of any matter or event that is material to the Business, assets, condition (financial or otherwise), results of operations or prospects of the Company Group.

(e)        Consultation.  In connection with the continuing operation of the Business between the date hereof and the Closing, Seller shall consult in good faith on a regular and frequent basis with the Representatives for Purchaser to report material operational developments and the general status of ongoing operations pursuant to procedures reasonably requested by Purchaser or such Representatives. Seller acknowledges that any such consultation shall not constitute a waiver by Purchaser of any rights it may have under this Agreement, and that Purchaser shall not have any liability or responsibility for any actions of Seller, any Company Group member, or any of their Representatives with respect to matters that are the subject of such consultations.

3.2          No Solicitation.  Seller shall, and shall cause the Company Group to, effective upon the execution hereof, immediately terminate any discussions or negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, any Other Bid. Seller shall not, nor shall Seller authorize or permit any member of the Company Group or any of their Representatives to, (i) solicit, initiate or encourage any Other Bid, (ii) enter into any Contract with respect to any Other Bid or (iii) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any Person any information or documentation with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Other Bid. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any executive officer of any member of the Company Group or any investment banker, attorney or other advisor or Representative of Seller or any member of the Company Group, whether or not such Person is purporting to act on behalf of Seller, Company Group member or otherwise, shall be deemed to be a breach of this Section 3.2 by Seller. Seller shall, and shall cause the Company Group to, promptly, but in any event within 24 hours, advise Purchaser orally and in writing of any Other Bid or any inquiry with respect to or which could lead to any Other Bid and the identity of the Person making any such Other Bid or inquiry and the terms and conditions of such Other Bid or inquiry. Seller shall not, and shall cause the Company Group not to, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which any member of the Company Group is a party, without the prior written consent of Purchaser.

3.3          Access to Information. Seller shall cause the Company Group to afford to Purchaser and its lenders and their accountants, counsel and other Representatives reasonable access, upon reasonable prior notice during normal business hours during the period before the Closing, to all the personnel, properties, books, Contracts, commitments, Tax Returns, records and financial, operating and other data of the Company Group, and, during such period shall furnish promptly to Purchaser any information concerning the Company Group or its business, properties, Contracts, assets or liabilities as Purchaser may reasonably request.

3.4          Reasonable Efforts.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to cause the conditions set forth in ARTICLE IV to be satisfied and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including using all reasonable efforts to obtain all necessary actions or nonactions, Consents and Orders from Governmental Authorities and to make all necessary declarations, filings, registrations, qualifications, recordings or other actions or filings with, or notices or submissions to, any Governmental Authority and to take all reasonable steps as may be necessary to obtain such actions or nonactions, Consents, or Orders from, or to avoid a Proceeding by, any Governmental Authority, and thereafter promptly to make any other required submissions. The Parties agree that they will consult and cooperate with each other with respect to the obtaining of all of the Consents listed on Schedule 2.2(c). Notwithstanding anything to the contrary in this Agreement, neither Purchaser Parent nor Purchaser shall have any obligation (x) to commence, initiate or threaten to commence or initiate any Proceeding against any Governmental Authority, (y) to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of Purchaser Parent, Purchaser, any of their subsidiaries (including the Company Group after the Closing) or their Affiliates or (z) otherwise to take or commit to take any actions that would limit the freedom of Purchaser Parent, Purchaser, their subsidiaries (including the Company Group after the Closing) or their Affiliates with respect to, or their ability to retain, one or more of their businesses, product lines or assets.

(b)        Before the Closing, each Party shall, and shall cause its Affiliates to, use all reasonable efforts to obtain, and to cooperate in obtaining, all Consents from third parties necessary or appropriate to permit the consummation of the transactions contemplated hereby; provided, however, (i) no Party shall agree to any conditions or restrictions imposed by any third party that, individually or in the aggregate, would materially impair (or could reasonably be expected to materially impair) the ability of such Party to consummate the transactions contemplated hereby or could reasonably be expected to have a material adverse effect on the economic benefits to Purchaser Parent and Purchaser of the transactions contemplated hereby and (ii) in no event shall any member of the Company Group agree to make any payment to any third party in connection with obtaining any such Consents without the prior written consent of Purchaser.

(c)         Without limiting the generality of Section 3.4(a), each of Purchaser and Seller shall (i) give the other Party prompt notice of the making or commencement of any request or Proceeding by or before any Governmental Authority with respect to the transactions contemplated hereby, (ii) keep the other Party informed as to the status of any such request or Proceeding, (iii) give the other Party notice and an opportunity to participate in any substantive communication made to any Governmental Authority regarding the transactions contemplated hereby and (iv) promptly notify the other Party of any communication from any Governmental Authority regarding the transactions contemplated hereby. Subject to applicable Laws relating to the exchange of information, Purchaser and the Company shall have the right to review in advance, and each shall consult with the other on and consider in good faith the views of the other in connection with, any filing made with, or substantive written materials submitted or substantive communication made to, any Governmental Authority in connection with the transactions contemplated hereby. In addition, except as may be prohibited by any Governmental Authority or by any applicable Law, each Party shall permit authorized representatives of the other Party to be present at each non-ministerial meeting, conference, videoconference or telephone call and to have access to and be consulted in connection with any presentation, letter, white paper or proposal made or submitted to any Governmental Authority in connection with any such request or Proceeding. In exercising the foregoing rights, each Party shall act reasonably and as promptly as practicable. Purchaser and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 3.4 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Purchaser or the Company, as the case may be). Materials provided pursuant to this Section 3.4 may be redacted or withheld (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual obligations and (iii) as necessary to address reasonable privilege concerns.

3.5          Post-Closing Agreements.  From and after the Closing:

(a)       Inspection.  Seller, on the one hand, and Purchaser, on the other hand, shall each retain and make any books and records (including work papers with respect to the Company Group in the possession of their respective accountants) available for inspection by the other Party, or by their respective duly accredited Representatives, upon reasonable prior written notice for reasonable business purposes at all reasonable times during normal business hours, for a six-year period following the Closing Date, with respect to all transactions occurring prior to and those relating to the Closing, and the historical financial condition, assets, liabilities, results of operations and cash flows of the Company Group. As used in this Section 3.5(a), the right of inspection includes the right to make extracts or copies. The Representatives of a Party inspecting the records of the other Party hereto shall be reasonably satisfactory to the other Party.

(b)         Trademarks and other Company Intellectual Property.  Seller shall not use and shall not license or otherwise grant any rights to any third party to use (i) any name, slogan, logo or other Trademark which is similar or confusingly similar to any of the Company Intellectual Property or any other name used in connection with the Business or (ii) any Intellectual Property Right that infringes, misappropriates or otherwise violates any of the Company Intellectual Property.

(c)        Further Assurances.  The Parties shall execute such additional instrument or other documents, and perform such additional acts, as may be necessary to transfer and convey the Shares to Purchaser, on the terms herein contained, and to otherwise comply with the terms of this Agreement and to consummate the transactions contemplated hereby.

3.6          Covenant Not to Compete.

(a)          As an inducement for each of Purchaser Parent and Purchaser to enter into this Agreement, each of Sullivan and Seller agrees that Sullivan and Seller shall not, and shall cause their respective Affiliates to not, do any one or more of the following, directly or indirectly (except in each case, on behalf of the Company Group as a consultant, employee or service provider of the Company Group):

(i)          during the Restriction Period, engage or participate or prepare to engage or participate, anywhere in North America (the “Territory”), as an owner, partner, member, shareholder, independent contractor, director, manager, employee, consultant, agent, advisor or (without limitation by the specific enumeration of the foregoing) otherwise in the Business;

(ii)         during the Restriction Period, solicit or attempt to solicit any Person who is, or has been within the past three calendar years immediately preceding the Closing Date, a supplier, customer, contractor, subcontractor, licensor, licensee or any other business relation of the Company Group or the Business to cease doing business with, or to alter or limit its business relationship with Purchaser Parent, Purchaser, the Company Group or the Business;

(iii)      during the Restriction Period, (A) take any actions which are calculated to persuade any Representatives of the Company Group to terminate their association with the Company Group or hire or otherwise retain (other than on the Company Group’s behalf) the services of any Representatives of the Company Group (whether on a full-time basis, part-time basis or otherwise and whether as an employee, independent contractor, consultant, advisor or in another capacity) who is acting in such capacity or has acted in such capacity as of the Closing Date or at any time within the 12 month period immediately preceding such proposed date of hire or retention or (B) hire any person who is an employee of any member of the Company Group as of the Closing Date or at any time within the 12 month period immediately preceding such proposed date of hire or retention; or

(iv)         make (or cause to be made) to any Person any disparaging or derogatory or otherwise negative or false comments or statements in any public forum or medium concerning the Company Group, Purchaser Parent, Purchaser or any of their respective Affiliates, officers, directors, employees, partners, shareholders or agents (or any of their products or services).

(b)         The period of time in which a Person is required to act, or refrain from acting, pursuant to this Section 3.6 shall be tolled (shall not run) for so long as such Person is in breach of any of such Person’s obligations hereunder.

(c)        To “engage” in a business means (i) to render services in (or with respect to) the Territory for that business, or (ii) to own, manage, operate or control (or participate in the ownership, management, operation or control of) an enterprise engaged in that business in the Territory. Seller hereby acknowledges and agrees that the foregoing covenants are commercially reasonable and reasonably necessary to protect Purchaser Parent, Purchaser and their Subsidiaries.

3.7        Disclosure of Confidential Information.  As an inducement for each of Purchaser Parent and Purchaser to enter into this Agreement, each of Sullivan and Seller agrees that for the longest period permitted by Law following the Closing Date, Sullivan and Seller shall, and shall cause their respective Affiliates to, maintain all Confidential Information in confidence and shall not, directly or indirectly, disclose any Confidential Information to any Person other than the Company Group, Purchaser Parent or Purchaser, and Sullivan and Seller shall, and shall cause their respective Affiliates to, not, directly or indirectly, use any Confidential Information for its own benefit, the benefit of any Person or to the detriment of the Company Group or its Affiliates. Nothing in this Agreement, however, shall prohibit such party from using or disclosing Confidential Information to the extent required by Law. If such party is required by applicable Law to disclose any Confidential Information, such party shall, to the extent permitted by applicable Law, (a) provide Purchaser Parent and Purchaser with prompt notice before such disclosure in order that Purchaser Parent and Purchaser may attempt to obtain a protective Order or other assurance that confidential treatment will be accorded such information and (b) cooperate with Purchaser Parent and Purchaser in attempting to obtain such Order or assurance. “Confidential Information” means information regarding the Company Group or the Business to the extent it is not generally available to the public, including the following: (i) information regarding the Company Group’s business, operations, assets, liabilities or financial condition; (ii) information regarding the Company Group’s pricing, sales, merchandising, marketing, capital expenditures, costs, joint ventures, business alliances or purchasing; (iii) information regarding the Company Group’s other Representatives, including their identities, responsibilities, competence and compensation; (iv) customer lists or other information regarding the Company Group’s current or prospective customers, including information regarding their identities, contact persons and purchasing patterns; (v) information regarding the Company Group’s current or prospective vendors, suppliers, distributors or other business partners; (vi) forecasts, projections, budgets and business plans regarding the Company Group; (vii) information regarding the Company Group’s planned or pending acquisitions, divestitures or other business combinations; (viii) the Company Intellectual Property, including the Company Group’s Trade Secrets and proprietary information; (ix) technical information, patent disclosures and applications, copyright applications, sketches, drawings, blueprints, models, know-how, discoveries, inventions, improvements, techniques, processes, business methods, equipment, algorithms, software programs, software source documents and formulae, in each case regarding the Company Group’s current, future or proposed products or services (including information concerning the Company Group’s research, experimental work, development, design details and specifications, and engineering); and (x) the Company Group’s website designs, website content, proposed domain names and databases. Information shall not be considered to be generally available to the public if it is made public by Sullivan or Seller in violation of this Agreement or by a third party who has no lawful right to disclose the information or who does so in violation of any contractual, legal or fiduciary obligation to Purchaser Parent and Purchaser.

3.8        Injunctive Relief.  Each of Sullivan and Seller specifically recognizes that any breach of Sections 3.6 and 3.7 will cause irreparable injury to Purchaser Parent, Purchaser, Merger Sub 1 and Merger Sub 2, and that actual damages may be difficult to ascertain, and in any event, may be inadequate. Accordingly, each of Sullivan and Seller agrees that in the event of any such breach, each of Purchaser Parent, Purchaser, Merger Sub 1 and Merger Sub 2 shall be entitled to injunctive relief in addition to such other legal and equitable remedies that may be available. Sullivan, Seller, Purchaser Parent, Purchaser, Merger Sub 1 and Merger Sub 2 recognize and agree that the territorial, time and scope limitations in Sections 3.6 and 3.7 hereof are reasonable and properly required for the protection of Purchaser Parent, Purchaser, Merger Sub 1 and Merger Sub 2 and in the event that such limitations (or lack thereof) are deemed to be unreasonable by a court of competent jurisdiction, each of Sullivan, Seller, Purchaser Parent, Purchaser, Merger Sub 1 and Merger Sub 2 agrees and submits to the imposition of such limitations as said court shall deem reasonable.

3.9          Tax Matters.

(a)          Assistance and Cooperation.  After the Closing, Seller and Purchaser shall (and shall cause their respective Affiliates to):

(i)          timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns of the Company Group or other reports with respect to sales, transfer and similar Taxes of the Company Group;

(ii)          assist the other Party in preparing any Tax Returns of the Company Group which such other Party is responsible for preparing and filing, and in connection therewith, provide the other Party with any necessary powers of attorney;

(iii)       cooperate fully in preparing for and defending any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company Group;

(iv)       make available to the other and to any taxing authority as reasonably requested all information, records and documents relating to Taxes of the Company Group; provided, that Purchaser shall only be obligated to make available such information, records and documents to Seller to the extent such information, records and documents relate to Taxes for which Seller may be liable; and

(v)         furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any Taxes or Tax Returns of the Company Group; provided, that Purchaser shall only be obligated to furnish copies of such correspondence to Seller to the extent such audit or information request relates to Taxes for which Seller may be liable.

(b)          Filing of Tax Returns; Payment of Taxes.

(i)          Seller shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to any member of the Company Group for taxable years or periods ending on or before the Closing Date. Purchaser shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all other Tax Returns that are required to be filed by or with respect to any member of the Company Group after the Closing Date, and Purchaser shall remit or cause to be remitted any Taxes due in respect of such Tax Returns.

(ii)          With respect to Tax Returns that Seller is required to file or cause to be filed in accordance with this Section 3.9(b), such Tax Returns shall be prepared and filed in a manner consistent with past practice and, on such Tax Returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods (including positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date).

(c)          No Code §336(e), §338(g), or §338(h)(10) Election. The Parties shall not make any election under Code §336(e), §338(g), or §338(h)(10) with respect to the transaction contemplated by this Agreement.

(d)          Tax-Free Reorganization.

(i)          Each of Purchaser and the Company shall, and shall cause its Subsidiaries to, use its commercially reasonable efforts to cause the Mergers to qualify, and use commercially reasonable efforts not to take or fail to take any action which action (or failure to act) would reasonably be expected to prevent or impede the Mergers from qualifying, as a “reorganization” under  Section 368(a)(1)(A) of the Code and the Treasury Regulations promulgated thereunder, that this Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code. Each of Purchaser and the Company shall notify the other Party promptly after becoming aware of any reason to believe that the Mergers may not qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(ii)         This Agreement is intended to constitute, and the Parties hereto adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3. The relevant Parties shall treat the Mergers, taken together, as a “reorganization” under Section 368(a)(1)(A) of the Code for U.S. federal, state and other relevant income Tax purposes, shall file all their Tax Returns consistent with such tax treatment and, except to the extent otherwise required by a final “determination” within the meaning of Section 1313(a) of the Code, take no Tax position inconsistent with such Tax treatment.

3.10       Seller Release.  Effective as of the Closing, Seller, on behalf of Seller and Seller’s Affiliates, Representatives, heirs, successors and assigns (as applicable), (a) irrevocably and unconditionally waives, releases and forever discharges each member of the Company Group, and each of their respective current, former and future Representatives, directors, managers, members, stockholders, trustees, principals, parents, subsidiaries, joint ventures, predecessors, successors, assigns, beneficiaries, heirs or executors (collectively, the “Released Parties”) from any and all rights, commitments, actions, debts, claims, counterclaims, suits, causes of action, damages, demands, liabilities, losses, obligations, costs, expenses and compensation of every kind and nature whatsoever, whether known or unknown, matured or contingent and whether arising in law, in equity or otherwise, in each case based upon facts, circumstances or occurrences existing at or prior to the Closing and (b) irrevocably covenants to refrain from, directly or indirectly, asserting any claims or commencing, instituting or causing to be commenced, any Proceeding of any kind against any Released Party. Seller represents to Purchaser Parent, Purchaser, Merger Sub 1 and Merger Sub 2 that such Person has not assigned or transferred or purported to assign or transfer to any Person all or any part of, or any interest in, any claim against any Released Party or any of its Representatives and notwithstanding anything to the contrary in this Agreement, no such assignment or transfer shall be permitted and any purported assignment or transfer shall be legally ineffective. Notwithstanding the generality of the foregoing, nothing herein constitutes a waiver or release by such Person of: (i) claims or rights arising under this Agreement or Seller’s Ancillary Documents and (ii) any claim or right such Person may have in the Ordinary Course of Business for compensation, vacation pay and benefits arising under such Person’s employment arrangements, to the extent, with respect to benefits, pursuant to an Employee Plan listed on Schedule 2.2(n)(i). Seller also hereby waives the benefits of, and any rights that such Person may have under, any statute or common law principle of similar effect in any jurisdiction.

3.11        Company Group Financial Statements.  Seller shall cause the Company Group to take the following actions after the date hereof until the Closing or earlier termination of this Agreement in accordance with ARTICLE VI:

(a)         The Company Group shall, from the date hereof until the Closing Date, deliver to Purchaser Parent and Purchaser promptly following the end of each fiscal quarter, but in no event later than 45 days after the end of any fiscal quarter beginning with the quarter ending June 30, 2026 (other than any fourth fiscal quarter), a copy of the unaudited interim consolidated financial statements, together with the consolidated balance sheets, statements of operations, statements of comprehensive loss, statement of shareholders equity and cash flows and notes thereto, for each of the Company Group, OpCo, Gracious Home, Talon and each of the Operating Subsidiaries and their respective Subsidiaries as of and for such quarterly or interim year-to-date period (as applicable) prepared in accordance with GAAP, together with comparable financial statements for the corresponding quarterly or interim year-to-date period (as applicable) of the prior fiscal year (collectively, the “Subsequent Unaudited Financial Statements”). Such Subsequent Unaudited Financial Statements shall be reviewed by the Company Group’s independent auditors to the extent such review is expressly required by the rules and regulations of the SEC, including the requirements of Regulation S-X.

(b)       The Company Group shall provide Purchaser Parent and Purchaser with such reasonable assistance and cooperation as Purchaser Parent and Purchaser may reasonably request to comply with its obligations under the Securities Act or the Exchange Act, as applicable, including the preparation of financial statements that comply with the rules and regulations of the SEC, including the requirements of Rule 3-05 and Article 11 of Regulation S-X.

(c)         The Company Group shall also use its commercially reasonable efforts to obtain the consents of its independent auditors for use of their reports in any SEC filings by Purchaser Parent and Purchaser to the extent required by the rules and regulations of the SEC, including the requirements of Regulation S-X.

3.12       Employee Plans.  If requested by Purchaser in writing delivered to the Company not less than three Business Days prior to the Closing Date, the Company shall (or shall cause its applicable Subsidiaries to) terminate each Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(a) of the Code (a “401(k) Plan”), in each case with such termination to be effective as of the day immediately prior to the Closing Date and reflected in resolutions of the appropriate governing body. To the extent applicable, such resolutions will be subject to the prior review and approval of Purchaser, which shall not be unreasonably withheld, conditioned or delayed. To the extent applicable, the Company and OpCo also shall (or shall cause its applicable Subsidiaries to) take such other actions in furtherance of terminating any such 401(k) Plan as Purchaser may reasonably require. Prior to the Closing, Seller shall (or shall cause its applicable Affiliate to) take all action as may be necessary or appropriate such that, as of immediately following the Closing, no Non-Acquired Employee will remain eligible to actively participate in any of the Employee Plans.

3.13        Legends.  Purchaser Parent shall be entitled, and Seller shall cooperate with Purchaser Parent and Purchaser Parent’s transfer agent, (a) to place appropriate legends on the book entries and/or certificates evidencing any shares of BBBY Common Stock to be received in the Acquisition, including the legend noted in Section 3.14, the legend contemplated by the Registration Rights and Lock-Up Agreement, and any additional legend reflecting the restrictions set forth in Rules 144 and 145 under the Securities Act on any shares of BBBY Common Stock to be received in the Acquisition by securityholders who may be considered “affiliates” of Purchaser Parent for purposes of Rules 144 and 145 under the Securities Act, including any permitted transferees of shares of BBBY Common Stock after the Closing, and (b) to issue appropriate stop transfer instructions to the transfer agent for BBBY Common Stock.

3.14       Private Placement. Each of the Company, Purchaser and Purchaser Parent shall take all reasonably necessary action on its part such that the issuance of shares of BBBY Common Stock pursuant to this Agreement constitutes a transaction exempt from registration under the Securities Act. Each certificate representing shares of BBBY Common Stock issued pursuant to this Agreement shall, until such time that such shares are not so restricted under the Securities Act, bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities Law or otherwise, if any):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE.”

3.15       Data Room.  Within three Business Days following the date of this Agreement, the Company shall deliver to Purchaser a true, correct and complete copy of the contents of the electronic data room maintained on behalf of Seller hosted by Box for Project F9 in connection with the transactions contemplated hereby, which will be delivered to Purchaser or its designee on a USB drive or by other means reasonably acceptable to Purchaser.

3.16      Title to Transferred Real Estate.  As soon as practicable following the Closing, Purchaser Parent and Purchaser shall effectuate the transfer of title to the Transferred Real Estate to Seller in accordance with applicable local Law (the “Title Transfer”). Prior to the Title Transfer, Purchaser and Seller shall use commercially reasonable efforts to negotiate and finalize leases in a form reasonably acceptable to Seller and Purchaser with respect to the use of the Transferred Real Estate, provided during the interim period between the Closing Date and the date the Title Transfer occurs, Purchaser shall, on the last Business Day of each month in such interim period, pay to Seller a fee equal (i) to $148,000 for each full month in such interim period and (ii) the proportional amount of $148,000 assuming a 31 day month based on (x) during the month the Closing occurs, the number of days remaining in the calendar month following the Closing Date and (y) during the month the Title Transfer occurs, the number of days in the calendar month prior to the date the Title Transfer occurs.

ARTICLE IV
Conditions to Closing

4.1         Mutual Conditions to Closing.  The obligation of Seller and Purchaser to consummate the transactions contemplated hereby is subject to the satisfaction on or before the Closing of each of the following conditions (any or all of which may be waived by the mutual agreement of Purchaser and Seller, in whole or in part, to the extent permitted by applicable Law):

(a)         No Injunctions or Restraints.  No Governmental Authority shall have issued, enacted, adopted, passed, approved, promulgated, made, enforced, implemented or otherwise put into effect any Law or Order (whether temporary, preliminary or permanent), including any Law that is then in effect, and that enjoins, materially restrains, conditions, makes illegal or otherwise prohibits the consummation of the Acquisition and the other transactions contemplated hereby.

4.2       Seller’s Conditions to Closing.  The obligation of Seller to consummate the transactions contemplated hereby is subject to the satisfaction on or before the Closing of each of the following conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by applicable Law):

(a)         Representations and Warranties.  Each representation and warranty of Purchaser Parent, Purchaser, Merger Sub 1 and Merger Sub 2 made herein and in Purchaser’s Ancillary Documents shall be true and correct in all material respects as of the date hereof and as of the Closing as though made on the Closing (disregarding for this purpose any “materiality,” “material adverse effect” or similar qualifications or limitations contained in such representations and warranties), except to the extent such representation and warranty expressly relates to another date or time (in which case as of such other date or time), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a material adverse effect on Purchaser Parent’s, Purchaser’s, Merger Sub 1’s or Merger Sub 2’s ability to consummate the Acquisition.

(b)         Performance of Obligations of Purchaser. Purchaser Parent, Purchaser, Merger Sub 1 and Merger Sub 2 shall have performed or complied with in all material respects each obligation and covenant required by this Agreement and Purchaser’s Ancillary Documents to be performed or complied with by Purchaser Parent, Purchaser, Merger Sub 1 or Merger Sub 2 on or before the Closing.

(c)         Closing Deliveries.  Purchaser Parent, Purchaser, Merger Sub 1 and Merger Sub 2 shall have provided all of the documents and made all of the deliveries required of them pursuant to Section 1.11(b).

4.3          Purchaser’s Conditions to Closing.  The obligation of Purchaser Parent, Purchaser, Merger Sub 1 and Merger Sub 2 to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver by Purchaser in writing) on or before the Closing of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a)       Representations and Warranties.  (i) each representation and warranty of Seller made herein and in Seller’s Ancillary Documents (other than the Seller Excluded Representations) shall be true and correct in all material respects as of the date hereof and as of the Closing as though made on the Closing (disregarding for this purpose any “materiality,” “material adverse effect” or similar qualifications or limitations contained in such representations and warranties), except to the extent such representation and warranty expressly relates to another date or time (in which case as of such other date or time) and (ii) each of the Seller Excluded Representations contained in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing as though made on the Closing.

(b)         Performance of Obligations of Seller and the Company Group.  Seller shall have, and shall have caused the Company Group to have, performed or complied with in all material respects each obligation and covenant required by this Agreement and Seller’s Ancillary Documents to be performed or complied with by Seller or the Company Group, as applicable, on or before the Closing.

(c)         Absence of Proceedings. At the Closing Date, there shall not be pending or threatened in writing any Proceeding (i) seeking, or the effect of which is, to restrain, delay, restructure, enjoin or prevent the consummation of the transactions contemplated hereby or seeking to obtain from Purchaser Parent, Purchaser, any of their Affiliates or any member of the Company Group in connection with the transactions contemplated hereby any material damages, (ii) seeking to prohibit or limit the ownership, control or operation by Purchaser Parent, Purchaser or any of their Affiliates of the Shares, or any material portion of the business or assets of Purchaser Parent, Purchaser, any of their Affiliates or any member of the Company Group, (iii) seeking to compel Purchaser Parent, Purchaser, any of its Affiliates or any member of the Company Group to dispose of or hold separate any material portion of the business or assets of Purchaser Parent, Purchaser, any of their Affiliates or any member of the Company Group, in each case as a result of the transactions contemplated hereby, or (iv) seeking to impose any conditions or restrictions that, individually or in the aggregate, in the reasonable judgment of Purchaser, would materially impair (or could reasonably be expected to materially impair) the ability of Purchaser Parent or Purchaser to consummate the transactions contemplated hereby or could reasonably be expected to have a material adverse effect on the economic benefits to Purchaser Parent or Purchaser arising therefrom, in each case other than any Proceeding by or on behalf of a stockholder of Purchaser Parent or Purchaser.

(d)          Absence of Material Adverse Effect.  There shall not have occurred any Effect since the date of this Agreement, and no Effect shall exist that constitutes or would reasonably be expected to result in, a Material Adverse Effect.

(e)        Closing Deliveries.  Seller shall have provided all of the documents and made all of the deliveries required of it pursuant to Section 1.11(a).

(f)       Continuing Validity.  The documents listed in the Recitals shall have been executed and delivered as of the date of this Agreement and shall remain in full force and effect as of the Closing Date without any amendments or modifications thereto.

(g)          Required Financial Statements.  Purchaser shall have received a copy of (i) the 2025 Audited Financial Statements, (ii) the Q1 2026 Unaudited Financial Statements, and (iii) if the Closing shall not have occurred on or prior to August 12, 2026, the Subsequent Unaudited Financial Statements as of and for the three- and sixth-month periods ended June 30, 2026.

ARTICLE V
Indemnification

5.1         Indemnification Obligations of Seller.  Seller shall defend, indemnify, save and keep harmless Purchaser Parent, Purchaser, Merger Sub 1, Merger Sub 2 and their respective Affiliates (including, for the avoidance of doubt, the Company Group upon the Closing) and their officers, directors, stockholders, agents, lenders, successors and permitted assigns (each, a “Purchaser Indemnitee” and, collectively, the “Purchaser Indemnitees”) against and from all Damages sustained or incurred by any of them resulting from, arising out of, in connection with or by virtue of:

(a)        any inaccuracy in or breach of any representation and warranty made by Seller in this Agreement or any Seller Ancillary Document;

(b)         any breach by Seller of, or failure by Seller to comply with, any of its covenants or obligations under this Agreement or Seller’s Ancillary Documents;

(c)          any fraud or intentional misrepresentations or omissions by the Company Group or Seller; and

(d)          the matters set forth on Schedule 5.1(d).

5.2         Indemnification Obligations of Purchaser Parent, Purchaser, Merger Sub 1 and Merger Sub 2.  Purchaser Parent, Purchaser, Merger Sub 1 and Merger Sub 2 shall defend, indemnify, save and keep harmless Seller from all Damages sustained or incurred by Seller resulting from or arising out of or by virtue of:

(a)          any inaccuracy in or breach of any representation and warranty made by Purchaser Parent, Purchaser, Merger Sub 1 or Merger Sub 2 in this Agreement or any Purchaser Ancillary Document; and

(b)        any breach by Purchaser Parent, Purchaser, Merger Sub 1 or Merger Sub 2 of, or failure by Purchaser Parent, Purchaser, Merger Sub 1 or Merger Sub 2 to comply with, any of its covenants or obligations under this Agreement or any Purchaser Ancillary Document.

5.3         Limitations on Indemnification Obligations.  The obligations of the Parties pursuant to the provisions of this ARTICLE V are subject to the following limitations.

(a)          Deductibles.

(i)          Purchaser Indemnitees shall not be entitled to recover under Section 5.1(a) until the aggregate amount of Damages which Purchaser Indemnitees would recover under Section 5.1(a), but for this Section 5.3(a)(i), exceeds $1,250,000 (the “Deductible”), and then only to the extent such Damages exceed the Deductible; provided, however, that the foregoing limitation shall not apply to recovery for any inaccuracy in a representation or breach of a warranty contained in Sections 2.2(a) (Organization and Standing), 2.2(b) (Power and Authority; Execution and Delivery), 2.2(d) (Capitalization; Subsidiaries), 2.2(h) (Title to Assets), 2.2(j) (Related-Party Transactions), 2.2(p) (Tax Matters) and 2.2(z) (Brokers and Finders) (collectively, the “Seller Excluded Representations”).

(ii)         Seller shall not be entitled to recover under Section 5.2(a) until the aggregate amount of Damages which Seller would recover under Section 5.2(a), but for this Section 5.3(a)(ii), exceeds the Deductible, and then only to the extent such Damages exceeds the Deductible; provided, however, that the foregoing limitation shall not apply to recovery for any inaccuracy in a representation or breach of a warranty contained in Sections 2.1(a) (Organization and Standing), 2.1(b) (Power and Authority), and 2.1(f) (Execution and Delivery) (collectively, the “Purchaser Excluded Representations”).

(b)        An Indemnified Party shall not be entitled to recover from the Indemnifying Party under Section 5.1(a) or Section 5.2(a), as applicable, with respect to a particular loss unless a claim has been asserted by written notice, setting forth the basis for such claim (a “Notice of Loss”), delivered to the Indemnifying Party, on or prior to the 18-month anniversary of the Closing; provided, however, that the foregoing time limitation shall not apply to recovery for any inaccuracy in a representation or breach of a warranty contained in the Sections 2.2(c), 2.2(n) and 2.2(p), the Seller Excluded Representations or the Purchaser Excluded Representations, which shall survive until the later of (i) the sixth anniversary of the Closing and (ii) 30 days after the expiration of the applicable statute of limitations. For the avoidance of doubt, with respect to any matter that is the subject of a claim for which a Notice of Loss is submitted within the periods specified in the prior sentence, the representation or warranty which is the subject of such claim shall survive, to the extent of such claim, until such claim is resolved, whether or not the amount of the Damages resulting from such breach has been finally determined at the time the notice is given.

(c)         An Indemnified Party shall not be entitled to recover under Section 5.1(a) or Section 5.2(a), as applicable, to the extent that the aggregate Damages actually paid by the Indemnifying Party pursuant to this ARTICLE V would thereby exceed $5,000,000 (the “Cap”); provided, however, that the foregoing limitation shall not apply to recovery for any inaccuracy in a representation or breach of a warranty contained in the Seller Excluded Representations or the Purchaser Excluded Representations; provided, further that no Indemnified Party shall be entitled to recover under Section 5.1(a) or Section 5.2(a), as applicable, with respect to any inaccuracy in a representation or breach of a warranty contained in the Seller Excluded Representations or the Purchaser Excluded Representations, to the extent that the aggregate Damages actually paid by the Indemnifying Party pursuant to this ARTICLE V would thereby exceed the fair market value as of the Closing Date of the Merger Consideration.

(d)        Seller hereby waives and releases any and all rights that it may now or hereafter have under this Agreement or otherwise to assert (x) claims of contribution against any member of the Company Group in respect of any indemnity claim under this ARTICLE V or (y) claims, or to support any other Person in claiming that, under any Law the Closing of the Acquisition, or any other transaction to be consummated under or as part of this Agreement, is or could be void or voidable.

(e)         Except in the event of fraud, the rights set forth in this ARTICLE V shall be the sole and exclusive remedy of an Indemnified Party for monetary Damages resulting from claims arising under Section 5.1(a) or Section 5.2(a).

(f)          Notwithstanding anything to the contrary herein contained, the limitations on indemnification set forth in this Section 5.3 shall not apply to, and the indemnification obligations under Section 5.1 or Section 5.2 shall not limit, any Party’s right to recover Damages which result from or arise out of fraud, intentional misrepresentation or intentional torts of any other Party.

5.4          Third Party Claims.

(a)          Promptly following the receipt of notice of a Third Party Claim, the party receiving the notice of the Third Party Claim shall (i) notify the other party of its existence setting forth with reasonable specificity the facts and circumstances of which such party has received notice and (ii) if the party giving such notice is an Indemnified Party, specifying the basis hereunder upon which the Indemnified Party’s claim for indemnification is asserted; provided, however, that the failure to timely give such notice shall not affect the obligations of the Indemnifying Party under this ARTICLE V except to the extent that the Indemnifying Party is materially prejudiced thereby.

(b)          Except as herein provided, the Indemnified Party shall not, and the Indemnifying Party shall, have the right to contest, defend, litigate or settle such Third Party Claim, if the defense of a Third Party Claim is so tendered and the Indemnifying Party accepts such tender and acknowledges in writing without qualification its indemnification obligation. The Indemnified Party shall have the right to be represented by counsel at its own expense in any such contest, defense, litigation or settlement conducted by the Indemnifying Party. The Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim if it shall fail to diligently contest the Third Party Claim. So long as the Indemnifying Party has not lost its right to contest, defend, litigate and settle as herein provided, the Indemnifying Party shall have the right to contest, defend and litigate the Third Party Claim and shall have the right to enter into any settlement of any Third Party Claim; provided, however, the Indemnifying Party may not enter into any settlement of any Third Party Claim without the prior written consent of the Indemnified Party if pursuant to or as a result of such settlement, (i) injunctive or other equitable relief would be imposed against the Indemnified Party, or (ii) such settlement would create any financial or other obligation on the part of the Indemnified Party in excess of the Cap. The Indemnifying Party shall not be entitled to assume control of a Third Party Claim and shall pay the fees and expenses of counsel retained by the Indemnified Party if (A) the Third Party Claim relates to or arises in connection with any criminal Proceeding, indictment or allegation, (B) the Third Party Claim seeks injunctive or other equitable relief, or, if adversely determined, would impair in any material respect the financial condition, business, operations, reputation or prospects of Purchaser Parent, Purchaser or their subsidiaries (including the Company Group), (C) the amount pledged by the Indemnifying Party to the Indemnified Party to secure all of such Indemnifying Party’s obligations in connection with such Third Party Claim is equal to at least 100% of the reasonably determined maximum amount of Damages for which such Indemnifying Party may be liable under this Agreement in connection with or arising from such Third Party Claim, or (D) the Third Party Claim involves any customer or supplier of the Company Group or a Governmental Authority. All expenses (including attorneys’ fees) incurred by the Indemnified Party in connection with the foregoing shall be paid by the Indemnifying Party. If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party fails to accept a tender of the defense of a Third Party Claim pursuant to this Section 5.4, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in reasonable good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided, that at least five days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party, together with the proposed terms of settlement. If, pursuant to the preceding sentence, the Indemnified Party so contests, defends, litigates or settles a Third Party Claim for which it is entitled to indemnification hereunder, the Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys’ fees and other expenses of contesting, defending, litigating and settling the Third Party Claim which are incurred from time to time, promptly following the presentation to the Indemnifying Party of itemized bills for such attorneys’ fees and other expenses.

5.5          Determination of Damages.  The Parties hereby acknowledge and agree that qualifications as to materiality or “material adverse effect” (or any similar qualification) in any representation, warranty (other than with respect to the use of the word material (and the like) in Sections 2.2(l) and 2.2(bb) hereof) or covenant set forth herein or in any other document contemplated by this Agreement shall be ignored both for the purpose of determining whether a breach of a representation, warranty or covenant has occurred and for determining the amount of applicable Damages, which shall be calculated without regard to any such qualifiers contained in any such breached representation, warranty or covenant.

5.6       Mitigation.  In the event a Purchaser Knowledge Party has actual knowledge of an event and actual knowledge such event could reasonably be expected to give rise to indemnifiable Damages, Purchaser Parent, Purchaser, Merger Sub 1 and Merger Sub 2 shall take, and shall cause the Company Group to take, commercially reasonable actions to mitigate any Damages to the extent required by applicable Law; provided, that (a) such mitigation is not detrimental in any material respect to Purchaser Parent, Purchaser, Merger Sub 1, Merger Sub 2 or the Company Group, (b) such mitigation does not require any Purchaser Indemnitee to (i) initiate any litigation or other adversarial Proceedings or (ii) seek recovery against any then current customer or then current supplier and (c) any costs of such mitigation shall be considered additional Damages hereunder; provided, further, that the failure of Purchaser Parent, Purchaser, Merger Sub 1 or Merger Sub 2 to mitigate pursuant to the terms hereof shall only reduce the rights of Purchaser Parent, Purchaser, Merger Sub 1 or Merger Sub 2 to recover for Damages under this Agreement to the extent of the Damages that would have been avoided by such required mitigation and the burden of proving such amount shall be on Seller.

5.7       Indemnification Payments as an Adjustment to Merger Consideration.  Purchaser and Seller agree to report each indemnification payment made by Seller in respect of any Damages as an adjustment to the Merger Consideration for federal income Tax purposes unless the Indemnified Party determines in good faith that such reporting position is incorrect (it being understood that if any reporting position is later disallowed in any Proceedings, the Indemnifying Party shall indemnify the Indemnified Party for the effects of such disallowance, and it being further understood that the obligations under this parenthetical clause shall remain in effect until the expiration of the applicable statute of limitations). For the avoidance of doubt, to the extent Damages are taken into account in the adjustment of the Merger Consideration as finally determined pursuant to Section 1.10, the Indemnified Party shall not also recover for such Damages under this ARTICLE V.

ARTICLE VI
Termination

6.1          Termination.

(a)          This Agreement may be terminated and the Acquisition abandoned at any time before the Closing as follows:

(i)           by mutual written consent of Seller and Purchaser;

(ii)         at the written election of Seller or Purchaser on or after October 31,2026 (the “Outside Date”), if the Closing shall not have occurred by such date; provided, however, that the right to terminate this Agreement pursuant to this Section 6.1(a)(ii) shall not be available to a Party if the failure of such Party to perform or comply with any of its obligations under this Agreement was the principal cause of a failure of the closing condition that was the primary cause of the Closing not being consummated prior to the Outside Date;

(iii)         by Seller if (A) there have been one or more breaches by Purchaser Parent, Purchaser, Merger Sub 1 or Merger Sub 2 of any of their respective representations, warranties, covenants or agreements contained herein that have not been waived by Seller in writing and would result in the failure to satisfy any of the conditions set forth in Section 4.1 or Section 4.2 and such breaches shall be incapable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (x) ten Business Days after providing written notice of such breach to Purchaser and (y) the Outside Date; provided, that Seller is not then in breach of this Agreement as would prevent the conditions to the Closing set forth in Section 4.1 or Section 4.3 from being satisfied, or (B) any of the conditions set forth in Section 4.1 or Section 4.2 has become incapable of being satisfied on or before the Outside Date and have not been waived in writing by Seller; or

(iv)        by Purchaser if (A) there have been one or more breaches by Seller of any of its representations, warranties, covenants or agreements contained herein that have not been waived by Purchaser in writing and would result in the failure to satisfy any of the conditions set forth in Section 4.1 or Section 4.3 and such breaches shall be incapable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (x) ten Business Days after providing written notice of such breach to Seller and (y) the Outside Date; provided, that Purchaser Parent, Purchaser, Merger Sub 1 or Merger Sub 2 are not then in breach of this Agreement as would prevent the conditions to the Closing set forth in Section 4.1 or Section 4.2 from being satisfied, or (B) any of the conditions set forth in Section 4.1 or Section 4.3 has become incapable of being satisfied on or before the Outside Date and have not been waived in writing by Purchaser.

(b)         In the event of termination by Seller or Purchaser pursuant to this Section 6.1, written notice thereof shall forthwith be given to the other Party and the transactions contemplated hereby shall be terminated, without further action by any Party. Such notice shall set forth in reasonable detail the grounds for termination. If the transactions contemplated hereby are terminated as provided herein Purchaser shall return, or confirm in writing destruction of, all documents and other material received from Seller or the Company Group relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Seller or the Company Group; provided, however, that solely for purposes of asserting or protecting its rights under this Agreement or any Purchaser’s Ancillary Document, Purchaser may retain one copy of all documents made available to Purchaser in any physical or electronic “data rooms,” management presentations or in any other form in expectation of the transactions contemplated hereby.

6.2         Effect of Termination.  If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 6.1, this Agreement shall immediately become null and void and the Parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without Liability to Purchaser Parent, Purchaser or Seller; provided, however, that (a) no such termination shall relieve any Party from Liability for a breach of Section 3.2 or for fraud and (b) the provisions of this Section 6.2, and ARTICLE VII shall survive any such termination and shall remain in full force and effect.

ARTICLE VII
Miscellaneous

7.1        Publicity.  Purchaser and Seller shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that the restrictions set forth in this Section 7.1 shall not apply to any press release, public statement or other announcement issued or made, or proposed to be issued or made, by Purchaser Parent or Purchaser (a) as may be required by applicable Law, Order or by obligations pursuant to the rules of any national securities exchange or any regulatory reporting obligations or (b) that is consistent in all material respects with previous press releases, public disclosures or public statements made by a party hereto in accordance with this Section 7.1, including investor conference calls, filings with the SEC, Q&As and other publicly disclosed documents, in each case under this clause (b) to the extent such disclosure is still accurate. Nothing in this Section 7.1 shall limit the ability of the Purchaser Parent, Purchaser or Seller to make any internal announcements to its employees that are consistent in all material respects with the prior public disclosures regarding the transactions contemplated hereby or not inconsistent with the terms of this Agreement. For the avoidance of doubt, any public filings providing notice to or seeking approval from any Governmental Authority made pursuant to Section 3.4 shall be governed by Section 3.4 and not this Section 7.1.

7.2        Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand or (c) on the date sent if sent by email (provided, that no “bounce back” or similar message of non-delivery is received with respect thereto) prior to 5:00 p.m. Eastern Time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below (or at such other address or addresses for a Party as may be designated by notice given in accordance with the provisions of this Section 7.2):

if to Purchaser Parent, Purchaser, Merger Sub 1 or Merger Sub 2 (or, following the Closing, the Company):

c/o Bed Bath & Beyond, Inc.
433 W. Ascension Way, 3rd Floor
Murray, Utah 84123
Attention: Melissa Smith, General Counsel
Email: legal@beyond.com

with a copy to (which shall not constitute notice):

Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attention: Timothy P. FitzSimons; Jeff Wysong; Thomas Guzman
Email: tfitzsimons@sidley.com; jwysong@sidley.com; tguzman@sidley.com if to Seller (or, prior to the Closing, the Company):

F9 Investments, LLC
4257 Old Hillsboro Road
Franklin, Tennessee 37064
Attention: Thomas Sullivan
Email: ts@f9in.com

with copies to (which shall not constitute notice):

Damian | Valori | Culmo
1000 Brickell Avenue, Suite 1020
Miami, Florida 33131
Attention: Melanie Damian
Email: mdamian@dvllp.com

7.3       Fees and Expenses.  Except as provided in this Agreement, each Party shall bear all fees and expenses incurred by such Party in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including attorneys’, accountants’, brokers’ and other professional fees and expenses.

7.4       Entire Agreement.  This Agreement, Purchaser’s Ancillary Documents, Seller’s Ancillary Documents and the instruments to be delivered by the Parties pursuant to the provisions hereof and thereof (a) constitute the entire agreement between the Parties, and (b) supersede any prior agreements, representations or warranties between the Parties regarding the subject matter hereof and thereof, including without limitation that certain letter of intent relating to the transactions herein dated April 1, 2026. Each exhibit, and the Disclosure Schedule, shall be considered incorporated into this Agreement.

7.5        Survival; Non-Waiver.  Except as otherwise expressly set forth to the contrary herein, all representations, warranties and covenants contained in the Agreement or any Contract delivered in connection with this Agreement shall survive the Closing regardless of any investigation or lack of investigation by any of the Parties (and none shall merge into any instrument of conveyance), and no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty or covenant contained herein. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, right or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. Any provision of this Agreement can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such waiver is sought.

7.6       Applicable Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of any other Laws that might otherwise govern under applicable principles of conflicts of laws. In any Proceeding between any of the Parties arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the Parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware; (ii) agrees that all claims in respect of such Proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 7.6; (iii) waives any objection to laying venue in any such Proceeding in such courts; (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; and (v) agrees that service of process upon such Party in any such Proceeding shall be effective if notice is given in accordance with Section 7.2 of this Agreement.

7.7         WAIVER OF TRIAL BY JURY.  EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (a) ARISING UNDER THIS AGREEMENT OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

7.8        Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the Parties, and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties, and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except that the Released Parties are third-party beneficiaries of Section 3.10.

7.9       Assignment.  This Agreement shall not be assignable by any Party without the prior written consent of the other Parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect; provided, that Purchaser Parent and Purchaser may, in their sole discretion, assign in whole or in part their rights and obligations pursuant to this Agreement (a) to one or more of their Affiliates, (b) to any of their lenders (or any agents therefor) as collateral security (including any pledge of such rights and obligations and any further assignment or transfer that may occur due to a foreclosure or other remedy under the applicable loan documents) and (c) in connection with a sale of all or a portion of their business; provided, that in each event, each of Purchaser Parent and Purchaser shall not be released from their obligations hereunder.

7.10       Amendments.  This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the Parties.

7.11        Governmental Reporting.  Anything to the contrary in this Agreement notwithstanding, nothing in this Agreement shall be construed to mean that a Party or other Person must make or file, or cooperate in the making or filing of, any return or report to any Governmental Authority in any manner that such Person or such Party reasonably believes or reasonably is advised is not in accordance with Law.

7.12       Enforcement; Remedies.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) is not performed in accordance with its specific terms or is otherwise breached. Prior to the termination of this Agreement pursuant to ARTICLE VI, the non-breaching Party shall be entitled to an injunction or injunctions if monetary damages, if available, would not be an adequate remedy to prevent breaches of this Agreement by any other Party and to specifically enforce the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. In the event that any Party seeks an injunction or injunctions to prevent breaches of this Agreement, or to enforce specifically the terms and provisions of this Agreement, such Party shall not be required to provide any bond or other security in connection with such order or injunction.

7.13      Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any applicable jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the Parties under this Agreement.

7.14      Counterparts; Electronic Signatures.  This Agreement may be executed by counterpart signature, each of which signature shall be deemed an original, all of which together shall constitute one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including “pdf”) and other electronic signatures (including, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act and any other applicable Law.

7.15        Interpretation.

(a)      The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. Unless the context indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation” or “but not limited to.”  The terms “herein,” “hereunder,” “herewith” and “hereof” and words of like import, unless otherwise stated, refer to this entire Agreement as a whole (including any schedules and exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, Schedules and Exhibit references are to the Articles, Sections, Schedules and Exhibits of this Agreement unless otherwise specified. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. All references to “dollars” or “$” will be deemed references to the lawful money of the United States of America. The word “or” shall not be exclusive. Unless the context otherwise requires, references herein to a Law means such Law as amended from time to time and includes any successor legislation thereto and any rule or regulations promulgated thereunder. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Any document or item will be deemed “delivered,” “provided” or “made available” (a) to Purchaser Parent, Purchaser, Merger Sub 1 and Merger Sub 2 within the meaning of this Agreement if such document or item was included at least three days prior to and through the date of execution of this Agreement in the electronic data room maintained on behalf of Seller as evidenced by a storage device imprinted with all such documents or information and, promptly following the date hereof, delivered to Purchaser Parent, Purchaser, Merger Sub 1 and Merger Sub 2 and (b) to Seller within the meaning of this Agreement if such document or item was disclosed in documents filed by Purchaser Parent with the SEC and publicly made available on the SEC’s Electronic Data Gathering Analysis and Retrieval system.

7.16        Definitions.

(a)                         “2025 Audited Financial Statements” has the meaning set forth in Section 2.2(e)(iii).

(b)                         “401(k) Plan” has the meaning set forth in Section 3.12.

(c)                         “Accountant” has the meaning set forth in Section 1.10(d).

(d)                      “Accounting Principles” means GAAP, applied in a manner consistent with the accounting principles and practices applied in the preparation of the Financial Statements (to the extent such methodology is in accordance with GAAP).

(e)                      “Acquired Employee” means each individual who is employed by a member of the Company Group as of immediately prior to the Closing.

(f)                          “Acquisition” has the meaning set forth in the Recitals.

(g)                   “Affiliate” means, with respect to any Person, any other Person which Controls such Person, which such Person Controls, or which is under common Control with such Person.

(h)                   “Aggregate Subscription Amount” means the aggregate amount of funds received by Purchaser Parent from Reinvesting Employees pursuant to the Subscription Agreements.

(i)                          “Agreement” has the meaning set forth in the Preamble.

(j)                        “Assumed Indebtedness” means  the Loan Agreement, dated as of August 31, 2022, by and between the Company, the Guarantors and Bank of America, N.A., as amended, supplemented or modified from time to time.

(k)                         “BBBY Common Stock” means the common stock, $0.0001 par value per share, of Purchaser Parent.

(l)                          “Business” means the business of the Company Group as of the Closing Date.

(m)                     “Business Day” means any day other than a Saturday, Sunday or a national or New York State holiday or a day on which commercial banks in New York City are authorized to close.

(n)                         “Cap” has the meaning set forth in Section 5.3(c).

(o)                         “Cash Purchase Price” means $7,000,000.

(p)                        “CBA” means any collective bargaining agreement or similar Contract with any labor union, trade association, works council, labor organization or similar organization representing any employee of the Company Group.

(q)                       “Certifications” means certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Purchaser Parent’s SEC Documents.

(r)                         “Claims” means any encumbrances, liens (statutory or other), security interests, claims, easements, mortgages, deeds of trust, options, pledges, deposits, hypothecations, charges, rights of first refusal, preemptive rights, rights-of-way, easements, title defects, or restrictions of any kind (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset) and any agreement or arrangement to create any of the foregoing or having similar effect.

(s)                          “Closing” has the meaning set forth in Section 1.3(a).

(t)                          “Closing Date” has the meaning set forth in Section 1.3(a).

(u)                         “Closing Statement” has the meaning set forth in Section 1.10(a).

(v)                         “COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, or similar state or local Law.

(w)                        “Code” means the United States Internal Revenue Code of 1986.

(x)                         “Company” has the meaning set forth in the Recitals.

(y)                     “Company Data” means all data, information and data compilations contained in the Company IT Systems or any databases of the Company Group, including Personal Data and confidential information, that are used by the Company Group.

(z)                         “Company Group” means collectively, the Company and its Subsidiaries.

(aa)                        “Company Group EBITDA” has the meaning set forth in Section 1.12(a)(iii)(A).

(bb)                       “Company In-bound License” has the meaning set forth in Section 2.2(u)(iv).

(cc)                 “Company Intellectual Property” shall mean (i) all Company Registered Intellectual Property and (ii) any other Intellectual Property Rights owned by or licensed to any member of the Company Group.

(dd)                  “Company IT Systems” means the hardware, software, firmware, middleware, equipment, electronics, platforms, servers, workstations, routers, hubs, switches, interfaces, data, databases, data communication lines, network and telecommunications equipment, operational technology, ICS/SCADA controls, IoT devices, websites and internet-related information technology infrastructure, wide area network and other data communications or information technology equipment, owned or leased by, licensed to, or used to Process Company Data in the conduct of the Company Group.

(ee)                        “Company Out-bound License” has the meaning set forth in Section 2.2(u)(iv).

(ff)                       “Company Registered Intellectual Property” means all Registered Intellectual Property Rights at any time owned by, filed in the name of or applied for by any member of the Company Group.

(gg)                       “Company Shares” has the meaning set forth in the Recitals.

(hh)                       “Confidential Information” has the meaning set forth in Section 3.7.

(ii)                 “Consent” means any consent, approval, waiver, license, ratification, permission, exemption, permit, franchise, qualifications, authorization or Order of any Governmental Authority or any other Person; the expiration, lapse or termination of any waiting period (including any extension thereof) required by applicable Law; or declaration, filing, registration, qualification, recording or other action or filing with or notice or submission to, any Governmental Authority or any other Person.

(jj)                    “Contract” means any written, oral, implied or other agreement (including “click-through” agreement), contract, license, lease, understanding, arrangement, obligation, promise, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, sale order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

(kk)                    “Control” means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, through voting securities, Contract or otherwise.

(ll)                         “Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

(mm)                     “D&O Tail Policy” has the meaning set forth in Section 1.11(a)(vii).

(nn)                      “Damages” means all liabilities, losses, demands, claims, actions or causes of action, obligations, judgments, awards, settlements, regulatory, legislative or judicial Proceedings or investigations, assessments, levies, losses, Taxes, fines, penalties, damages, costs, fees and expenses, including reasonable attorneys’, accountants’, investigators’, experts’ and third party advisors’ fees, interest and expenses, sustained or incurred in connection with the defense, investigation, adjudication, settlement or other resolution of any indemnification claim. “Damages” does not include, and no Party shall be entitled to recover, any special or any punitive damages, except to the extent awarded to a third party.

(oo)                    “Data Processor” means any Person that Processes Company Data on behalf of or at the direction of the Company Group, including, but not limited to, a “service provider,” “contractor” or “processor,” as those terms are defined by Data Protection Requirements.

(pp)                     “Data Protection Requirements” means all applicable Laws, industry requirements (including, to the extent applicable to the Company Group, the Payment Card Industry Data Security Standard), public statements or privacy policies, and Contracts relating to the (a) privacy, confidentiality, integrity, availability, collection, use, access, Processing, protection, Security Incident notification, deletion or disclosure of Company Data or Company IT Systems, (b) information security and cybersecurity (including secure software development), (c) artificial intelligence, automated decision making or machine learning technologies, or (d) cross-border data transfers.

(qq)                       “DGCL” means the Delaware General Corporation Law.

(rr)                        “Disclosure Schedules” mean Purchaser’s Disclosure Schedules and Seller’s Disclosure Schedules.

(ss)                        “Dispute” has the meaning set forth in Section 1.10(c).

(tt)                         “Dispute Notice” has the meaning set forth in Section 1.10(c).

(uu)                       “Dispute Period” has the meaning set forth in Section 1.10(c).

(vv)                       “DLLCA” means the Delaware Limited Liability Company Act.

(ww)                     “Earnout Consideration” has the meaning set forth in Section 1.12(a)(iii)(B).

(xx)                       “Earnout Period” has the meaning set forth in Section 1.12(a)(i).

(yy)                       “Earnout Threshold” has the meaning set forth in Section 1.12(a)(i).

(zz)                        “EBITDA Earnout Statement” has the meaning set forth in Section 1.12(b)(i).

(aaa)                     “Effect” means any effect, change, event, circumstance, occurrence, result, state of facts or development.

(bbb)                     “Employee Plan” has the meaning set forth in Section 2.2(n)(i).

(ccc)                   “Enforceability Exceptions” means the (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

(ddd)                     “engage” has the meaning set forth in Section 3.6(c).

(eee)                    “Environmental Laws” means any Law relating to pollution or protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or natural resources, health and safety (to the extent relating to exposure to Hazardous Materials or relating to the generation, manufacture, processing, distribution, use, management, labeling, treatment, storage, disposal, transportation, remediation, cleanup, handling, Release or threatened Release of, or exposure to, Hazardous Materials).

(fff)                       “Environmental Permits” has the meaning set forth in Section 2.2(t).

(ggg)                     “Equipment” has the meaning set forth in Section 2.2(g).

(hhh)                 “Equity Purchase Price” means a number of BBBY Common Stock equal to 18,100,000 minus (i) the Aggregate Subscription Amount divided by (ii) 6.95.

(iii)                       “Equity Securities” means any of the following: (i) corporate shares, limited liability company membership interests, participation units or similar interests, and general and limited partnership interests, (ii) rights to receive a share of profits and losses or a distribution of assets (including phantom stock, stock appreciation, profit participation and other similar rights), (iii) other securities commonly regarded as equity securities, (iv) any right to acquire any of the foregoing, including subscriptions, warrants, options, preemptive rights, calls or commitments of any kind, and (v) any right to convert into, exercise or exchange for any of the foregoing.

(jjj)                        “ERISA” has the meaning set forth in Section 2.2(n)(i).

(kkk)                 “ERISA Affiliate” means, with respect to any Person, each trade or business (whether or not incorporated) under common control with, or otherwise treated as a single employer with, such Person within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

(lll)                        “Estimated Transaction Expenses” has the meaning set forth in Section 1.8(a).

(mmm)                 “Estimated Transaction Expenses Certificate” has the meaning set forth in Section 1.11(a)(xvii).

(nnn)                     “Exchange Act” means the Securities Exchange Act of 1934.

(ooo)                     “Export Controls” has the meaning set forth in Section 2.2(r)(ii).

(ppp)                 “F9 Master Lease” means that certain Master Lease, dated as of April 1, 2020, by and between Juniper Lane Properties, LP and Cabinets To Go, LLC, as amended, supplemented or otherwise modified from time to time.

(qqq)                     “Financial Statements” has the meaning set forth in Section 2.2(e)(iii).

(rrr)                       “First Certificate of Merger” has the meaning set forth in Section 1.3(b).

(sss)                      “First Merger” has the meaning set forth in the Recitals.

(ttt)                       “First Merger Effective Time” has the meaning set forth in Section 1.3(b).

(uuu)                     “First Step Surviving Corporation” has the meaning set forth in Section 1.2.

(vvv)                     “FLSA” has the meaning set forth in Section 2.2(o)(i).

(www)                  “GAAP” means United States generally accepted accounting principles as in effect on the date hereof.

(xxx)                     “Gracious Home” means NEWGH, LLC, a Delaware limited liability company.

(yyy)                “Governmental Authority” means any domestic or foreign national, state, multi-state or municipal or other local government, any subdivision, agency, commission or authority thereof exercising any executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any quasi-governmental or private body established to perform such functions.

(zzz)                    “Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, approval, exemption, Order, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law; or (b) right under any Contract with any Governmental Authority.

(aaaa)                 “Hazardous Material” means (a) any substance, material or waste that is listed, defined, classified or identified as a “pollutant” or “contaminant” or as “hazardous” or “toxic” or words of similar meaning or regulatory effect under Environmental Law; (b) petroleum or petroleum products, asbestos or asbestos-containing material, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radon, toxic mold or radioactive materials; and (c) any other substance, material or waste that is regulated by or for which liability or standards of care may be imposed under Environmental Law.

(bbbb)                   “Improvements” has the meaning set forth in Section 2.2(s)(ii).

(cccc)                  “Income Tax” means any federal, state, local or foreign Tax measured by or imposed on net income, profits, branch profits or other measures similar to net income or profits.

(dddd)             “Indebtedness” means (without duplication) the sum of the following items, calculated in accordance with the Accounting Principles as of immediately prior to the Closing: (i) the principal amount of any indebtedness of the Company Group, whether evidenced by notes, debentures or similar instrument or otherwise, for borrowed money outstanding together with all prepayment premiums or penalties and other amounts with respect to such indebtedness becoming due or being repaid as a result of the transactions contemplated by this Agreement, (ii) any unpaid interest owing on the indebtedness described in clause (i) above, (iii) obligations of the Company Group in respect of capitalized leases and any obligations under conditional sale, deferred consideration or other title retention agreements relating to the purchase of any property, assets or services, including any “earn-out” or other similar performance-based contingent payment obligations, (iv) obligations in respect of banker’s acceptances or letters of credit issued or created for the account or benefit of the Company Group (including any letters of credit supporting any bonds), (v) line of credit borrowings, bank fees and accrued distributions or dividends, (vi) all indebtedness or obligations of the types referred to in the preceding clauses (i) through (v) of any other Person secured by any Claim on any assets of the Company Group, even though the Company Group has not assumed or otherwise become liable for the payment thereof, but excluding customer deposits and interest payable thereon in the Ordinary Course of Business, (vii) guarantees of obligations of the type described in clauses (i) through (vi) above of any other Person, (viii) any payment obligation in respect of interest under any existing interest rate swap or hedge Contract entered into by the Company Group with respect to any Indebtedness described in clause (i) or (ii) above, and any costs associated with termination of any such arrangement, (ix) any amounts payable to current or former members of the Company Group or Related Parties, including accrued but unpaid distributions or dividends, (x) credit card balances of the Company Group for any personal expenses or other expenses not related to the Business, and (xi) all accrued and unpaid interest, penalties, prepayment penalties or premiums, breakage, make-whole payments, fees and other charges and amounts related to any of the foregoing.

(eeee)                 “Indemnified Party” means, with respect to a particular matter, a Person who is entitled to indemnification from a Party pursuant to ARTICLE V.

(ffff)                    “Indemnifying Party” means, with respect to a particular matter, a Party who is required to provide indemnification under ARTICLE V to another Person.

(gggg)                “Information Security Program” means a written information security program that complies with Data Protection Requirements, that when appropriately implemented and maintained would constitute reasonable security procedures and practices appropriate to the nature of Company Data and Company IT Systems, and that is at least as stringent as one or more relevant industry standards and that includes: (a) written policies and procedures regarding Company Data, and the Processing thereof; (b) administrative, technical and physical safeguards to protect the security, confidentiality, availability and integrity of any Company Data; (c) disaster recovery, business continuity, incident response and security plans, procedures and facilities; (d) vendor and Data Processor cybersecurity and privacy risk management program; and (e) protections against Security Incidents, Malicious Code, and against loss, misuse, unauthorized access to, and disruption of, the Processing of Company Data, and Company IT Systems.

(hhhh)                   “Insurance Policy” has the meaning set forth in Section 2.2(i).

(iiii)                     “Intellectual Property Rights” means, on a worldwide basis, any and all tangible and intangible intellectual property, industrial or proprietary rights (by whatever name or term known or designated) arising under law or equity, whether or not filed, perfected, registered or recorded and whether now or later existing, filed, issued or acquired, including: (a) any and all United States and foreign patents and utility models and equivalent or similar rights anywhere in the world (collectively, “Patents”); (b) any and all United States and foreign copyrights, works of authorship, mask works, moral rights and other copyrightable subject matter throughout the world (collectively, “Copyrights”); (c) any and all United States and foreign trademarks, service marks, trade names, logos, mottos, slogans, taglines, corporate names, product names, service names, character names and all other indicia of commercial source or origin, and all goodwill associated therewith throughout the world (collectively, “Trademarks”); (d) any and all internet domain names and addresses; (e) any and all trade secrets under applicable law and other rights in know-how and confidential or proprietary information, including any and all (i) processing, manufacturing, marketing, business or customer information, (ii) inventions, processes, ideas, formulae, algorithms, specifications, designs and methods, and (iii) all documentation relating thereto (including papers, blueprints, drawings, reports, diaries, annotations and notebooks) (collectively, “Trade Secrets”); (f) any and all other intellectual and industrial property and proprietary rights (of every kind and nature throughout the world and however designated) whether or not analogous to any of the foregoing rights (including character rights, “rental” rights, remuneration rights, packaging rates, merchandising rights, advertising rights, rights of publicity and all other commercial rights), whether arising by operation of law, contract, license or otherwise; (g) any and all tangible embodiments of any of the foregoing, in any form and in any media; (h) any and all registrations, applications, renewals, extensions, continuations, continuations-in-part, provisionals, divisionals, reissues and re-examinations thereof now or hereafter in force throughout the universe (including rights in any of the foregoing) (collectively, “Registrations”); and (i) any and all Claims (whether past, present or future) arising from or related to any of the foregoing, including the sole, exclusive and independent right to enforce any and all such Claims.

(jjjj)                       “Interim Financial Statements” has the meaning set forth in Section 2.2(e)(iii).

(kkkk)                   “IRS” means the Internal Revenue Service.

(llll)                    “Knowledge” (i) of Seller and words of similar import shall be deemed to include the knowledge as of the Closing Date of Seller, Tom Sullivan, Jason Delves, Avi Cohen and V. Brandon McGrath, following reasonable due inquiry and (ii) of Purchaser and words of similar import shall be deemed to include the knowledge as of the Closing Date of Marcus Lemonis.

(mmmm)             “Law” means any foreign, federal, state, local, municipal or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, Order, decree, proclamation, treaty, rule, regulation, official standard norm, arbitral award, ruling or requirement issued, enacted, adopted, passed, approved, promulgated, made, enforced, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

(nnnn)                   “Leased Real Property” has the meaning set forth in Section 2.2(s)(i).

(oooo)              “Liability” means any obligation or liability of any nature whatsoever (direct or indirect, matured or unmatured, absolute, accrued, contingent or otherwise) whether or not required by GAAP to be provided or reserved against on a balance sheet.

(pppp)                  “Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent.

(qqqq)                  “Material Adverse Effect” means any Effect that, individually or in the aggregate, has had a material adverse effect on (a) the results of operations or the condition (financial or otherwise) of the business, assets, properties, or liabilities of the Company Group, taken as a whole or (b) the Company Group’s ability to consummate the transactions contemplated by, or to perform its obligations under, this Agreement and the Seller’s Ancillary Documents, taken as a whole; provided, however, that, solely for the purposes of clause (a), any Effect attributable to any of the following (either alone or in combination) shall not be taken into account in determining whether there has been a Material Adverse Effect: (i) general business or economic conditions affecting the industry in which the Company Group operates, (ii) acts of war, armed hostilities or terrorism, acts of God or comparable events, epidemic, pandemic or disease outbreak or any worsening of the foregoing, or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Authority in response thereto, (iii) changes in financial, banking or securities markets, (iv) any change in any Law or GAAP (or interpretations of any Law or GAAP), (v) any failure of the Company Group to meet any projections or forecasts; provided, however, that any Effect not otherwise excluded under this definition underlying such failure may be taken into account in determining whether a Material Adverse Effect is occurring, has occurred or would reasonably be expected to occur, (vi) resulting from the announcement of this Agreement or the pendency of the transactions contemplated hereby, or (vii) resulting from the taking of any action required to be taken by this Agreement; except in each case with respect to clauses (i) through (iv), if such Effects disproportionately adversely affect the Company Group, taken as a whole, relative to other similarly situated companies in the industries and geographic areas in which the Company Group operates.

(rrrr)                     “Material Contracts” has the meaning set forth in Section 2.2(l)(i).

(ssss)                    “Merger Consideration” has the meaning set forth in Section 1.7.

(tttt)                      “Merger Sub 1” has the meaning set forth in the Recitals.

(uuuu)                   “Merger Sub 2” has the meaning set forth in the Recitals.

(vvvv)                   “Mergers” has the meaning set forth in the Recitals.

(wwww)               “Non-Acquired Employee” means each individual who is employed by Seller or an Affiliate thereof but who is not an Acquired Employee.

(xxxx)                   “Notice of Loss” has the meaning set forth in Section 5.3(b).

(yyyy)                   “OFAC” has the meaning set forth in Section 2.2(r)(ii).

(zzzz)                    “OpCo” means F9 Operations, Inc., a Florida corporation.

(aaaaa)                  “OpCo Shares” has the meaning set forth in the Recitals.

(bbbbb)              “Operating Subsidiaries” means each of Cabinets To Go, LLC, LumLiq2, LLC, and Southwind Building Products, LLC.

(ccccc)                  “Order” has the meaning set forth in Section 2.1(b).

(ddddd)                “Ordinary Course of Business” means the ordinary course of business operations of the Company Group, consistent with its past practices.

(eeeee)             “Organizational Documents” means with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments and other modifications thereto.

(fffff)                 “Other Bid” means any proposal or offer for a merger, sale of securities, sale of substantial assets or similar transaction involving any member of the Company Group, other than the transactions contemplated by this Agreement.

(ggggg)                 “Outside Date” has the meaning set forth in Section 6.1(a)(ii).

(hhhhh)                 “Party” and “Parties” have the meanings set forth in the Preamble.

(iiiii)                     “Patents” has the meaning set forth in the definition of Intellectual Property Rights.

(jjjjj)                     “Payoff Letters” has the meaning set forth in Section 1.11(a)(vi).

(kkkkk)                 “Permits” has the meaning set forth in Section 2.2(m).

(lllll)                “Permitted Claims” means, collectively, (i) Claims for Taxes and other governmental charges and assessments (including special assessments) that are not yet due and payable and (ii) easements, rights of way, restrictions, covenants or other similar matters of public record that do not materially detract from the value of or materially impair the existing use of the Leased Real Property affected by such easement, right of way, restriction, covenant or other matter.

(mmmmm)          “Person” means any individual, sole proprietorship, company, firm, business, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, limited liability company, joint venture, trust, estate, cooperative, foundation, society, political party, union, Governmental Authority or any other enterprise, association, organization or entity of any kind.

(nnnnn)                 “Personal Data” means (a) any information relating to or reasonably capable of being associated with an identified or identifiable person, device or household; or (b) any information that constitutes “personal data,” “personal information,” “protected health information,” “nonpublic personal information” or other similar terms as defined by Data Protection Requirements.

(ooooo)                “Proceeding” means any action, claim, suit, complaint, charge, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, hearing, inquiry, audit, review, citation, examination or investigation, government charge or subpoena of any kind or nature whatsoever by or before any Governmental Authority, whether at law or in equity.

(ppppp)              “Processing”, “Process”, “Processed”, with respect to data or Company IT Systems, means any collection, access, acquisition, storage, protection, use, re-use, disposal, disclosure, re-disclosure, destruction, transfer, modification or any other processing (as defined by Data Protection Requirements) of such data (including any Company Data) or Company IT Systems.

(qqqqq)               “Promissory Note” means that certain promissory note in substantially the form attached hereto as Exhibit B in the aggregate principal amount of $4,600,000.

(rrrrr)                    “Purchaser” has the meaning set forth in the Preamble.

(sssss)                   “Purchaser Deductible” has the meaning set forth in Section 5.3(a)(i).

(ttttt)                     “Purchaser Excluded Representations” has the meaning set forth in Section 5.3(a)(ii).

(uuuuu)                 “Purchaser Indemnitee” has the meaning set forth in Section 5.1.

(vvvvv)                 “Purchaser Knowledge Party” means Marcus Lemonis.

(wwwww)           “Purchaser’s Ancillary Documents” means the Registration Rights and Lock-Up Agreement, the Promissory Note, the Post-Closing Cooperation Agreement, the Subscription Agreements and all other documents and instruments executed by Purchaser Parent, Purchaser, Merger Sub 1 or Merger Sub 2 in connection with this Agreement.

(xxxxx)                 “Purchaser’s Disclosure Schedules” mean the schedules delivered by Purchaser to Seller concurrently herewith.

(yyyyy)                 “Purchaser Parent” has the meaning set forth in the Preamble.

(zzzzz)            “Purchaser Parent’s SEC Documents” means registration statements, proxy statements, Certifications and other statements, reports, schedules, forms and other documents filed by Purchaser with the SEC.

(aaaaaa)                “Q1 2026 Unaudited Financial Statements” has the meaning set forth in Section 2.2(e)(iii).

(bbbbbb)               “Real Estate Lease” has the meaning set forth in Section 2.2(s)(i).

(cccccc)           “Registered Intellectual Property Rights” means all United States, international and foreign: (i) Patents and Registrations therefor; (ii) registered Trademarks and Registrations therefor; (iii) registered Copyrights and Registrations therefor; (iv) registered domain names; and (v) any other registered Intellectual Property Right that is the subject of an application, certificate, filing, or registration for such rights that is issued by or filed with any Governmental Authority at any time.

(dddddd)               “Registration Rights and Lock-Up Agreement” has the meaning set forth in Section 1.11(a)(xi).

(eeeeee)                “Registrations” has the meaning set forth in the definition of Intellectual Property Rights.

(ffffff)                   “Reinvesting Employees” means the individuals set forth on Schedule 7.16(ffffff).

(gggggg)               “Related Party” has the meaning set forth in Section 2.2(j).

(hhhhhh)           “Release” means any release, spill, emission, leaking, pumping, pouring, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into or through the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, sediment, surface water or groundwater.

(iiiiii)                    “Released Parties” has the meaning set forth in Section 3.10.

(jjjjjj)                  “Representatives” of a Person means the officers, directors, employees, agents, attorneys, accountants, advisors and other representatives of such Person.

(kkkkkk)              “Restriction Period” means from and after the Closing and continuing until the later of (i) the payment of the Earnout Consideration and (ii) five years from the Closing Date.

(llllll)                     “Sanctions” has the meaning set forth in Section 2.2(r)(ii).

(mmmmmm)        “SEC” means the United States Securities and Exchange Commission.

(nnnnnn)               “Second Certificate of Merger” has the meaning set forth in Section 1.3(c).

(oooooo)               “Second Merger” has the meaning set forth in the Recitals.

(pppppp)               “Second Merger Effective Time” has the meaning set forth in Section 1.3(c).

(qqqqqq)               “Securities Act” means the Securities Act of 1933.

(rrrrrr)                 “Security Incident” means either (i) any unauthorized Processing of Company Data, (ii) any unauthorized access or disruption to the Company’s IT Systems, or (iii) any incident that may require notification to any Person or any other Entity under Data Protection Requirements.

(ssssss)                 “Seller” has the meaning set forth in the Preamble.

(tttttt)                    “Seller Excluded Representations” has the meaning set forth in Section 5.3(a)(i).

(uuuuuu)            “Seller’s Ancillary Documents” means the Registration Rights and Lock-Up Agreement, the Promissory Note, the Post-Closing Cooperation Agreement, the Subscription Agreements and all other documents and instruments executed by Seller or any member of the Company Group in connection with this Agreement.

(vvvvvv)               “Seller’s Disclosure Schedules” mean the schedules delivered by Seller to Purchaser concurrently herewith.

(wwwwww)          “Shares” has the meaning set forth in the Recitals.

(xxxxxx)               “Significant Vendor” has the meaning set forth in Section 2.2(w)(i).

(yyyyyy)               “Small Business Status” has the meaning set forth in Section 2.2(r)(iv).

(zzzzzz)                “Stockholder Written Consent” has the meaning set forth in the Recitals.

(aaaaaaa)          “software” means all (i) computer programs, including all software implementations of algorithms, models and methodologies, whether in source code, executable code or object code, (ii) databases and compilations, including all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, (iv) websites, social media networks and apps, and (v) documentation, including user manuals and other training documentation, related to any of the foregoing.

(bbbbbbb)             “Subsequent Unaudited Financial Statements” has the meaning set forth in Section 3.11(a).

(ccccccc)             “Subsidiary” of any Person means another Person, in which such first Person (i) owns, directly or indirectly, more than 50% of the outstanding voting securities, equity securities, profits interest, capital interest or any other interests, in each case having the power to direct or cause the direction of the management and policies of such other Person, (ii) is entitled to elect at least a majority of the board of directors, board of managers or similar governing body, or (iii) is or any of its Subsidiaries is a general partner or managing member of such other Person.

(ddddddd)             “Sullivan” has the meaning set forth in the Preamble.

(eeeeeee)              “Surviving Entity” has the meaning set forth in Section 1.2.

(fffffff)                  “Talon” means Talon Hardwood Floors, LLC, a Delaware limited liability company.

(ggggggg)            “Tax Return” means any report, return, election, document, estimated tax filing, declaration or other filing provided to any Governmental Authority with respect to Taxes (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Taxes, including any amendments thereto.

(hhhhhhh)         “Taxes” means (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, social security, payroll, withholding on amounts paid to or by any Person, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax, escheat payments or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Authority and (ii) any liability for the payment of amounts determined by reference to amounts described in clause (i) as a result of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated or unitary or similar basis, as a result of any obligation under any agreement or arrangement, as a result of being a transferee or successor, or by contract or otherwise.

(iiiiiii)                   “Territory” has the meaning set forth in Section 3.6(a)(i).

(jjjjjjj)                   “Title Transfer” has the meaning set forth in Section 3.16.

(kkkkkkk)          “Third Party Claim” means any Proceeding which is asserted or threatened by a party other than the Parties, their successors and permitted assigns against any Indemnified Party or to which any Indemnified Party is subject.

(lllllll)                   “Trade Laws” has the meaning set forth in Section 2.2(r)(ii).

(mmmmmmm)     “Trade Secrets” has the meaning set forth in the definition of Intellectual Property Rights.

(nnnnnnn)             “Trademarks” has the meaning set forth in the definition of Intellectual Property Rights.

(ooooooo)             “Transaction Expenses” means (without duplication): (i) the sum of all costs and expenses of the Company Group, or for which the Company Group is liable, regarding the negotiation, preparation and consummation of this Agreement or the transactions contemplated hereby (including all investment banking fees, commissions, advisory fees, legal fees and accounting fees), (ii) all costs and expenses to procure the D&O Tail Policy (if and to the extent not paid by Seller), (iii) any transaction, retention or stay bonuses, sale and change of control bonuses and similar bonuses, payments or obligations due in connection with the consummation of, or granted in contemplation or, the transactions contemplated by this Agreement pursuant to arrangements entered into by the Company Group prior to the Closing, (iv) any appreciation rights, phantom, profit-sharing, or similar plan and any deferred compensation, retention, severance obligations attributable to pre-Closing periods, provided, that any of the foregoing in this clause (iv) that are not accrued as of the Closing and relate to revenue of the Company Group post-Closing will be allocated to Purchaser and not be treated as Transaction Expenses, and (v) any cost imposed on the Company Group, including the employer’s share of any payroll Taxes (together with social security and other required contributions and third-party costs associated with making such payroll payment) and any required employer contributions to retirement plans relating thereto, in each case to the extent related to pre-Closing time periods, due in connection with any such payments in clauses (i) through (iv); provided, that for the avoidance of doubt, any and all costs and expenses incurred by Purchaser in connection with, related to or arising from the negotiation, preparation and consummation of this Agreement or the transactions contemplated hereby (including all investment banking fees, commissions, advisory fees, legal fees and accounting fees, to the extent engaged by Purchaser) shall not be Transaction Expenses, regardless of whether or not the Company Group becomes responsible for such expenses at or following the Closing.

(ppppppp)           “Transferred Real Estate” means (i) the manufacturing facility located in Koszalin, Poland, with the following address Strefowa 7, 75-202, Koszalin, Poland; (ii) the manufacturing facility located in Västervik, Sweden, with the following address: Elfagatan 5, 593 32 Västervik, Sweden; and (iii) the manufacturing facility located in Mullsjö, Sweden, with the following address Garverigatan 10, 565 23 Mullsjö, Sweden.

(qqqqqqq)             “Unaudited OpCo Financial Statements” has the meaning set forth in Section 2.2(e)(iii).

(rrrrrrr)                 “USPTO” means the U.S. Patent and Trademark Office.

(sssssss)                “WARN Act” has the meaning set forth in Section 2.2(o)(x).

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger on the date first above written.

PURCHASER PARENT:
BED BATH & BEYOND, INC.

By:	/s/ Marcus Lemonis
Name: Marcus Lemonis
Title: Executive Chairman and Chief Executive Officer

PURCHASER:
BEYOND HOME SERVICES, LLC

By:	/s/ Marcus Lemonis
Name: Marcus Lemonis
Title: Chief Executive Officer

MERGER SUB 1:
MERGER SUB 1, INC.

By:	/s/ Marcus Lemonis
Name: Marcus Lemonis
Title: Chief Executive Officer

MERGER SUB 2:
MERGER SUB 2, LLC

By:	/s/ Marcus Lemonis
Name: Marcus Lemonis
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger on the date first above written.

SELLER:
F9 INVESTMENTS, LLC

By:	/s/ Thomas D. Sullivan
Name: Thomas D. Sullivan
Title: Sole Member

COMPANY:
F9 BRANDS, INC.

By:	/s/ Jason Delves
Name: Jason Delves
Title: President and Chief Executive Officer

SULLIVAN:
Solely for the purposes of Sections 3.6, 3.7, 3.8 and 5.1

/s/ Tom Sullivan
Name: Tom Sullivan

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Form of Registration Rights and Lock-Up Agreement

(See attached.)

Final Form
EXHIBIT A

REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

This Registration Rights and Lock-Up Agreement (this “Agreement”) is made and entered into effective as of [___], 20261 (the “Effective Date”), by and among Bed Bath & Beyond, Inc., a Delaware corporation (the “Corporation”), each of the Persons (as defined herein) listed under the header “Initial Holders” on the signature pages hereto (each, an “Initial Holder” and, collectively, the “Initial Holders”) and each Person (as defined herein) who becomes a party to this Agreement by entering into a joinder agreement in the form attached hereto as Exhibit A.

RECITALS

WHEREAS, the Corporation has entered into that certain Agreement and Plan of Merger, dated as of July 23, 2026 (the “Merger Agreement”), with Merger Sub 1, Inc., a Delaware corporation, Merger Sub 2, LLC, a Delaware limited liability company, F9 Investments, LLC, a Florida limited liability company (the “Seller”), F9 Brands, Inc., a Delaware corporation, and solely for the purposes specified in the Merger Agreement, Tom Sullivan, the indirect owner of the Seller;

WHEREAS, upon the terms and subject to the conditions of the Merger Agreement, the Initial Holders are entitled to receive, in the aggregate, [●] shares (the “Closing Shares”) of common stock, $0.0001 par value per share, of the Corporation (the “Common Stock”), including in satisfaction of certain employee incentive arrangements;

WHEREAS, to induce the Seller to enter into the Merger Agreement and consummate the transactions contemplated thereby (including the issuance of the Closing Shares to the Initial Holders pursuant to the terms of the Merger Agreement), the Corporation has agreed to provide certain registration rights under the Securities Act (as defined below) and the rules and regulations promulgated by the SEC (as defined below) thereunder, and applicable state securities laws; and

WHEREAS, to induce the Corporation to enter into the Merger Agreement and consummate the transactions contemplated thereby, each of the Initial Holders has agreed to subject the Lock-Up Shares (as defined below) to certain transfer restrictions until the expiration of the Lock-Up Period (as defined below) and to certain terms and conditions regarding the Initial Holders’ ownership of the Closing Shares.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.          Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1:

1 To be entered into on the Closing Date.

“Adverse Disclosure” means public disclosure of material non-public information which, in the Corporation’s good faith judgment, after consultation with outside legal counsel to the Corporation, (i) would be required to be made in any report or Registration Statement filed with the SEC by the Corporation so that such report or Registration Statement would not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading; (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement or any Registration Statement which incorporates such report by reference, as the case may be; and (iii) the Corporation has a bona fide business purpose for not disclosing publicly at such time.

“Affiliate” of any Person means any other Person controlled by, controlling or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, by contract or otherwise).

“Agreement” has the meaning set forth in the preamble.

“Beneficially Own,” “Beneficial Owner” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s Beneficial Ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance).

“Board of Directors” means the board of directors of the Corporation.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to be closed.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock of such corporation (whether voting or nonvoting and whether common or preferred), (ii) with respect to any Person that is not a corporation, individual or governmental entity, any and all partnership, membership, limited liability company or other equity interests of such Person that confer on the holder thereof the right to receive a share of the profits and losses of, or the distribution of assets of the issuing Person, and (iii) any and all warrants, rights (including conversion and exchange rights) and options to purchase any security described in clauses (i) or (ii) above.

“Closing Shares” has the meaning set forth in the recitals.

“Common Stock” has the meaning set forth in the recitals.

“Corporation” has the meaning set forth in the preamble.

“Derivative Instruments” means any and all derivative securities (as defined under Rule 16a-1 under the Exchange Act) that increase or decrease in value as the value of any Capital Stock of the Corporation increases or decreases, including a convertible security, a call option and a put option position, in each case, regardless of whether (a) such derivative security conveys any voting rights in any Capital Stock, (b) such derivative security is required to be, or is capable of being, settled through delivery of any Capital Stock or (c) other transactions hedge the value of such derivative security.

“Effective Date” has the meaning set forth in the preamble.

“Effectiveness Date” means the earlier of (a) the 30th day following the filing date of the applicable Registration Statement (or, in the event the SEC staff notifies the Corporation that it intends to review such Registration Statement, the 60th day following the filing date of such Registration Statement) and (b) five Business Days after the Corporation is notified that such Registration Statement will not be reviewed by the SEC staff or is not subject to further review by the SEC staff.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.

“Existing Holder” means the holders as defined in any agreement entered into by the Corporation and existing as of the date hereof that provides for any registration rights with respect to any of the Corporation’s securities.

“Filing Date” has the meaning assigned to such term in Section 2(a).

“FINRA” means the Financial Industry Regulatory Authority.

“Fundamental Change Event” has the meaning set forth in Section 8(b).

“Holder” means each of the Initial Holders and any Person who subsequent to the Effective Date becomes a party to this Agreement, including any Permitted Transferee pursuant to Section 7(b) and any transferee pursuant to Section 10, in each case upon the submission of a Joinder to the Corporation as provided therein.

“Indemnified Party” has the meaning assigned to such term in Section 6(c).

“Indemnifying Party” has the meaning assigned to such term in Section 6(c).

“Initial Holder(s)” has the meaning set forth in the recitals.

“Joinder” has the meaning assigned to such term in Section 7(b).

“Lock-Up Period” means, with respect to the Seller (including any Person who succeeds the Seller’s rights under this Agreement pursuant to Section 10), the Seller Lock-Up Period, and, with respect to the Other Holders (including any Person who succeeds to such Other Holder’s rights under this Agreement pursuant to Section 10), the Other Holder Lock-Up Period.

“Lock-Up Restrictions” has the meaning assigned to such term in Section 7(a).

“Lock-Up Shares” means (a) [●]2 Closing Shares and (b) any other equity security of the Corporation issued or issuable with respect to any securities referred to in clause (a) above by way of a dividend, distribution, split or combination of securities, or in any recapitalization, merger, arrangement, amalgamation, consolidation, spin-off, reorganization or similar transaction.

2 To be equal to 50% of the Closing Shares.

“Marketed” means an Underwritten Shelf Take-Down that involves the use or involvement of a customary “road show” (including an “electronic road show”) or other substantial marketing effort by underwriters over a period of at least 48 hours.

“Marketed Underwritten Shelf Take-Down” has the meaning assigned to such term in Section 2(c)(iv).

“Merger Agreement” has the meaning set forth in the recitals.

“Minimum Take-Down Threshold” has the meaning assigned to such term in Section 2(e)(i).

“MNPI” means material non-public information within the meaning of Regulation FD promulgated under the Exchange Act.

“Non-Marketed” means an Underwritten Shelf Take-Down that is not a Marketed Underwritten Shelf Take-Down, including a block trade or similar transaction that is not Marketed.

“Opt-Out Request” has the meaning assigned to such term in Section 14(c).

“Other Holder” means a Holder other than the Seller (including any Person who succeeds to such Other Holder’s rights under this Agreement pursuant to Section 11).

“Other Holder Lock-Up Period” means the period commencing on the Effective Date and ending on the date that is six months after the Effective Date.

“Permitted Transferee” has the meaning assigned to such term in Section 7(b).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Policies” has the meaning assigned to such term in Section 14(b).

“Prospectus” means the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including post-effective amendments, and all other material incorporated by reference in such prospectus, as amended and supplemented.

“Public Offering” means any sale or distribution to the public of Capital Stock of the Corporation pursuant to an offering registered under the Securities Act, whether by the Corporation, by Holders and/or by any other holders of the Corporation’s Capital Stock.

“register”, “registered” and “registration” means a registration effected pursuant to a registration statement filed with the SEC in compliance with the Securities Act.

“Registrable Securities” means (a) the Closing Shares, and (b) any other equity security of the Corporation issued or issuable with respect to any securities referred to in clause (a) above by way of a dividend, distribution, split or combination of securities, or in any recapitalization, merger, arrangement, amalgamation, consolidation, spin-off, reorganization or similar transaction. As to any particular Registrable Securities owned by any Person, such securities shall cease to be Registrable Securities: (i) on the date such securities have been sold or distributed pursuant to a Public Offering, (ii) on the date such securities have been sold in compliance with Rule 144, (iii) on the date such securities have been repurchased by the Corporation or a Subsidiary of the Corporation, or (iv) on the date the Holder “beneficially owns” (within the meaning set forth in Rule 13d-3 promulgated under the Exchange Act) less than five percent of the Capital Stock of the Corporation that is outstanding at such time and such Holder is able to dispose of all of such securities pursuant to Rule 144 in a single transaction without volume limitation or other restrictions on transfer thereunder and the Corporation has delivered an opinion of counsel reasonably satisfactory to the transfer agent of the Corporation’s equity securities certifying that such securities may be so sold free of any restrictive legends.

“Registration Expenses” means any and all expenses incident to the performance by the Corporation of its obligations under this Agreement, including (i) all SEC or stock exchange registration and filing fees (including, if applicable, the fees and expenses of any “qualified independent underwriter,” as such term is defined in Rule 5121 of FINRA (or any successor provision), and of its counsel), (ii) all fees and expenses of complying with securities or blue sky laws (including fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities), (iii) all printing, messenger, telephone and delivery expenses, (iv) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange and all rating agency fees, (v) the fees and disbursements of counsel for the Corporation and of its independent public accountants, including the expenses of any special audits and/or comfort letters required by or incident to such performance and compliance, (vi) any fees and disbursements of underwriters customarily paid by the issuers or sellers of securities, including liability insurance if the Corporation so desires or if the underwriters so require, and the reasonable fees and expenses of any special experts retained in connection with the requested registration, but excluding underwriting discounts and commissions and transfer taxes, if any, (vii) the reasonable fees and out-of-pocket expenses of one counsel selected by the majority in interest of the Holders or the majority in interest of the Shelf Take-Down Initiating Holders, as applicable, (viii) the costs and expenses of the Corporation relating to analyst and investor presentations or any “road show” undertaken in connection with the registration and/or marketing of the Registrable Securities (including expenses incurred by the Holders) and (ix) any other fees and disbursements customarily paid by the issuers of securities.

“Registration Statement” means any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus with respect to such registration statement, all amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Representatives” has the meaning assigned to such term in Section 14(b).

“Restricted Shelf Take-Down” has the meaning assigned to such term in Section 2(e)(v).

“Rule 144” and “Rule 415” mean, in each case, such rule promulgated under the Securities Act (or any successor provision) by the SEC, as the same shall be amended from time to time, or any successor rule then in force.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the recitals.

“Seller Closing Shares” means the shares of Common Stock issued pursuant to the Merger Agreement and Beneficially Owned or otherwise held as of the Effective Date by the Seller.

“Seller Lock-Up Period” means the period commencing on the Effective Date and ending on the date that is 12 months after the Effective Date.

“Shelf Holder” means any Holder that owns Registrable Securities that have been registered on a Shelf Registration Statement filed pursuant to Section 2.

“Shelf Registration Statement” means a Registration Statement of the Corporation filed with the SEC for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (or any similar rule that may be adopted by the SEC) covering the Registrable Securities, as applicable.

“Shelf Suspension” has the meaning assigned to such term in Section 2(d).

“Shelf Take-Down” means any offering or sale of Registrable Securities initiated by one or more Holders pursuant to a Shelf Registration Statement.

“Shelf Take-Down Initiating Holder” has the meaning assigned to such term in Section 2(e)(i).

“Standstill Period” has the meaning set forth in Section 8(a).

“Subsequent Registration Statement” has the meaning assigned to such term in Section 2(b).

“Subsidiary” means, with respect to the Corporation, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of Capital Stock of such Person entitled (without regard to the occurrence of any contingency) to vote in the election of directors is at the time owned or controlled, directly or indirectly, by the Corporation, or (ii) if a limited liability company, partnership, association or other business entity, either (x) a majority of the Capital Stock of such Person entitled (without regard to the occurrence of any contingency) to vote in the election of managers, general partners or other oversight board vested with the authority to direct management of such Person is at the time owned or controlled, directly or indirectly, by the Corporation or (y) the Corporation or one of its Subsidiaries is the sole manager or general partner of such Person.

“Transfer” means (a) any direct or indirect sale, lease, assignment, encumbrance, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any sale, lease, assignment, encumbrance, disposition or other transfer (by operation of law or otherwise), of any Capital Stock or (b) to enter into any Derivative Instrument, swap or any other contract, agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any Capital Stock, whether any such Derivative Instrument, swap, contract, agreement, transaction or series of transactions is to be settled by delivery of securities, in cash or otherwise.

“Underwritten Offering” has the meaning assigned to such term in Section 3(b).

“Underwritten Shelf Take-Down” has the meaning assigned to such term in Section 2(e)(iii).

“Underwritten Shelf Take-Down Notice” has the meaning assigned to such term in Section 2(e)(ii).

“Withdrawal Notice” has the meaning assigned to such term in Section 2(e)(vii).

Section 2.          Shelf Registration.

(a)          Filing and Effectiveness. Subject to the Corporation’s rights under Section 2(d), the Corporation hereby agrees that it shall (i) file as promptly as reasonably practicable, but no later than the 90th day following the Effective Date (such date, the “Filing Date”), a Shelf Registration Statement (which Shelf Registration Statement shall be filed on Form S-3, and shall be filed in such a manner as to become automatically effective upon the filing thereof, in each case if the Corporation is eligible therefor at the time of filing such Shelf Registration Statement with the SEC), as will permit or facilitate the sale and distribution of all Registrable Securities owned by the Holders in such manners of distribution as the Holders may reasonably request, and (ii) use its reasonable best efforts to cause such Shelf Registration Statement to become effective as promptly as reasonably practicable after the filing thereof, but no later than the Effectiveness Date. No later than five days prior to the filing of such Shelf Registration Statement, the Corporation shall give written notice to all Holders of the anticipated date of the filing of such Shelf Registration Statement. In the event the Corporation files the Shelf Registration Statement pursuant to this Section 2(a) on Form S-1, as soon as the Corporation qualifies for, and is able to include all Registrable Securities on, Form S-3, the Corporation shall use its reasonable best efforts to, as soon as practicable, (x) convert such Shelf Registration Statement to a Registration Statement on Form S-3 or (y) file a Subsequent Registration Statement on Form S-3. For the avoidance of doubt, the Corporation shall use its reasonable best efforts to maintain the effectiveness of the then-effective Shelf Registration Statement while preparing and seeking effectiveness of any amendment necessary to convert such Shelf Registration Statement to a Registration Statement on Form S-3 or any Subsequent Registration Statement, as applicable.

(b)          Continued Effectiveness. The Corporation shall use its reasonable best efforts to keep each Registration Statement filed pursuant to this Section 2 continuously effective under the Securities Act in order to permit the Prospectus forming a part thereof to be usable by the applicable Shelf Holders until the date as of which all Registrable Securities registered by such Registration Statement have been sold or cease to be Registrable Securities (the “Effectiveness Period”). If any Registration Statement filed pursuant to this Section 2 ceases to be effective under the Securities Act for any reason during the Effectiveness Period, the Corporation shall, subject to Section 2(d), use its reasonable best efforts to as promptly as reasonably practicable cause such Registration Statement to again become effective under the Securities Act (including using its reasonable best efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Registration Statement), and shall use its reasonable best efforts to as promptly as reasonably practicable amend such Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Registration Statement or file an additional Shelf Registration Statement (which Shelf Registration Statement shall be filed on Form S-3, and shall be filed in such a manner as to become automatically effective upon the filing thereof, in each case if the Corporation is eligible therefor at the time of filing such Shelf Registration Statement with the SEC) (each, a “Subsequent Registration Statement”) registering the resale of all Registrable Securities. If a Subsequent Registration Statement is filed, the Corporation shall use its reasonable best efforts to (i) cause such Subsequent Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof and (ii) keep such Subsequent Registration Statement continuously effective, available for use to permit the Shelf Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act during the Effectiveness Period. In the event the Corporation files a Subsequent Registration Statement on Form S-1, as soon as the Corporation qualifies for, and is able to include all Registrable Securities on, Form S-3, the Corporation shall use its reasonable best efforts to, as soon as practicable, (x) convert such Subsequent Registration Statement to a Registration Statement on Form S-3 or (y) file another Subsequent Registration Statement on Form S-3. For the avoidance of doubt, the Corporation shall use its reasonable best efforts to maintain the effectiveness of the applicable Subsequent Registration Statement then effective while preparing and seeking effectiveness of any amendment necessary to convert such Subsequent Registration Statement to a Registration Statement on Form S-3 or any additional Subsequent Registration Statement, as applicable.

(c)          Additional Registration Statements; Transfers of Registrable Securities.

(i)          Offering Limitations. If the SEC seeks to characterize any offering pursuant to a Registration Statement filed pursuant to this Section 2 as constituting an offering of securities that does not permit such Registration Statement to become effective and be used for resales by the Shelf Holders on a continuous basis under Rule 415, or if after the filing of any Registration Statement filed pursuant to this Section 2, the Corporation is otherwise required by the SEC to reduce the number of Registrable Securities included in such Registration Statement, then the Corporation shall reduce the number of Registrable Securities to be included in such Registration Statement (after consultation with the applicable Shelf Holders as to the specific Registrable Securities to be removed therefrom) until such time as the SEC shall so permit such Registration Statement to become effective and be used as aforesaid. In the event of any reduction in Registrable Securities pursuant to this Section 2(c)(i), the Corporation shall use its reasonable best efforts to file one or more Subsequent Registration Statements with the SEC as promptly as practicable until such time as all Registrable Securities have been included in Registration Statements filed pursuant to this Section 2 that have been declared effective and the Prospectuses contained therein are available for use by the applicable Shelf Holders.

(ii)          Additional Registrable Securities. Subject to Section 2(d), in the event that any Holder holds Registrable Securities that are not registered for resale pursuant to a Registration Statement filed pursuant to this Section 2 (including as a result of such Holder being the transferee of such Registrable Securities but not being named as a selling securityholder in any such Registration Statement), the Corporation shall, upon written request of such Holder, promptly use its reasonable best efforts to cause (A) the resale of such Registrable Securities to be covered by either, at the Corporation’s option, any then available Registration Statement filed pursuant to this Section 2 or by filing a Subsequent Registration Statement, (B) such Registration Statement to become effective as soon as practicable after such filing, and (C) each Prospectus in any such Registration Statement to be supplemented by any required prospectus supplement and, as so supplemented, to be filed pursuant to Rule 424 under the Securities Act; provided, however, that the Corporation shall only be required to cause such additional Registrable Securities to be so covered twice per calendar year and shall include all Registrable Securities for which it has received a written request prior to taking such actions.

(d)          Suspension of Filing or Registration. If the Corporation shall furnish to the Holders (if a Shelf Registration Statement has not yet become effective) or the Shelf Holders (after a Shelf Registration Statement has become effective), a certificate signed by the chief executive officer, chief financial officer or other executive officer of the Corporation, stating that the filing, effectiveness or continued use of the Shelf Registration Statement would require the Corporation to make an Adverse Disclosure, then the Corporation shall have a period of not more than 60 days within which to delay the filing or effectiveness (but not the preparation) of such Shelf Registration Statement or, in the case of a Shelf Registration Statement that has been declared effective, to suspend the use by the applicable Shelf Holders of such Shelf Registration Statement (in each case, a “Shelf Suspension”); provided, however, that the Corporation shall not be permitted to exercise in any 12-month period (i) more than two Shelf Suspensions pursuant to this Section 2(d) or (ii) aggregate Shelf Suspensions pursuant to this Section 2(d) of more than 90 days. To the extent that any information provided pursuant to this Section 2(d) in connection with any Shelf Suspension continues to constitute MNPI following the termination of such Shelf Suspension, the Corporation shall disclose all such MNPI promptly following such termination. Each Holder shall keep confidential the fact that a Shelf Suspension is in effect, the certificate referred to above and its contents for the permitted duration of the Shelf Suspension or until otherwise notified by the Corporation, except (A) for disclosure to such Holder’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential and (C) as required by applicable law, rule or regulation. In the case of a Shelf Suspension that occurs after the effectiveness of the Shelf Registration Statement, the Shelf Holders agree to suspend use of the applicable Prospectus for the permitted duration of such Shelf Suspension in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the certificate referred to above. The Corporation shall immediately notify the Holders or Shelf Holders, as applicable, upon the termination of any Shelf Suspension, and (i) in the case of a Shelf Registration Statement that has not been filed, or has been filed but not declared effective, shall promptly thereafter file the Shelf Registration Statement, as applicable, and use its reasonable best efforts to have such Shelf Registration Statement declared effective under the Securities Act and (ii) in the case of an effective Shelf Registration Statement, shall promptly amend or supplement the Prospectus, if necessary, so it does not contain any material misstatement or omission prior to the expiration of the Shelf Suspension and furnish to the Shelf Holders such numbers of copies of the Prospectus as so amended or supplemented as the Shelf Holders may reasonably request. The Corporation agrees, if necessary, to supplement or make amendments to the Shelf Registration Statement if required by the registration form used by the Corporation for the shelf registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by Shelf Holders holding a majority of the Registrable Securities then covered by the Shelf Registration Statement.

(e)          Shelf Take-Downs.

(i)          Generally. Subject to the terms and provisions of this Agreement, one or more initiating Holders (the “Shelf Take-Down Initiating Holders”) may initiate a Shelf Take-Down pursuant to this Section 2(e) and, at the option of such Shelf Take-Down Initiating Holders, such Shelf Take-Down (A) may be in the form of an Underwritten Shelf Take-Down or a Shelf Take-Down that is not an Underwritten Shelf Take-Down and (B) in the case of an Underwritten Shelf Take-Down, may be Non-Marketed or Marketed, in each case, as shall be specified in the written demand delivered by the Shelf Take-Down Initiating Holders to the Corporation pursuant to the provisions of this Section 2(e). Any Underwritten Shelf Take-Down subject to this Section 2(e) must involve the offer and sale by such Shelf Take-Down Initiating Holders of Registrable Securities having a reasonably anticipated net offering price (after deduction of underwriter commissions and offering expenses) of at least $25.0 million (the “Minimum Take-Down Threshold”).

(ii)       Notices. The Shelf Take-Down Initiating Holders may elect in a written demand delivered to the Corporation (an “Underwritten Shelf Take-Down Notice”) to conduct a Shelf Take-Down in the manner described in each of Section 2(e)(iii), Section 2(e)(iv) and Section 2(e)(v). Within five Business Days (or if the Shelf Registration Statement is on Form S-3 or relates to a Non-Marketed Underwritten Shelf Take-Down, within two Business Days) after the receipt of the Underwritten Shelf Take-Down Notice, the Corporation shall give notice to all other Shelf Holders and shall, as soon as practicable, but in any event within ten Business Days after the delivery of such Underwritten Shelf Take-Down Notice (except if the Corporation is not then eligible to register for offer and resale the Registrable Securities on Form S-3, in which case, within 45 days thereof), the Corporation shall, if so requested, file and effect an amendment or supplement of the Shelf Registration Statement for such purpose, which amendment or supplement of the Shelf Registration Statement shall cover all of the Registrable Securities that the other Shelf Holders shall in writing request to be included in such Shelf Take-Down.

(iii)        Underwritten Shelf Take-Downs.

(a)          Any Shelf Take-Down that a Shelf Take-Down Initiating Holder has initiated (including any Restricted Shelf Take-Down) may be in the form of an underwritten offering (an “Underwritten Shelf Take-Down”). The Shelf Take-Down Initiating Holders that own a majority of the Registrable Securities to be offered for sale in such Underwritten Shelf Take-Down shall have the right to select the underwriter or underwriters to administer such Underwritten Shelf Take-Down; provided, that such underwriter or underwriters shall be reasonably acceptable to the Corporation.

(b)          The Corporation shall, together with all Shelf Holders of Registrable Securities proposing to distribute their securities through such Underwritten Shelf Take-Down, enter into an underwriting agreement in customary form with the underwriter or underwriters selected in accordance with Section 2(e)(iii)(a). The right of any Shelf Holder to participate in such Underwritten Shelf Take-Down shall be conditioned on such Holder’s entry into such underwriting agreement.

(iv)          Marketed Underwritten Shelf Take-Downs. The Shelf Take-Down Initiating Holders submitting an Underwritten Shelf Take-Down Notice shall indicate in such notice that it delivers to the Corporation pursuant to Section 2(e)(ii) whether it intends for such Underwritten Shelf Take-Down to be Marketed (a “Marketed Underwritten Shelf Take-Down”).

(v)        Non-Marketed Underwritten Shelf Take-Downs. Any Shelf Take-Down Initiating Holder may initiate a Non-Marketed Underwritten Shelf Take-Down (a “Restricted Shelf Take-Down”) by providing written notice thereof to the Corporation.

(vi)          Reduction of Underwritten Shelf Take-Down. If the managing underwriters of an Underwritten Shelf Take-Down advise the Corporation and the participating Shelf Holders that in their reasonable opinion the inclusion of all of the Holders’ Registrable Securities requested for inclusion in the subject Underwritten Shelf Take-Down (and any related registration, if applicable) (and any other securities proposed to be included in such offering) exceeds the number that can be included without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, the Corporation shall include in such Underwritten Shelf Take-Down (and any related registration, if applicable) only that number of securities proposed to be included in such Underwritten Shelf Take-Down (and any related registration, if applicable) that, in the reasonable opinion of the managing underwriters, will not have such adverse effect, with such number to be allocated as follows: (1) first, pro rata among the Shelf Take-Down Initiating Holders that have requested to include Registrable Securities in such Underwritten Shelf Take-Down based on the relative number of Registrable Securities then held by each such Holder, (2) second, if there remains availability for additional securities, pro rata among all Existing Holders and the Holders desiring to include shares of Common Stock in such Underwritten Offering based on the relative number of shares of Common Stock then held by each such Existing Holder or Holder, as applicable, (3) third, if there remains availability for additional securities, the shares of Common Stock to be included in such Underwritten Shelf Take-Down by the Corporation and (4) fourth, if there remains availability for additional securities, the shares of Common Stock to be included by any other holders entitled to participate in such Underwritten Shelf Take-Down, if applicable, based on the relative number of shares of Common Stock then held by each such holder.

(vii)          Withdrawal. Prior to the filing of the applicable Prospectus used for marketing an Underwritten Shelf Take-Down, the Shelf Take-Down Initiating Holders that own a majority of the Registrable Securities to be offered for sale in such Underwritten Shelf Take-Down shall have the right to withdraw from such Underwritten Shelf Take-Down for any or no reason upon written notification (a “Withdrawal Notice”) to the Corporation and the managing underwriters; provided that the remaining Shelf Take-Down Initiating Holders may elect to have the Corporation continue an Underwritten Shelf Take-Down if the Minimum Take-Down Threshold would still be satisfied by the Registrable Securities still proposed to be sold in such Underwritten Shelf Take-Down. If withdrawn, a demand for an Underwritten Shelf Take-Down shall constitute a demand for an Underwritten Shelf Take-Down by the withdrawing Shelf Take-Down Initiating Holders for purposes of Section 2(f), unless such Shelf Take-Down Initiating Holders reimburse the Corporation for all Registration Expenses with respect to such Underwritten Shelf Take-Down. Following the receipt of any Withdrawal Notice, the Corporation shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Take-Down. Notwithstanding anything to the contrary in this Agreement, the Corporation shall be responsible for the Registration Expenses incurred (i) in connection with a Shelf Take-Down prior to its withdrawal under this Section 2(e)(vii), other than if a Shelf Take-Down Initiating Holder elects to pay such Registration Expenses as contemplated above, and (ii) following a Withdrawal Notice if the Shelf Take-Down Initiating Holders elect to have the Corporation continue an Underwritten Shelf Take-Down as set forth above.

(f)           Limitation on Underwritten Shelf Take-Downs. Notwithstanding the rights and obligations set forth in this Section 2, in no event shall the Corporation be obligated to take any action to effect more than one Underwritten Shelf Take-Down (whether a Marketed Underwritten Shelf Take-Down or a Non-Marketed Underwritten Shelf Take-Down) in the aggregate.

Section 3.          Piggyback Registration.

(a)          If at any time or from time to time the Corporation shall determine to register the offer and sale of any of its equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, either for its own account or for the account of security holders (other than (i) in a registration relating solely to employee benefit plans, (ii) a Registration Statement on Form S-4 or S-8 (or such other similar successor forms then in effect under the Securities Act), (iii) a registration pursuant to which the Corporation is offering to exchange its own securities for other securities, (iv) a Registration Statement relating solely to dividend reinvestment or similar plans, (v) a Shelf Registration Statement pursuant to which only the initial purchasers and subsequent transferees of debt securities of the Corporation or any Subsidiary that are convertible for Common Stock and that are initially issued pursuant to Rule 144A and/or Regulation S (or any successor provision) of the Securities Act may resell such debt securities and sell the Common Stock into which such debt securities may be converted or (vi) a registration pursuant to Section 2 hereof or any other shelf registration statement of the Corporation relating to the resale of securities by stockholders of the Corporation), the Corporation will:

(i)         promptly (but in no event less than ten days before the anticipated filing date of the relevant Registration Statement or prospectus supplement for the applicable offering) give to each of the Holders written notice thereof; and

(ii)         include in such registration or offering (and any related qualification under state securities laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests made within five days after receipt of such written notice from the Corporation by any Holder except as set forth in Section 3(b) below.

(b)        Reduction of Piggyback Registration. If the registration of which the Corporation gives notice is for a registered public offering involving an underwriting (an “Underwritten Offering”), the Corporation shall so advise the Holders as a part of the written notice given pursuant to Section 3(a)(i). In such event, the right of any Holder to registration pursuant to this Section 3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to dispose of their Registrable Securities through such underwriting, together with the Corporation and the other parties distributing their securities through such underwriting, shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Corporation. If the managing underwriter or managing underwriters of an Underwritten Offering pursuant to this Section 3 advise the Corporation and the Holders that in their reasonable opinion the inclusion of all of the Holders’ Registrable Securities requested for inclusion in the subject Underwritten Offering (and any related registration, if applicable) (and any other Registrable Securities proposed to be included in such offering) exceeds the number that can be included without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, the Corporation shall include in such Underwritten Offering (and any related registration, if applicable) only that number of Registrable Securities proposed to be included in such Underwritten Offering (and any related registration, if applicable) that, in the reasonable opinion of the managing underwriter or managing underwriters, will not have such adverse effect, with such number to be allocated as follows: (i) in the case of any Underwritten Offering initiated by the Corporation, (A) first, to the Corporation, (B) second, if there remains availability for additional Registrable Securities to be included in such Underwritten Offering, pro rata among the Existing Holders desiring to include shares of Common Stock in such Underwritten Offering based on the relative number of shares of Common Stock then held by each such Existing Holder, (C) third, if there remains availability for additional Registrable Securities to be included in such Underwritten Offering, pro rata among all Holders desiring to include shares of Common Stock in such Underwritten Offering based on the relative number of shares of Common Stock then held by each such Holder, and (D) fourth, if there remains availability for additional shares of Common Stock to be included in such registration, pro rata among any other holders entitled to participate in such Underwritten Offering, if applicable, based on the relative number of shares of Common Stock then held by each such holder; and (ii) if the offering was not initiated for and on behalf of the Corporation and was initiated for and on behalf of any holder of registration rights (other than any Holder), (A) first, to such other holder, pro rata based on the number of shares of Common Stock held by such other holder, (B) second, if there remains availability for additional Registrable Securities to be included in such Underwritten Offering, pro rata among the Existing Holders desiring to include shares of Common Stock in such Underwritten Offering based on the relative number of shares of Common Stock then held by each such Existing Holder, (C) third, if there remains availability for additional Registrable Securities to be included in such Underwritten Offering, pro rata among all Holders desiring to include shares of Common Stock in such Underwritten Offering based on the relative number of shares of Common Stock then held by each such Holder, and (D) fourth, if there remains availability for additional shares of Common Stock to be included in such registration, to the Corporation.

(c)          Right to Terminate Registration. The Corporation shall have the right to terminate or withdraw any registration initiated by it under this Section 3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

Section 4.       Expenses of Registration. All Registration Expenses incurred in connection with all registrations, Shelf Take-Downs and offerings effected pursuant to Section 2 or Section 3 shall be borne by the Corporation; provided, however, that the Corporation shall not be required to pay stock transfer taxes, underwriters’ discounts or selling commissions relating to the sale of the Registrable Securities.

Section 5.    Obligations of the Corporation. Whenever required under this Agreement to effect the registration of any Registrable Securities, the Corporation shall, as expeditiously as reasonably possible:

(a)         prepare and file with the SEC a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective, and keep such Registration Statement effective until the date as of which all Registrable Securities registered by such Registration Statement have been sold or cease to be Registrable Securities;

(b)          prepare and file with the SEC such amendments (including post-effective amendments) and supplements to any Registration Statement and the related Prospectus as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement in accordance with the intended methods of disposition by sellers thereof set forth in such Registration Statement;

(c)          file on the Business Day immediately following each Effectiveness Date, in accordance with Rule 424(b) under the Securities Act, the final prospectus to be used in connection with sales pursuant to any applicable Registration Statement (whether or not such a prospectus is technically required by such rule);

(d)         permit each Holder whose Registrable Securities are included in a Registration Statement an opportunity to review and comment upon (i) such Registration Statement within a reasonable number of days prior to its filing with the SEC and (ii) all amendments and supplements to such Registration Statement (including the Prospectus contained therein) (except for Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any similar or successor reports or prospectus supplements the contents of which are limited to that set forth in such reports) within a reasonable number of days prior to their filing with the SEC, and shall reasonably consider any comments thereto;

(e)          furnish to the Holders such numbers of copies of the Registration Statement and the related Prospectus, including all exhibits thereto and documents incorporated by reference therein and a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(f)          in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering and cause its directors and “executive officers” (as defined under Section 16 of the Exchange Act) to agree to such “lock-up” arrangements for up to 90 days from the date of the execution of the underwriting agreement with respect to such Underwritten Offering with the underwriters thereof, to the extent reasonably requested by the managing underwriter, subject to customary exceptions for permitted sales by directors and executive officers during such period. Each Holder participating in such Underwritten Offering or that, together with its Affiliates, owns 10% or more of the outstanding Common Stock or has the right to designate a member to the Board of Directors of the Corporation through any shareholder, voting or other agreement with the Corporation or any of its Affiliates shall also enter into and perform its obligations under a customary “lock-up” agreement with the underwriters of such Underwritten Offering, to the extent reasonably requested by the managing underwriter, containing customary exceptions for permitted sales during the applicable lock-up period and containing a lock-up period equal to the shorter of (i) the shortest number of days that a director of the Corporation or “executive officer” (as defined under Section 16 of the Exchange Act) of the Corporation contractually agrees with the underwriters of such Underwritten Offering not to sell any securities of the Corporation following such Underwritten Offering and (ii) 90 days from the date of the execution of the underwriting agreement with respect to such Underwritten Offering. Notwithstanding the foregoing, any discretionary waiver or termination of this lock-up provision by the Corporation or the underwriters with respect to any of the Holders shall apply to the other Holders as well, pro rata based upon the number of shares subject to such obligations;

(g)          notify each Holder of Registrable Securities covered by such Registration Statement as soon as reasonably possible after notice thereof is received by the Corporation of any written comments by the SEC or any request by the SEC or any other federal or state governmental authority for amendments or supplements to such Registration Statement or the related Prospectus or for additional information;

(h)          notify each Holder of Registrable Securities covered by such Registration Statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances then existing;

(i)          upon the occurrence of any event contemplated by Section 5(h) above, promptly prepare a supplement or post-effective amendment to the Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such Prospectus will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances then existing;

(j)          notify each Holder of Registrable Securities covered by such Registration Statement as soon as reasonably practicable after notice thereof is received by the Corporation of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final prospectus or the initiation or threatening of any proceedings for such purposes, or any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(k)          use its reasonable best efforts to prevent the issuance of any stop order suspending the effectiveness of any Registration Statement or of any order preventing or suspending the use of any preliminary or final prospectus and, if any such order is issued, to obtain the withdrawal of any such order as soon as practicable;

(l)          make available for inspection by each Holder including Registrable Securities in such registration, any underwriter participating in any distribution pursuant to such registration, and any attorney, accountant or other agent retained by such Holder or underwriter, all financial and other records, pertinent corporate documents and properties of the Corporation, as such parties may reasonably request, and cause the Corporation’s officers, managers and employees to supply all information reasonably requested by any such Holder, underwriter, attorney, accountant or agent in connection with such Registration Statement;

(m)          use its reasonable best efforts to register or qualify, and cooperate with the Holders of Registrable Securities covered by such Registration Statement, the underwriters, if any, and their respective counsel, in connection with the registration or qualification of such Registrable Securities for offer and sale under the “Blue Sky” or securities laws of each state and other jurisdiction of the United States as any such Holder or underwriters, if any, or their respective counsel reasonably request in writing, and do any and all other things reasonably necessary or advisable to keep such registration or qualification in effect throughout the Effectiveness Period; provided, that the Corporation shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or take any action which would subject it to taxation or service of process in any such jurisdiction where it is not then so subject;

(n)          obtain for delivery to the Holders of Registrable Securities covered by such Registration Statement and to the underwriters, if any, an opinion or opinions from counsel for the Corporation, dated the effective date of the Registration Statement or, in the event of an Underwritten Offering, the date of the closing under the underwriting agreement, in customary form, scope and substance, which opinions shall be reasonably satisfactory to such Holders or underwriters, as the case may be, and their respective counsel;

(o)         in the case of an Underwritten Offering, obtain for delivery to the Corporation and the underwriters, with copies to the Holders of Registrable Securities included in such registration, a “comfort letter” from the Corporation’s independent certified public accountants in customary form and covering such matters of the type customarily covered by comfort letters as the managing underwriter or underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement;

(p)          use its reasonable best efforts to list the Registrable Securities that are covered by such Registration Statement with any national securities exchange or automated quotation system on which the Common Stock is then listed;

(q)          provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement from and after a date not later than the effective date of such Registration Statement;

(r)          cooperate with Holders including Registrable Securities in such registration and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, if such Registrable Securities are to be sold in certificated form, such certificates to be in such denominations and registered in such names as such Holders or the managing underwriters may request at least two Business Days prior to any sale of Registrable Securities;

(s)          use its reasonable best efforts to comply with all applicable securities laws and make available to the Holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;

(t)          in the case of an Underwritten Offering, cause the senior executive officers of the Corporation to participate in the customary “road show” presentations that may be reasonably requested by the underwriters and otherwise to facilitate, cooperate with and participate in each proposed Underwritten Offering contemplated herein and customary selling efforts related thereto; and

(u)          at any time shares of Common Stock are sold pursuant to an effective Registration Statement or may be resold pursuant to Rule 144, the Corporation shall cooperate with the applicable Holder covered by this Agreement to effect the removal of the legends on such shares as soon as reasonably practicable after delivery of notice from such Holder of such shares that such conditions for removal have been satisfied.

Section 6.          Indemnification.

(a)          The Corporation will, and does hereby undertake to, indemnify and hold harmless each Holder of Registrable Securities and each of such Holder’s officers, managers, trustees, employees, partners, members, equityholders, beneficiaries, agents and directors and each Person, if any, who controls such Holder, within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, with respect to any registration, qualification, compliance or sale effected pursuant to this Agreement of the Registrable Securities held by or issuable to such Holder, against all claims, losses, damages and liabilities (or actions in respect thereto) to which they may become subject under the Securities Act, the Exchange Act, or other federal or state law arising out of or based on (i) in the case of any Registration Statement, any untrue statement or alleged untrue statement of any material fact contained in (which includes documents incorporated by reference in) such Registration Statement or any other registration statement contemplated by this Agreement, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) in the case of any preliminary prospectus, prospectus supplement or final prospectus contained in any such Registration Statement (including the Prospectus related to such Registration Statement), any untrue statement or alleged untrue statement of any material fact included in (which includes documents incorporated by reference) such preliminary prospectus, prospectus supplement, final prospectus or Prospectus, or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (iii) any violation or alleged violation by the Corporation of any federal, state or common law rule or regulation applicable to the Corporation in connection with any such registration, qualification, compliance or sale, or (iv) any failure to register or qualify Registrable Securities in any state where the Corporation or its agents have affirmatively undertaken or agreed in writing (including pursuant to Section 5(m)) that the Corporation (the undertaking of any underwriter being attributed to the Corporation) will undertake such registration or qualification on behalf of the Holders of such Registrable Securities (provided, that in such instance the Corporation shall not be so liable if it has undertaken its reasonable best efforts to so register or qualify such Registrable Securities) and will reimburse, as incurred, each such Holder and each such officer, manager, trustee, employee, partner, member, equityholder, beneficiary, agent, director and controlling person, for any legal and any other out-of-pocket expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided, that the Corporation will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission made in reliance on and in conformity with written information furnished to the Corporation by such Holder expressly for use therein.

(b)          Each Holder (if Registrable Securities held by or issuable to such Holder are included in such registration, qualification, compliance or sale pursuant to this Agreement) does hereby undertake to indemnify and hold harmless, severally and not jointly, the Corporation, each of its officers and directors and each Person, if any, who controls the Corporation within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act and each other Holder, each of such other Holder’s officers, managers, trustees, employees, partners, members, equityholders, beneficiaries, agents and directors and each Person, if any, who controls such Holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on (i) in the case of any Registration Statement, any untrue statement or alleged untrue statement of any material fact contained in (which includes documents incorporated by reference in) such Registration Statement or any other registration statement contemplated by this Agreement, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) in the case of any preliminary prospectus, prospectus supplement or final prospectus contained in any such Registration Statement (including the Prospectus related to such Registration Statement), any untrue statement or alleged untrue statement of any material fact included in (which includes documents incorporated by reference) such preliminary prospectus, prospectus supplement, final prospectus or Prospectus, or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and will reimburse, as incurred, the Corporation, each such officer, director and controlling person of the Corporation, each such other Holder, and each such officer, manager, trustee, employee, partner, member, equityholder, beneficiary, agent, director and controlling person of such other Holder, for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) was made in reliance upon and in conformity with written information that (x) relates to such Holder in its capacity as a selling security holder and (y) was furnished to the Corporation by such Holder expressly for use therein; provided, however, that the aggregate liability of each Holder hereunder shall be limited to the net proceeds received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.

(c)        Each party entitled to indemnification under this Section 6 (the “Indemnified Party”) shall give notice to the party required to provide such indemnification (the “Indemnifying Party”) of any claim as to which indemnification may be sought as promptly as practicable after such Indemnified Party has actual knowledge thereof, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be subject to approval by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may retain its own counsel at the Indemnifying Party’s expense if (i) the Indemnifying Party has agreed in writing to pay the fees and expenses of such counsel, (ii) the Indemnifying Party has failed to promptly assume the defense of any such claim or any litigation resulting therefrom or has employed counsel that has not been approved by the Indemnified Party (whose approval shall not be unreasonably withheld), (iii) representation of such Indemnified Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding or (iv) if the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Party; and provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 6, except to the extent that such failure to give notice materially prejudices the Indemnifying Party in the defense of any such claim or any such litigation. An Indemnifying Party, in the defense of any such claim or litigation, shall not, without the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement, unless such judgment or settlement (i) includes as a term thereof the giving by the claimant or plaintiff therein to such Indemnified Party of an unconditional release from all liability with respect to such claim or litigation and (ii) does not include any recovery (including any statement as to or an admission of fault, culpability or a failure to act by or on behalf of such Indemnified Party) other than monetary damages, and provided that any sums payable in connection with such judgment or settlement are paid in full by the Indemnifying Party. An Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify each Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

(d)          In order to provide for just and equitable contribution in case (and only in the event that) indemnification pursuant to this Section 6 is prohibited or limited by law, the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and such Person’s relative intent, knowledge, access to information and opportunity to correct or prevent such actions; provided, however, that, in any case, (i) no Holder will be required to contribute any amount in excess of the net proceeds received by such Holder upon the sale of the Registrable Securities giving rise to such contribution obligation and (ii) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e)          The indemnities provided in this Section 6 shall survive the transfer of any Registrable Securities by such Holder.

Section 7.          Restrictions on Transfer.

(a)           Each Holder agrees that, prior to the expiration of the Lock-Up Period applicable to such Holder, such Holder will not Transfer any Lock-Up Shares without the consent of the Corporation (the foregoing restrictions are referred to as the “Lock-Up Restrictions”); provided that the Lock-Up Restrictions shall not apply to Transfers (i) permitted pursuant to Section 7(b), (ii) by the Seller following the Seller Lock-Up Period or (iii) by the Other Holders following the Other Holder Lock-Up Period. Each Holder agrees and consents to the entry of stop transfer instructions with the Corporation’s transfer agent and registrar against the transfer in violation of this Section 7(a) of any Lock-Up Shares during the Lock-Up Period. The Corporation shall remove any and all such stop transfer instructions imposed with the Corporation’s transfer agent and registrar against the transfer in violation of this Section 7(a) following the Lock-Up Period applicable to such Lock-Up Shares.

(b)          Notwithstanding anything to the contrary contained in the Agreement, during the Lock-Up Period applicable to such Holder, a Holder may Transfer, without the consent of the Corporation and so long as such Transfer is in accordance with applicable law, (i) any of such Holder’s Lock-Up Shares to the equityholders, partners, members or Affiliates of such Holder; provided that each such transferee shall (A) represent and warrant that such transferee is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act, (B) agree to be bound by the Lock-Up Restrictions set forth in Section 8 hereof and (C) execute the Joinder (each such transferee, a “Permitted Transferee”); and (ii) in the case of Other Holders, any of such Other Holder’s Lock-Up Shares for the purpose of satisfying any withholding taxes (including estimated taxes) due as a result of the issuance or vesting of any Registrable Securities. Each such Permitted Transferee shall be deemed a Holder hereunder, entitled and subject to all of the rights and obligations of a Holder hereunder, including the Lock-Up Restrictions, subject only to the Corporation’s receipt of written notice of the transfer of Registrable Securities by any Holder pursuant to this provision and a duly executed joinder to this Agreement from such transferee in the form of Exhibit A attached hereto (a “Joinder”) agreeing to be bound by the terms of this Agreement. Each Holder shall cooperate and provide any reasonably required certifications to the Corporation, counsel to the Corporation and the transfer agent in connection with any proposed Transfers contemplated by the first sentence of this Section 7(b) relating to compliance with applicable securities laws.

(c)          The restrictive legend on any Registrable Securities relating to the Securities Act shall be removed if (i) such securities are sold pursuant to an effective registration statement, (ii) a registration statement covering the resale of such securities is effective under the Securities Act, accompanied by such additional representations and other documents as the Company shall reasonably request, (iii) if such securities may be sold by the Holder thereof free of restrictions pursuant to Rule 144(b) under the Securities Act, or (iv) such securities are sold, assigned or otherwise transferred pursuant to Rule 144 under the Securities Act; provided, that with respect to clause (iii) or (iv) above, the Holder of such securities shall, upon request, provide such documentation and evidence as may reasonably be required by the Corporation to confirm that the legend may be removed under applicable securities law. The Corporation shall cooperate with any applicable Holder of Registrable Securities to effect removal of the legends on such securities pursuant to this Section 7(c) (including, if necessary, by procuring the delivery of one or more legal opinions by its outside counsel directed to the Corporation’s transfer agent) as soon as reasonably practicable after delivery of notice from such Holder that one or more conditions to removal are satisfied (together with any documentation required to be delivered by such Holder pursuant to the immediately preceding sentence). The Corporation shall bear all direct costs and expenses associated with the removal of a legend pursuant to this Section 7(c).

(d)          In the event that, during the Lock-Up Period, there is any release or waiver of the Lock-Up Restrictions with respect to any Lock-Up Shares, such release or waiver shall apply pro rata to all Lock-Up Shares regardless of Holder.

Section 8.          Standstill.

(a)          During the period beginning on the Effective Date and ending on the date that is 24 months following the Effective Date (the “Standstill Period”), without the prior written consent of the Board of Directors, neither the Seller nor any of its Affiliates shall (or assist, advise, act in concert or participate with or encourage others to), directly or indirectly:

(i)        acquire (or agree, offer, seek or propose to acquire, in each case, publicly or privately), by purchase, tender offer, exchange offer, agreement or business combination or in any other manner, any ownership, including, but not limited to, Beneficial Ownership, of any material assets or businesses or any securities of the Corporation or any direct or indirect subsidiary thereof, or any rights or options to acquire such ownership (including from any third party);

(ii)        publicly or privately offer to enter into, or publicly or privately propose, any merger, business combination, recapitalization, restructuring or other extraordinary transaction with the Corporation or any direct or indirect subsidiary thereof;

(iii)      initiate any stockholder proposal or the convening of a stockholders’ meeting of or involving the Corporation or any direct or indirect subsidiary thereof;

(iv)        solicit proxies (as such terms are defined in Rule 14a‑1 under the Exchange Act), whether or not such solicitation is exempt pursuant to Rule 14a‑2 under the Exchange Act, with respect to any matter from, or otherwise seek to influence, advise or direct the vote of, holders of any shares of capital stock of the Corporation or any securities convertible into or exchangeable or exercisable for (in each case, whether currently or upon the occurrence of any contingency) such capital stock, or make any communication exempted from the definition of solicitation by Rule 14a‑1(l)(2)(iv) under the Exchange Act;

(v)         otherwise seek or propose to influence, advise, change or control the management, the Board of Directors, governing instruments, affairs or policies of the Corporation or any direct or indirect subsidiary thereof, including by nominating, recommending for nomination or giving notice of any intent to nominate a person for election to the Board of Directors or seeking or proposing to remove any person from the Board of Directors, or demand an inspection of the Corporation’s books and records;

(vi)      enter into any discussions, negotiations, agreements, arrangements or understandings with any other Person with respect to any matter described in the foregoing clauses (i) through (v) or form, join or participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) to vote, acquire or dispose of any securities of the Corporation or any of its subsidiaries;

(vii)       make any “books and records” demands against the Corporation or make application or demand to a court or other Person for an inspection, investigation or examination of the Corporation or its Affiliates (whether pursuant to Section 220 of the Delaware General Corporation Law or otherwise);

(viii)      request that the Corporation (or the Board of Directors) amend, waive, grant any consent under or otherwise not enforce any provision of this Section 8, or refer to any desire or intention, but for this Section 8, to do so or take any action challenging the validity or enforceability of this Section 8; or

(ix)        make any public disclosure, or take any action that could reasonably be expected to require the Seller or any of its Affiliates or the Corporation to make a public disclosure, with respect to any of the matters set forth in this Agreement.

(b)          Notwithstanding anything in this Section 8 to the contrary, the Seller may make requests (but only privately to the Corporation and not publicly) for amendments, waivers, consents under or agreements not to enforce this Section 8 and may make proposals or offers (but only privately to the Corporation and not publicly) regarding the matters contemplated by clause (i) and (ii) of this Section 8, in each case, at any time after a Fundamental Change Event. A “Fundamental Change Event” means the Corporation has after the date of this Agreement entered into a definitive written agreement providing for (i) any acquisition of a majority of the voting securities of the Corporation by any Person or group, (ii) any acquisition of a majority of the consolidated assets of the Corporation and its subsidiaries by any Person or group or (iii) any tender or exchange offer, merger or other business combination or any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction (provided that, in the case of any transaction covered by the foregoing clause (iii), immediately following such transaction, any Person (or the direct or indirect stockholders of such Person) will Beneficially Own a majority of the outstanding voting power of the Corporation or the surviving parent entity in such transaction). For purposes of this Section 8, the following will be deemed to be an acquisition of Beneficial Ownership of securities (in addition, not in lieu of, the methods described in the definition above): (1) establishing or increasing a call equivalent position, or liquidating or decreasing a put equivalent position, with respect to such securities within the meaning of Section 16 of the Exchange Act; or (2) entering into any swap or other arrangement that results in the acquisition of any of the economic consequences of ownership of such securities, whether such transaction is to be settled by delivery of such securities, in cash or otherwise.

Section 9.         Information by Holder. Any Holder of Registrable Securities included in any registration shall furnish to the Corporation such information regarding such Holder and the distribution proposed by such Holder as the Corporation may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

Section 10.      Transfer of Registration Rights. The Corporation shall not assign this Agreement or any rights or obligations hereunder in whole or in part without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding; provided, however, that in any transaction, whether by merger, reorganization, restructuring, consolidation, financing or otherwise, whereby the Corporation is a party and in which the Registrable Securities are converted into the equity securities of another Person, from and after the effective time of such transaction, such Person shall, by virtue of such transaction, be deemed to have assumed the obligations of the Corporation hereunder, the term “Corporation” shall be deemed to refer to such Person and the term “Registrable Securities” shall be deemed to include the securities received by the Holders in connection with such transaction unless such securities are otherwise freely tradable by the Holders after giving effect to such transaction. This Agreement and the rights, duties and obligations of any Holder hereunder may be assigned in whole or in part only (a) by operation of law, (b) if such transferee is a Permitted Transferee or (c) if such Transfer is not made in accordance with clauses (a) and (b), with prior written consent of the Corporation, provided, in each case, that (i) such Holder complies with all laws applicable thereto, (ii) the Corporation is given written notice promptly following any Transfer or assignment, stating the name and address of each transferee or assignee and identifying the Registrable Securities with respect to which such registration rights are being transferred and (iii) that any such transferee shall not be entitled to the rights provided in this Agreement unless each such transferee or assignee agrees in writing to be bound by the terms and conditions of this Agreement by the delivery of a duly executed Joinder.

Section 11.        Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Corporation shall not, without the prior written consent of the Holders holding more than a majority of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Corporation that would allow such holder or prospective holder any registration rights the terms of which conflict with the terms of this Agreement.

Section 12.       Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without registration, the Corporation agrees to use its reasonable best efforts from and after the Effective Date to:

(a)       make and keep current public information available, within the meaning of Rule 144, at all times;

(b)      file with the SEC, in a timely manner, all reports and other documents required of the Corporation under the Securities Act and Exchange Act, including, without limitation, the electronic submission of every Interactive Data File (as defined in 17 C.F.R. § 232.11) required to be submitted pursuant to Regulation S-T promulgated by the SEC; and

(c)      so long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: (i) a written statement by the Corporation as to its compliance with the reporting requirements of Rule 144, the Securities Act and the Exchange Act; (ii) a copy of the most recent annual or quarterly report of the Corporation; and (iii) such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

Section 13.         Termination of Registration Rights. The rights of any particular Holder under Section 2 or Section 3 hereof shall terminate as to any Holder on the date that such Holder no longer Beneficially Owns any Registrable Securities.

Section 14.          MNPI Provisions.

(a)      Each Holder acknowledges that the provisions of this Agreement that require communications by the Corporation or other Holders to such Holder may result in such Holder and its Representatives (as defined below) acquiring MNPI (which may include, solely by way of illustration, the fact that an offering of the Corporation’s securities is pending or the number of Corporation securities to be offered by, or the identity of, the selling Holders).

(b)      Each Holder agrees that it will maintain the confidentiality of such MNPI and, to the extent such Holder is not a natural person, such confidential treatment shall be in accordance with procedures adopted by it in good faith to protect confidential information of third parties delivered to such Holder (“Policies”); provided that a Holder may deliver or disclose MNPI to (i) its directors, officers, employees, agents, attorneys, members, affiliates and financial and other advisors (collectively, the “Representatives”), but solely to the extent such disclosure reasonably relates to its evaluation or exercise of its rights under this Agreement and the sale of any Registrable Securities in connection with the subject of the notice, (ii) any federal or state regulatory authority having jurisdiction over such Holder, (iii) any Person if necessary to effect compliance with any law, rule, regulation or order applicable to such Holder, (iv) in response to any subpoena or other legal process, or (v) in connection with any litigation to which such Holder is a party; provided further, that in the case of clause (i), the recipients of such MNPI are subject to the Policies or agree to hold confidential the MNPI in a manner substantially consistent with the terms of this Section 14, and that in the case of clauses (ii) through (v), such disclosure is required by applicable law, rule or regulation (unless, in the case of clause (v), such disclosure is in connection with or relates to any claim, counter-claim or defense by such Holder or any of its Representatives) and such Holder shall promptly notify the Corporation of such disclosure to the extent such Holder is legally permitted to give such notice.

(c)      Each Holder shall have the right, at any time and from time to time (including after receiving information regarding any potential Public Offering), to elect to not receive any notice that the Corporation or any other Holders otherwise are required to deliver pursuant to this Agreement (except as set forth in this Section 14(c)) by delivering to the Corporation a written statement signed by such Holder that it does not want to receive any notices hereunder (an “Opt-Out Request”); in which case and notwithstanding anything to the contrary in this Agreement, the Corporation and other Holders shall not be required to, and shall not, deliver any notice or other information required to be provided to Holders hereunder to the extent that the Corporation or such other Holders reasonably expect would result in a Holder acquiring MNPI. For the avoidance of doubt, any notice provided by the Corporation to suspend the use of a Registration Statement without containing the reasons for such suspension shall not be deemed to be a notice that the Corporation or such other Holders reasonably expect would result in a Holder acquiring MNPI. An Opt-Out Request may state a date on which it expires or, if no such date is specified, shall remain in effect indefinitely. A Holder who previously has given the Corporation an Opt-Out Request may revoke such request at any time, and there shall be no limit on the ability of a Holder to issue and revoke subsequent Opt-Out Requests; provided that each Holder shall use commercially reasonable efforts to minimize the administrative burden on the Corporation arising in connection with any such Opt-Out Requests.

Section 15.          General Provisions.

(a)      Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may be amended, modified, terminated or waived only with the prior written consent of the Corporation and Holders owning a majority of the Registrable Securities; provided that no such amendment, modification, termination or waiver that would materially and adversely affect a Holder in a manner materially different than any other Holder shall be effective against such Holder without the consent of such Holder that is materially and adversely affected thereby. The failure or delay of any Person to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Person thereafter to enforce each and every provision of this Agreement in accordance with its terms. A waiver or consent to or of any breach or default by any Person in the performance by that Person of his, her or its obligations under this Agreement shall not be deemed to be a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person under this Agreement.

(b)     Remedies. The parties to this Agreement shall be entitled to enforce their rights under this Agreement specifically (without posting a bond or other security), to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that a breach of this Agreement would cause irreparable harm and money damages would not be an adequate remedy for any such breach and that, in addition to any other rights and remedies existing hereunder, any party shall be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement.

(c)     Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited, invalid, illegal or unenforceable in any respect under any applicable law or regulation in any jurisdiction, such prohibition, invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such prohibited, invalid, illegal or unenforceable provision had never been contained herein.

(d)     Entire Agreement. Except as otherwise provided herein, this Agreement contains the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way.

(e)     Successors and Assigns. Subject to Section 10, this Agreement shall bind and inure to the benefit and be enforceable by the Corporation and its permitted successors and assigns and the Holders and their respective permitted successors and assigns (whether so expressed or not). In addition, whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of Holders are also for the benefit of, and enforceable by, any subsequent or successor Holder.

(f)      Notices. Any notice, demand or other communication to be given under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when delivered personally to the recipient, (ii) when sent by electronic mail (so long as no “bounce back” or similar message of non-delivery is received with respect thereto) if sent during normal business hours of the recipient but, if not, then on the next Business Day, (iii) one Business Day after it is sent to the recipient by reputable overnight courier service (charges prepaid) or (iv) three Business Days after it is mailed to the recipient by first class mail, return receipt requested. Such notices, demands and other communications shall be sent to the Corporation at the address specified below and to any Initial Holder at its e-mail address or address set forth on its signature page hereto, or at such e-mail address or address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Any party may change such party’s address for receipt of notice by providing prior written notice of the change to the sending party as provided herein.

If to the Corporation:

Bed Bath & Beyond, Inc.
433 W. Ascension Way, 3rd Floor
Murray, UT 84123
Attention:     Melissa Smith, General Counsel
Email:           legal@beyond.com

with a copy, which will not constitute notice, to:

Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Attention: Timothy P. FitzSimons; Michael P. Heinz
Email:            tfitzsimons@sidley.com
mheinz@sidley.com

If to any Initial Holder, at its e-mail address or address set forth on its signature page hereto, or as may be subsequently modified by written notice to the Corporation given in accordance with this Section 15(f).

(g)     Business Days. If any time period for giving notice or taking action hereunder expires on a day that is not a Business Day, the time period shall automatically be extended to the immediately following Business Day.

(h)     Governing Law. All issues and questions concerning the construction, validity, interpretation and enforcement of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(i)     MUTUAL WAIVER OF JURY TRIAL. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

(j)       CONSENT TO JURISDICTION AND SERVICE OF PROCESS. EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE CITY AND COUNTY OF NEW YORK BOROUGH OF MANHATTAN, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS PARAGRAPH. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN SUCH COURT, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(k)       No Recourse. Notwithstanding anything to the contrary in this Agreement, the Corporation and each Holder agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement, shall be had against any current or future director, officer, employee, general or limited partner or member of any Holder or of any Affiliate or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Holder or any current or future member of any Holder or any current or future director, officer, employee, partner or member of any Holder or of any Affiliate or assignee thereof, as such, for any obligation of any Holder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

(l)          Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The use of the words “include” and “including” (and variations thereof) in this Agreement shall be by way of example rather than by limitation. The use of the word “or” shall not be deemed to be exclusive. The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found.

(m)       No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

(n)       Counterparts; Electronic Signatures. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by all parties hereto by electronic transmission in .PDF format shall be sufficient to bind all parties to the terms and conditions of this Agreement. Each party hereto intends that any electronic signatures complying with the U.S. federal ESIGN Act of 2000 (including DocuSign) constitute original signatures binding upon such party and that an electronic copy or counterpart of this Agreement containing signatures (original or electronic) of such party shall be deemed to be an original counterpart of this Agreement.

(o)      Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each party hereto shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and the transactions contemplated hereby.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties have executed this Registration Rights and Lock-Up Agreement effective as of the Effective Date set forth above.

BED BATH & BEYOND, INC.

By:
Name:
Title:

INITIAL HOLDERS:

[NAME]

By:
Name:
Title:

Address:

Attention:
Email:

[NAME]

By:
Name:
Title:

Address:

Attention:
Email:

[NAME]

By:
Name:
Title:

Address:

Attention:
Email:

[ADDITIONAL INVESTOR SIG PAGES TO BE ADDED AS NEEDED]

EXHIBIT A

Form of Joinder

REGISTRATION RIGHTS AND LOCK-UP AGREEMENT JOINDER

The undersigned is executing and delivering this Joinder pursuant to the Registration Rights and Lock-Up Agreement, dated as of [___], 202[_] (as the same may hereafter be amended, the “Agreement”), among Bed Bath & Beyond, Inc., a Delaware corporation (the “Corporation”), and each of the entities listed under the header “Initial Holders” on the signature pages thereto. Capitalized terms used in this Joinder have the meanings ascribed to them in the Agreement.

By executing and delivering this Joinder to the Corporation, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Agreement (including the obligations and restrictions set forth in Sections 7 and 8 of the Agreement), and the shares of Common Stock transferred to the undersigned by the Initial Holder in the manner contemplated in Section 7(b) of the Agreement shall be deemed to be Registrable Securities under the Agreement to the extent provided therein unless otherwise stated in the Agreement. The Corporation is directed to take notice of the address below the undersigned’s signature on this Joinder for all relevant purposes of Section 15(f) of the Agreement.

The undersigned confirms that he, she or it, as the case may be, is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

Accordingly, the undersigned has executed and delivered this Joinder as of the ____ day of _______________________, 20____.

Transferee:	[	]

By:
Name:
Title:

Address:

Attention:
Email:

EXHIBIT B

Form of Promissory Note

(See attached.)

B-1

EXHIBIT C

Form of Employment Agreement

(See attached.)

C-1

EXHIBIT D

Post-Closing Cooperation Agreement

(See attached.)

D-1

EXHIBIT E

Form of Subscription Agreement

(See attached.)

E-1